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As filed with the Securities and Exchange Commission on April 29, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GERMAN AMERICAN BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Indiana (State or Other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Code Number)	35-1547518 (IRS Employer Identification Number)

711 Main Street, Box 810
Jasper, Indiana 47547-0810
(812) 482-1314
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mark A. Schroeder
Chairman and Chief Executive Officer
German American Bancorp, Inc.
711 Main Street, Box 810
Jasper, Indiana 47547-0810
(812) 482-1314
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Jeremy E. Hill Bradley C. Arnett Bingham Greenebaum Doll LLP 2700 Market Tower 10 W. Market Street Indianapolis, Indiana 46204 (317) 635-8900	Caryn F. Price Wyatt, Tarrant & Combs, LLP 250 West Main Street Suite 1600 Lexington, KY 40507 (859) 233-2012

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this registration statement and upon the effective time of the merger described in the accompanying proxy statement/prospectus.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definition of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b 2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐ Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer) ☐

           The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this registration statement is to become effective in accordance with Section 8(a) of the Securities Act or until the registration statement becomes effective on the date the Commission, acting under Section 8(a), determines.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED APRIL 29, 2019 SUBJECT TO COMPLETION

PROSPECTUS OF GERMAN AMERICAN BANCORP, INC. FOR UP TO
1,665,692 SHARES OF COMMON STOCK AND
PROXY STATEMENT OF CITIZENS FIRST CORPORATION

         Citizens First Corporation (which we refer to as "Citizens First") proposes to merge with and into German American Bancorp, Inc. (which we refer to as "German American"). At the effective time of the proposed merger, each outstanding share of Citizens First's common stock would be converted into the right to receive:

  •
  0.6629 shares of German American common stock (or cash in lieu of fractional share interests), and

  •
  a cash payment of $5.80 (subject to reduction to the extent that Citizens First's consolidated common shareholders' equity is not at least equal to a certain level at the time of closing. See "THE MERGER AGREEMENT—Calculation of Possible Reduction in Cash Payments" on page 59).

         Because the exchange ratio is fixed (except for customary anti-dilution adjustments), if you receive German American common stock as consideration for all or a portion of your shares of Citizens First common stock, the implied value of the stock consideration that you will receive will depend on the market price of German American common stock when you receive your shares of German American common stock. On February 20, 2019, the last business day prior to the public announcement of the merger, the closing price of a share of German American common stock was $31.59, which based on the of 0.6629 exchange ratio and $5.80 per share cash consideration, represented an implied value of $26.74 per share of Citizens First common stock. On April 26, 2019, the most recent practicable trading day before this proxy statement/ prospectus was finalized, the closing price of a share of German American common stock was $29.49, which based on the of 0.6629 exchange ratio and $5.80 per share cash consideration, represented an implied value of $25.35 per share of Citizens First common stock. You should obtain current market prices for shares of German American common stock which is listed on the NASDAQ Global Select Market under the symbol "GABC."

         Citizens First will hold a special meeting of its shareholders to vote on the merger agreement proposal at the Carroll Knicely Institute for Economic Development and Public Service—South Campus, 2355 Nashville Road, Bowling Green, Kentucky, on June 25, 2019, at 10:00 a.m., local time. Your vote is important, because your failure to vote will have the same effect as your voting against the merger agreement proposal. Regardless of whether you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in the attached proxy statement/prospectus.

         Citizens First's board of directors unanimously recommends that you vote "FOR" the merger.

         This proxy statement/prospectus describes the special meeting, the merger agreement proposal, the German American shares to be issued in the merger, the manner of calculation of the number of German American shares to be issued and the amount of cash to be paid for each Citizens First common share in the merger, and other related matters. Please carefully read this entire document, including "Risk Factors" beginning on page 26, for a discussion of the risks relating to the merger agreement proposal and the German American common shares. Information about German American is included in this document and in documents that German American has filed with the Securities and Exchange Commission. See "WHERE YOU CAN FIND MORE INFORMATION," on page 91.

         Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

         The common shares of German American are traded on the NASDAQ Global Select Market under the symbol "GABC," and the common shares of Citizens First are traded on the NASDAQ Global Market under the symbol "CZFC."

         All information in this proxy statement/prospectus concerning German American and its subsidiaries has been provided by German American, and all information in this proxy statement/prospectus concerning Citizens First has been provided by Citizens First.

         You should rely only on the information contained in this proxy statement/prospectus to vote on the proposals to Citizens First's shareholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus.

         You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date below, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of German American shares as contemplated by the merger agreement shall create any implication to the contrary.

This proxy statement/prospectus is dated [    •    ], 2019, and it is first being mailed to Citizens First Corporation shareholders on or about [    •    ], 2019.

AVAILABLE INFORMATION

        As permitted by the rules of the Securities and Exchange Commission (the "SEC"), this proxy statement/prospectus incorporates important information about German American from other documents that are not included or delivered with this document. You may request, either orally or in writing, a copy of the documents incorporated by reference by German American in this proxy statement/prospectus without charge by requesting them in writing or by telephone from German American at the following addresses and telephone number:

  German American Bancorp, Inc.
  711 Main Street, Box 810
  Jasper, Indiana 47547-0810
  Attention: Terri Eckerle
  Telephone: (812) 482-1314

        If you would like to request documents, please do so by Tuesday, June 18, 2019, in order to receive them before Citizens First's special meeting.

        You also can obtain documents incorporated by reference in this document through the SEC's website at www.sec.gov. See "WHERE YOU CAN FIND MORE INFORMATION," on page 91.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 25, 2019

        A special meeting of shareholders of Citizens First Corporation, a Kentucky corporation ("Citizens First"), will be held at 10:00 a.m., local time, on June 25, 2019 at the Carroll Knicely Institute for Economic Development and Public Service—South Campus, 2355 Nashville Road, Bowling Green, Kentucky. Any adjournments or postponements of the special meeting will be held at the same location unless otherwise announced at the conclusion of the adjourned or postponed meeting session.

        At the special meeting, you will be asked:

          1.     to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of February 21, 2019 (which we refer to as "the merger agreement"), which has been entered into by and among Citizens First, German American Bancorp, Inc., Citizens First Bank, Inc., and German American Bank (including the related plan of merger in the form that is attached to the merger agreement), and thereby to approve the transactions contemplated by the merger agreement, including the merger of Citizens First into German American Bancorp, Inc.;

          2.     to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to certain executive officers of Citizens First in connection with the merger;

          3.     to approve one or more adjournments of the special meeting (upon the motion of any shareholder of record entitled to vote on the merger proposal duly made and seconded) if necessary to permit further solicitation of proxies in favor of the merger agreement and the related plan of merger; and

          4.     to transact such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.

        The accompanying proxy statement/prospectus describes the merger agreement and the proposed merger in detail, and includes a copy of the merger agreement (which includes the plan of merger) attached as Annex A. We urge you to read these materials carefully. The proxy statement/prospectus (and Annex A) forms a part of this notice.

        Shareholders of Citizens First have dissenters' rights with respect to the merger under the Kentucky Business Corporation Act. Shareholders who assert their dissenters' rights and comply with the procedural requirements of Subtitle 13 of the Kentucky Business Corporation Act will be entitled to receive payment of the fair value of their shares in cash in accordance with Kentucky law. A copy of Subtitle 13 of the Kentucky Business Corporation Act is attached as Annex C to the accompanying proxy statement/prospectus.

        The board of directors of Citizens First unanimously recommends that Citizens First shareholders vote "FOR" (1) the proposal to approve the merger agreement, (2) the proposal to approve merger-related compensation (on an advisory basis), and (3) the proposal to approve adjournments.

        The board of directors of Citizens First has fixed the close of business on May 1, 2019 as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Approval of the merger agreement proposal requires the affirmative vote of at least a majority of the issued and outstanding shares of Citizens First common stock. Approval of the merger-related compensation proposal and the adjournment proposal each requires that more shares of Citizens First common stock be voted in favor of the proposal than are voted against it.

        To ensure your representation at the special meeting, please follow the voting procedures described in the accompanying proxy statement/prospectus. Submitting your proxy will not prevent you from voting in person. Your proxy may be revoked at any time before it is voted.

        If you have any questions or need assistance voting your shares, please contact the undersigned at (270) 393-0700.

By Order of the Board of Directors
M. Todd Kanipe, President and Chief Executive Officer Bowling Green, Kentucky [•], 2019

QUESTIONS AND ANSWERS

        The following questions and answers are intended to address some commonly-asked questions regarding the proposed merger and the special meeting. These questions and answers may not address all the questions that may be important to you as one of Citizens First's shareholders. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus and the annexes to this proxy statement/prospectus.

Q:
What am I being asked to vote on? What is the proposed transaction?

A:
You are being asked to vote on a proposal to approve a merger agreement (including the related plan of merger) between Citizens First Corporation (which we refer to as "Citizens First") and German American Bancorp, Inc. (which we refer to as "German American"), and the transactions contemplated by the merger agreement, including the merger of Citizens First with and into German American. We refer to this proposal as the "merger agreement proposal." As a result of the merger contemplated by the merger agreement proposal, Citizens First will cease to exist and Citizens First's bank subsidiary, Citizens First Bank, Inc. (which we refer to as "Citizens First Bank"), will merge into German American's bank subsidiary (which is named "German American Bank").

  You are also being asked to vote:

  •
  to approve, on an advisory (non-binding) basis, compensation that certain executive officers of Citizens First will or may receive that is based on or otherwise relates to the merger, which we refer to as the "merger-related compensation proposal;"

  •
  to approve one or more adjournments of the special meeting that will be convened to consider approving the merger agreement proposal (upon the motion of any shareholder of record entitled to vote thereon duly made and seconded) if necessary to permit further solicitation of proxies in favor of the merger agreement proposal, which we refer to as the "adjournment proposal;" and

  •
  on such other matters that may be properly presented at the special meeting or any adjournment or postponement of the special meeting. Citizens First's Board is not aware of any such other matters.

Q:
What will I be entitled to receive in the merger?

A:
If the merger is completed, and you continue through the effective time of the merger to hold your shares of Citizens First common stock (other than Dissenting Shares as described below), you will be entitled to receive for (or in respect of) each of those shares of Citizens First common stock both:

•
0.6629 shares of German American common stock (and cash in lieu of any fractional share interests), and

•
a cash payment of $5.80 (subject to reduction to the extent that Citizens First's consolidated common shareholder's equity is not at least equal to a certain level at the time of closing. See "THE MERGER AGREEMENT—Calculation of Possible Reduction in Cash Payments" on page 59).

  It is currently expected that the former shareholders of Citizens First as a group will receive approximately 6.3% of the outstanding shares of German American immediately after the merger.

  The beneficial owners of shares of Citizens First common stock held in the Citizens First Bank 401(k) Profit Sharing Plan (the "CFB 401(k) Plan") immediately prior to the effective time of the merger (other than Dissenting Shares) will be entitled to receive a cash payment equal to (a) $5.80, plus (b) the product of the exchange ratio multiplied by the greater of (i) the average trading price of German American common stock during the 20 trading days ending on the trading day that is the second business day preceding the closing, and (ii) the closing trading price of the German American common stock on the trading day that is the first business day preceding the closing date of the merger, each as reported by Bloomberg, L.P. (or if not reported therein, in another authoritative source mutually selected by the parties), for each share of Citizens First common stock (the "401(k) Cash Payment").

Q:
Am I entitled to "dissenters' rights" (sometimes also called "appraisal rights")?

A:
Yes. The shareholders of Citizens First have dissenters' rights with respect to the merger as described in the section entitled "THE MERGER AGREEMENT—Dissenters' Rights of Appraisal" beginning on page 69 of this proxy statement/prospectus. Shares of Citizens First common stock that are issued and outstanding immediately prior to the effective time of the merger and which are held by persons who have properly exercised, and not withdrawn or waived, their dissenters' rights ("Dissenting Shares") in accordance with the Kentucky Business Corporation Act ("KBCA") will not be converted into the right to receive the merger consideration described in the preceding answer. Instead, those holders will be entitled to receive, in lieu of the merger consideration, payment of the fair value of their Dissenting Shares in accordance with the provisions of the KBCA unless and until those holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the KBCA.

Q:
Why do Citizens First and German American want to merge?

A:
Citizens First's board of directors believes that the offer of 0.6629 shares of German American common stock plus $5.80 in cash for each share of Citizens First common stock is attractive from a financial perspective, and that the proposed merger will provide Citizens First shareholders with substantial benefits in light of German American's financial strength, the stock price performance and greater liquidity of its shares, and the prospects for the combined company. Citizens First's board of directors also believes that the merger presents a more certain opportunity to enhance shareholder value for Citizens First's shareholders than remaining independent.

  German American believes that strengthening its operations in the Bowling Green, Kentucky market area and expanding in the other market areas where Citizens First operates offers financial and strategic benefits to German American and Citizens First as a combined company.

  To review the reasons for the merger in more detail, see "THE MERGER—German American's Reasons for the Merger" on page 40 and "THE MERGER—Citizens First's Reasons for the Merger and Recommendation of its Board of Directors" on page 38.

Q:
Why am I being asked to cast an advisory (non-binding) vote to approve the compensation payable to certain Citizens First officers in connection with the merger?

A:
The Securities and Exchange Commission (the "SEC"), in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), has adopted rules that require Citizens First to seek an advisory (non-binding) vote with respect to certain payments that are payable to Citizens First's named executive officers in connection with the merger.

Q:
What will happen if Citizens First's shareholders do not approve such compensation at the special meeting?

A:
Citizens First shareholder approval of the compensation payable to certain of Citizens First's executive officers in connection with the merger is not a condition to completion of the merger.

  The vote with respect to such compensation is an advisory vote and will not be binding on Citizens First (or German American after the merger) regardless of whether the merger agreement is approved. Accordingly, because the compensation to be paid to certain Citizens First executive officers in connection with the merger is contractual, such compensation will be payable if the merger is completed regardless of the outcome of the advisory vote.

Q:
What constitutes a quorum for the special meeting?

A:
The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Citizens First common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What vote is required to adopt the proposals at the special meeting?

A:
Approval of the merger agreement proposal requires the affirmative vote of at least a majority of the issued and outstanding shares of Citizens First common stock. Abstentions (and broker non-votes, if any) will have the same effect as shares voted "AGAINST" the merger agreement proposal.

  Approval of the merger-related compensation proposal and the adjournment proposal each requires the holders of more shares of Citizens First common stock voting in favor of the proposal than voting against the proposal. Abstentions and broker non-votes will not be treated as "no" votes and, therefore, will have no effect on that proposal.

  As discussed under "THE SPECIAL MEETING—Voting Agreement with Citizens First Directors," the directors of Citizens First are parties to a voting agreement with German American pursuant to which the directors have agreed to vote all shares of Citizens First common stock beneficially owned by them in favor of the merger agreement proposal. As of the record date, the directors beneficially owned and were entitled to vote an aggregate of 210,938 shares of Citizens First common stock at the special meeting, or 8.3% of the outstanding shares.

Q:
Who is entitled to vote at the Citizens First special meeting?

A:
Holders of shares of Citizens First common stock at the close of business on May 1, 2019, which is the record date, are entitled to vote on the proposal to approve the merger agreement and the adjournment proposal at the Citizens First special meeting. As of the record date, 2,547,042 shares of Citizens First common stock were outstanding and entitled to vote.

Q:
How many shares do Citizens First's directors and executive officers control?

A:
As of the record date for the special meeting, Citizens First's directors and executive officers (in the aggregate) have the sole or shared right to vote approximately 225,923 of the outstanding shares of Citizens First common stock, or approximately 8.9% of those shares then outstanding. See "THE SPECIAL MEETING—Beneficial Ownership of Citizens First Common Stock by Certain Shareholders" on page 32.

Q:
When and where is the Citizens First special meeting?

A:
The special meeting of Citizens First shareholders is scheduled to take place at the Carroll Knicely Institute for Economic Development and Public Service—South Campus, 2355 Nashville Road, Bowling Green, Kentucky, at 10:00 a.m., local time, on June 25, 2019.

Q:
If I plan to attend the Citizens First special meeting in person, should I still grant my proxy?

A:
Yes. Whether or not you plan to attend the Citizens First special meeting, you should grant your proxy as described in this proxy statement/prospectus. The failure of a Citizens First shareholder to vote in person or by proxy will have the same effect as a vote "AGAINST" approval of the merger agreement and related plan of merger.

Q:
What is the recommendation of the Citizens First board of directors?

A:
The Citizens First board of directors has determined that the merger agreement (including the plan of merger attached as Appendix A to that agreement) and the merger contemplated by the merger agreement are advisable, fair to, and in the best interests of, Citizens First and its shareholders. The Citizens First board of directors unanimously recommends that you vote "FOR" (1) approval of the merger agreement proposal; (2) approval of the merger-related compensation proposal; and (3) approval of the adjournment proposal.

Q:
What do I need to do now to vote my shares of Citizens First?

A:
After you have carefully read and considered the information contained in this proxy statement/prospectus, please vote your shares now by using one of the following methods:

•
By Phone:    by calling 1-800-PROXIES (1-800-776-9437) and following the instructions given;

•
By Internet:    by accessing www.voteproxy.com and following the instructions; or

•
By Mail:    by completing, signing, dating and returning the proxy card or voting form that accompanies this proxy statement/prospectus in the enclosed prepaid return envelope as soon as possible.

  Properly submitting a proxy by any of these methods will enable your shares to be represented and voted at the special meeting.

  The deadline for submitting a proxy by telephone or via the Internet as a shareholder of record is 11:59 p.m., Central Time, on June 24, 2019. If you vote by telephone or over the Internet, you do NOT need to return your proxy card.

Q:
If my shares are held in "street name" by my broker, will they automatically vote my shares for me?

A:
No. Your broker will not be able to vote your shares of Citizens First common stock on the proposal to adopt the merger agreement, the proposal on merger-related compensation (on an advisory basis) or the proposal for adjournment of the special meeting unless you provide instructions on how to vote. Please instruct your broker how to vote your shares, following the directions that your broker provides. If you do not provide instructions to your broker on the proposal to adopt the merger agreement, the proposal on merger-related compensation (on an advisory basis) or the proposal to adjourn the special meeting, your shares will not be voted. This will have the effect of voting "AGAINST" the adoption of the merger agreement, and will not be counted for purposes of the merger-related compensation proposal or the adjournment proposal. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q:
How do I vote shares held in the CFB 401(k) Plan (i.e., the Citizens First Bank 401(k) Profit Sharing Plan)?

A:
Under the terms of the CFB 401(k) Plan, which is maintained by Citizens First for its employees and the employees of its subsidiary, each CFB 401(k) Plan participant instructs Kentucky Trust Company, as the administrator and record holder of shares under the CFB 401(k) Plan, how to vote the shares of Citizens First common stock allocated to his or her account under the CFB 401(k) Plan. If a participant properly executes the voting instruction card distributed by the administrator, the administrator will vote such participant's shares in accordance with the shareholder's instructions. If an instruction card is returned with no specific instructions as to how to vote at the special meeting, the administrator will vote the shares in favor of both the merger proposal and the adjournment proposal. With respect to the shares held in the CFB 401(k) Plan but not allocated to any participant's account, and any shares allocated to an account for which the administrator receives no voting instructions, the administrator will vote those shares in the same proportion as CFB 401(k) Plan participants have instructed the administrator to vote their shares on each of the merger proposal and the adjournment proposal, so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act.

Q:
May I change or revoke my vote after submitting a proxy?

A:
Yes. If you have not voted through your broker, you can change your vote by:

•
providing written notice of revocation to the Secretary of Citizens First, which must be filed with the Secretary by the time the special meeting begins;

•
submitting a new proxy card (any earlier proxies will be revoked automatically);

•
casting a new vote by telephone or Internet (only your last proxy submitted prior to the meeting will be counted); or

•
attending the special meeting and voting in person. Any earlier proxy will be revoked.

  However, simply attending the special meeting without voting will not revoke your proxy.

  If you have instructed a broker to vote your shares, you must follow your broker's directions to change your vote.

Q:
What are the material U.S. federal income tax consequences of the merger to me?

A:
German American and Citizens First expect the merger to qualify as a "reorganization" (within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code")) for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes:

•
Citizens First shareholders generally will recognize gain (but not loss) in an amount not to exceed the cash received as part of the merger consideration and will recognize gain or loss with respect to any cash received in lieu of fractional shares of German American common stock; and

•
Citizens First shareholders will not recognize gain (or loss) as a result of receiving shares of German American common stock in the merger.

  To review the tax consequences of the merger to Citizens First shareholders in greater detail, please see the section "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES" beginning on page 86. Your individual tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:
When is the merger expected to be completed?

A:
We will try to complete the merger as soon as possible. Before that happens, the merger agreement (including the plan of merger) must be approved by Citizens First's shareholders and we must obtain the necessary regulatory approvals. Assuming shareholders vote at least a majority of the issued and outstanding shares of Citizens First common stock in favor of the merger agreement proposal at the scheduled shareholders meeting (without the need for any adjournment) and we obtain the other necessary approvals in a timely fashion, we hope to close the merger effective July 1, 2019. Prior to that date, German American would file the necessary documents with the appropriate offices of the State of Indiana and the Commonwealth of Kentucky to cause the mergers to become effective. Those documents would specify an "effective time" of the merger of 12:01 a.m. (Eastern time) on July 1, 2019.

Q:
Is completion of the merger subject to any conditions besides shareholder approval?

A:
Yes. The transaction must receive the required regulatory approvals, dissenting shareholders must not represent twenty percent (20%) or more of the outstanding shares of Citizens First common stock, and other customary closing conditions must be satisfied (or waived, if applicable). To review the conditions of the merger in more detail, see "THE MERGER AGREEMENT—Conditions to Completion of the Merger" on page 65.

Q:
Should I send in my stock certificates now?

A:
No. You SHOULD NOT send in any stock certificates now. If the merger is approved and completed, transmittal materials, with instructions for their completion, will be provided to all shareholders of Citizens First under separate cover. Only then should you send the stock certificates in accordance with those instructions.

Q:
Who can answer my other questions?

A:
If you have more questions about the merger, or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy form, you should contact M. Todd Kanipe, President and CEO, Citizens First Corporation, 1065 Ashley Street, Bowling Green, Kentucky 42103, telephone (270) 393-0700. You may also contact Laurel Hill Advisory Group, LLC, the proxy solicitor for Citizens First, 2 Robbins Lane, Suite 201, Jericho, New York 11753—banks and brokers please call (516) 933-3100, and all others please call, toll-free, (888) 742-1305.

SUMMARY

        The following summary, together with the section of the proxy statement/prospectus entitled "Questions and Answers," highlight selected information contained in this proxy statement/prospectus. It may not contain all of the information that might be important in your consideration of the merger agreement and the proposed merger. We encourage you to carefully read this proxy statement/prospectus (including the documents that are annexed to this document and listed in the Table of Contents) in their entirety before voting. See "WHERE YOU CAN FIND MORE INFORMATION" on page 91.

        In this proxy statement/prospectus, the term "Citizens First" refers to Citizens First Corporation, the term "German American" refers to German American Bancorp, Inc., the terms "we" or "us" or "our" refer to Citizens First and German American, the term "merger agreement" refers to that certain Agreement and Plan of Reorganization, dated as of February 21, 2019, as it may be amended from time to time, among German American, Citizens First, and their banking subsidiaries, a copy of which is attached as Annex A to this proxy statement/prospectus, the term "merger" refers to the merger of Citizens First with and into German American pursuant to the merger agreement, and the term "shares" refers to the shares of common stock of German American or Citizens First (as applicable in context). Where appropriate, we have set forth a section and page reference directing you to a more complete description of the topics described in this summary.

Information about the Companies

German American Bancorp, Inc. (page 76)
711 Main Street, Box 810
Jasper, Indiana 47547-0810
(812) 482-1314

        German American, an Indiana corporation, is a bank holding company based in Jasper, Indiana. German American (through its bank subsidiary) operates 65 banking offices in 20 contiguous southern Indiana counties and four Kentucky counties. German American also owns an investment brokerage subsidiary (German American Investment Services, Inc.) and a full line property and casualty insurance agency (German American Insurance, Inc.). As of December 31, 2018, German American had total assets of approximately $3.9 billion, total loans of approximately $2.7 billion, total deposits of approximately $3.1 billion, and total shareholders' equity of $458.6 million.

Citizens First Corporation (page 77)
1065 Ashley Street, Suite 150
Bowling Green, Kentucky 42103
(270) 393-0700

        Citizens First, a Kentucky corporation, is a bank holding company based in Bowling Green, Kentucky. Citizens First operates, through its wholly-owned subsidiary, Citizens First Bank, Inc., nine (9) bank branch locations in the Kentucky counties of Barren, Hart, Simpson and Warren. As of December 31, 2018, Citizens First had total assets of $476.0 million, total loans of $371.5 million, deposits of $388.6 million and stockholders' equity of $50.0 million.

The Merger and the Merger Agreement (pages 36 and 58)

        Citizens First's merger into German American is governed by the merger agreement, and the related plan of merger that is an exhibit to the merger agreement. The merger agreement provides that, if all of the conditions are satisfied or waived, Citizens First will be merged with and into German American with German American surviving the merger and Citizens First ceasing to exist. We encourage you to read the merger agreement, which is included as Annex A to this proxy statement/prospectus.

What Citizens First Shareholders Will Receive as a Result of the Merger (page 59)

        If the merger is completed, each share of Citizens First common stock that you own of record immediately before the effective time of the merger (other than Dissenting Shares and shares held by the CFB 401(k) Plan) will be converted at the effective time into the right to receive 0.6629 shares of German American common stock and a cash payment of $5.80. Cash will be paid in lieu of any fractional German American share interests, and the cash payment per share is subject to reduction to the extent that Citizens First's consolidated common shareholders' equity is not at least equal to a certain level at the time of closing. See "THE MERGER AGREEMENT—Calculation of Possible Reduction in Cash Payments" on page 59).

        Because the exchange ratio is fixed (except for customary anti-dilution adjustments), if you receive German American common stock as consideration for all or a portion of your shares of Citizens First common stock, the implied value of the stock consideration that you will receive will depend on the market price of German American common stock when you receive your shares. On April 26, 2019, the most recent practicable trading day before this proxy statement/prospectus was finalized, the closing price of a share of German American common stock was $29.49, which based on the of 0.6629 exchange ratio and $5.80 per share cash consideration, represented an implied value of $25.35 per share of Citizens First common stock. It is currently expected that the former shareholders of Citizens First as a group will receive approximately 6.3% of the outstanding shares of German American immediately after the merger.

Board of Directors of German American (and its Bank Subsidiary) Following Completion of the Merger (page 68)

        After completion of the merger, German American will appoint one (1) person who is currently a member of the Citizens First board of directors (chosen by German American after consultation with Citizens First) to the German American board of directors. As of the date of this proxy statement/prospectus, it has not yet been determined which Citizens First director will be appointed to the German American board of directors. The board of directors of German American and of its banking subsidiary will otherwise be the same as the boards of directors of such companies immediately prior to the effective time of the merger. Information about the current German American directors and executive officers can be found in German American's Annual Report on Form 10-K for its year ended December 31, 2018, which is incorporated by reference into, and forms part of, this proxy statement/prospectus.

Recommendation of Citizens First Board of Directors (page 38)

        The Citizens First board of directors has approved and adopted the merger agreement and the proposed merger. The Citizens First board believes that the merger agreement, including the merger and the other transactions contemplated by the merger agreement, is advisable and fair to, and in the best interests of, Citizens First and its shareholders, and therefore unanimously recommends that Citizens First shareholders vote "FOR" the: (1) approval of the merger agreement proposal; (2) approval of the merger-related compensation proposal (on an advisory basis); and (3) approval of the adjournment proposal. In reaching this decision, Citizens First's board of directors considered many factors, which are described in the section captioned "THE MERGER—Citizens First's Reasons for the Merger and Recommendation of its Board of Directors" beginning on page 38. Because of the wide variety of factors considered, Citizens First's board of directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

Opinion of Citizens First's Financial Advisor (page 41)

        In connection with the merger, Keefe, Bruyette & Woods, Inc. ("KBW") delivered a written opinion, dated February 21, 2019, to the Citizens First board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Citizens First common stock of the merger consideration in the merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex B to this proxy statement/prospectus. The opinion was for the information of, and was directed to, the Citizens First board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Citizens First to engage in the merger or enter into the merger agreement or constitute a recommendation to the Citizens First board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Citizens First common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

Regulatory Approvals (page 56)

        Under the terms of the merger agreement, the merger cannot be completed until German American and Citizens First and their bank subsidiaries have received the necessary regulatory approvals for the merger of Citizens First and German American and the merger of their bank subsidiaries. Filings have been made with all regulatory authorities that are believed by German American and Citizens First to have authority to grant such approvals, and such filings are under consideration by such authorities but have not yet been approved as of the date of this proxy statement/prospectus.

Conditions to Completion of the Merger (page 65)

        The completion of the merger is subject to the fulfillment of a number of conditions, including:

  •
  approval of the merger agreement by the holders of at least a majority of Citizens First's issued and outstanding common shares;

  •
  dissenting shares must not represent twenty percent (20%) or more of the outstanding shares of Citizens First common stock;

  •
  approval of the transaction by the appropriate regulatory authorities; and

  •
  the representations and warranties made by the parties in the merger agreement must be true in all material respects as of the closing date of the merger, except for such changes as have not had, and cannot reasonably be expected to have, a "material adverse effect" as defined in the merger agreement.

Termination (page 67)

        The merger agreement may be terminated by mutual consent of German American and Citizens First at any time before articles of merger are filed with the Indiana Secretary of State and the Kentucky Secretary of State. Additionally, subject to conditions and circumstances described in the merger agreement, either German American or Citizens First may terminate the merger agreement prior to the filing of the articles of merger if, among other things, any of the following occur:

  •
  the closing of the merger has not occurred by October 1, 2019;

  •
  Citizens First's shareholders do not adopt the merger agreement at the special meeting by the requisite vote;

  •
  there is a material breach by the other party of any representation or warranty contained in the merger agreement (other than those breaches that together with other breaches arising after the date of the merger agreement, do not have a "material adverse effect" on such other party as defined by the merger agreement, which breach cannot be cured, or has not been cured within 30 days after the giving of written notice to the other party of such breach);

  •
  there is a breach by the other party in any material respect of any of its covenants or agreements contained in the merger agreement, which breach cannot be cured, or has not been cured within 30 days after the giving of written notice to the other party of such breach; or

  •
  certain adverse regulatory determinations.

        In addition, German American may terminate the merger agreement if Citizens First breaches its notice obligations related to an acquisition transaction, or does not terminate all discussions, negotiations and information exchanges related to such inquiry, proposal, indication of interest or offer related to an acquisition transaction within forty-five (45) days after the first communication between Citizens First or Citizens First Bank and the third party and does not provide German American with written notice of such termination.

Termination Fee (page 68)

        If (i) Citizens First breaches its notice obligations related to an acquisition transaction, or does not terminate all discussions, negotiations and information exchanges related to such inquiry, proposal, indication of interest or offer related to an acquisition transaction within forty-five (45) days after the first communication between Citizens First or Citizens First Bank and the third party and does not provide German American with written notice of such termination or (ii) Citizens First's board of directors should fail to include its recommendation to shareholders of Citizens First that they vote in favor of the merger at the special meeting, or should withdraw its recommendation following Citizens First's receipt of a proposal from another party to engage in a business combination, and, in either case, the merger agreement is terminated as a result, then Citizens First would owe German American a termination fee of $2,500,000.

Interests of Officers and Directors in the Merger That are Different From Yours (page 54)

        In considering the recommendation of the board of directors of Citizens First to adopt the merger agreement, you should be aware that executive officers and directors of Citizens First have (or had) employment and other compensation agreements or plans that give them (or gave them) interests in connection with the merger that may be different from, or in addition to, their interests as Citizens First shareholders. These current or former interests and agreements include:

  •
  In consideration for the efforts necessary to effectuate the closing of the merger, Citizens First entered into a Success Bonus Agreement (the "Bonus Agreements") with each of M. Todd Kanipe, President and CEO of Citizens First, Steve Marcum, Executive Vice President and CFO of Citizens First, Marc Lively, Executive Vice President and Chief Credit Officer of Citizens First, and Kim M. Thomas, Executive Vice President of Retail Banking (each, a "Citizens First Executive"). The Bonus Agreements provide that Citizens First will pay to the Citizens First Executive a success bonus immediately prior to the closing of the merger (the "Success Bonus"), in accordance with and subject to the terms and conditions set forth in the Bonus Agreements. Under the Bonus Agreements, each of Mr. Kanipe, Mr. Marcum, Mr. Lively and Ms. Thomas will receive a Success Bonus in the amount of $749,389, $583,623, $550,920 and $303,099, respectively.

  •
  Each Citizens First Executive has received certain performance unit awards under the Citizens First Corporation 2015 Incentive Plan (the "Performance Units"). As a result of the merger, the applicable periods of restriction for the Performance Units will be deemed to have lapsed and Citizens First shall, immediately prior to the closing of the merger, pay to Mr. Kanipe, Mr. Marcum, Mr. Lively and Ms. Thomas a cash payment in the amount of $84,542, $52,772, $49,421 and $19,185, respectively (the "Performance Unit Cash Payments"), provided that the Citizens First Executive remains employed by Citizens First through the payment date. The determination of the Performance Unit Cash Payments assumes that the merger will become effective as of July 1, 2019 and a share price for Citizens First common stock of $25.58 (which, for purposes of these estimates, was based on the average closing market price of Citizens First's common stock over the first five business days following the public announcement of the merger).

  •
  Each Citizens First Executive has entered into a Transition Employment Agreement with German American (each, a "Transition Employment Agreement"), providing the Citizens First Executive employment with German American or one of its affiliates following consummation of the merger.

  •
  The Transition Employment Agreement for each of Mr. Kanipe, Mr. Lively and Ms. Thomas provides for (i) a term of three (3) years, subject to certain termination provisions, (ii) an annual salary of $180,000, $180,000 and $125,000, respectively, (iii) a retirement allowance equal to five (5%) percent of his base salary, (iv) participation in German American's management incentive programs, and (iv) receipt of all benefits otherwise provided to full-time employees of German American and in accordance with German American's policies. Notwithstanding the foregoing, the Transition Employment Agreement for each of Mr. Kanipe, Mr. Lively and Ms. Thomas provides that the employee's annual W-2 compensation will not be less than $300,000, $280,000 and $170,000, respectively, subject to the other conditions in the applicable Transition Employment Agreement. The Transition Employment Agreement for each of Mr. Kanipe, Mr. Lively and Ms. Thomas provides that, if the employee is terminated in the first twelve months of the term without cause (as defined in the applicable Transition Employment Agreement), German American shall pay the employee an amount equal to twelve (12) months of the employee's annual guaranteed compensation, subject to the other terms and conditions described in the applicable Transition Employment Agreement.

  •
  The Transition Employment Agreement for Mr. Marcum provides for (i) a term of six (6) months, subject to certain termination provisions, (ii) an annual salary of $212,226, and (iii) receipt of all benefits otherwise provided to full-time employees of German American and in accordance with German American's policies. Mr. Marcum's Transition Employment Agreement provides that, if the Transition Employment Agreement expires pursuant to its terms or if he is terminated without cause (as defined in the Transition Employment Agreement), German American shall pay Mr. Marcum an amount equal to six (6) months of his annual salary, subject to the other terms and conditions described in his Transition Employment Agreement.

  •
  One person who is currently a member of the Citizens First board of directors will be appointed to the German American board of directors, and all independent directors currently serving on the Citizens First Bank board of directors, other than the director appointed to German American's board, will be appointed to a newly created Regional Advisory Board of German American, and each will be entitled to receive compensation from German American for their services on these boards. As of the date of this proxy statement/prospectus, it has not yet been determined which Citizens First director will be appointed to the German American board of directors; and

  •
  Citizens First officers and directors are entitled to indemnification and directors' and officers' liability insurance.

Certain Differences in Shareholder Rights (page 78)

        When the merger is completed, Citizens First shareholders, whose rights are governed by Kentucky law and Citizens First's articles of incorporation and bylaws, will become German American shareholders and their rights will be governed by Indiana law, and by German American's articles of incorporation and bylaws. Certain differences in the rights of Citizens First shareholders in respect of their shares will result.

Dissenters' Rights of Appraisal (page 69)

        If the merger agreement is approved and the merger is consummated, each shareholder of Citizens First who dissents from the merger will have the right to be paid the "fair value" of his or her shares of Citizens First common stock in cash, provided that the shareholder complies with Subtitle 13, Chapter 271B, Title XXIII of the Kentucky Revised Statutes. See "THE MERGER AGREEMENT—Dissenters' Rights of Appraisal" and Annex C.

Prohibition on Citizens First's Solicitation of Other Offers and Having Discussions with Potential Acquirors (page 63)

        The merger agreement prohibits Citizens First from soliciting offers from any other party that might also be interested in acquiring Citizens First, and from discussing a potential proposal with (including providing information to) any interested third party that might (despite the lack of any solicitation by Citizens First) reach out to it with regard to such an alternative proposal to the merger with German American, except to the extent such discussions may be required under fiduciary duties applicable to the Citizens First directors under Kentucky law.

Dividends and Distributions (page 56)

        Under the terms of the merger agreement, prior to the closing of the merger, Citizens First is prohibited from declaring or paying any cash dividend or other distribution to Citizens First shareholders, except Citizens First's quarterly cash dividend in an amount not to exceed $0.07 per share; provided, however, Citizens First and German American will coordinate Citizens First's dividend schedule for the quarter in which the merger closing occurs so that Citizens First's shareholders do not receive dividends for shares of both German American common stock and Citizens First common stock for the same calendar quarter.

Material U.S. Federal Income Tax Consequences of the Merger (page 86)

        German American and Citizens First expect the merger to qualify as a "reorganization" (within the meaning of Section 368(a) of the Code) for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes, as a result of the merger:

  •
  Citizens First shareholders will recognize gain (but not loss) in an amount not to exceed the cash received as part of the merger consideration and will recognize gain or loss with respect to any cash received in lieu of fractional shares of German American common stock; and

  •
  Citizens First shareholders will not recognize gain (or loss) as a result of their receiving shares of German American common stock in the merger.

See "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES" on page 86 for a summary of the material U.S. federal income tax consequences of the merger to U.S. holders of Citizens First common stock.

        Because individual circumstances may differ, each shareholder should, at their own expense, consult such shareholder's tax advisor regarding the applicability of the rules discussed in this proxy statement/prospectus to the shareholder and the particular tax effects to the shareholder of the merger and the holding or disposing of German American shares in light of such shareholder's particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the transactions described in this proxy statement/prospectus relating to equity compensation and benefit plans.

Special Meeting

Date, Time and Place (page 31)

        The special meeting of Citizens First shareholders is scheduled to be held at the Carroll Knicely Institute for Economic Development and Public Service—South Campus, 2355 Nashville Road, Bowling Green, Kentucky 42103, at 10:00 a.m., local time, on June 25, 2019. At the Citizens First special meeting, you will be asked:

          1.     to consider and vote upon a proposal to approve the merger agreement and related plan of merger and thereby approve the transactions contemplated by the merger agreement, including the merger of Citizens First into German American;

          2.     to vote on a proposal, on an advisory (non-binding) basis, of compensation that may become payable to certain executive officers of Citizens First in connection with the merger;

          3.     to approve one or more adjournments of the special meeting if necessary to permit further solicitation of proxies in favor of the merger agreement and the related plan of merger; and

          4.     to vote upon such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.

Record Date (page 31)

        Only Citizens First shareholders of record as of the close of business on May 1, 2019, are entitled to notice of, and to vote at, the Citizens First special meeting and any adjournments or postponements of the Citizens First special meeting. As of the close of business on the record date, there were 2,547,042 shares of Citizens First common stock outstanding and entitled to vote at the meeting.

Attending in Person (page 34)

        All Citizens First shareholders of record as of the record date for the special meeting may attend the special meeting. WHETHER OR NOT YOU INTEND TO ATTEND THE SPECIAL MEETING, IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED. Accordingly, please vote your shares by telephone, over the Internet or by signing, dating and returning the enclosed proxy card. If you do attend the special meeting and desire to vote in person, you may do so by submitting a new proxy card at the meeting and any earlier proxies will be revoked automatically.

How to Vote (page 34)

        Citizens First shareholders may vote their shares at the special meeting:

        In Person:    by attending the special meeting and voting their shares in person;

        By Mail:    by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed post-prepaid envelope;

        By Phone:    by calling 1-800-PROXIES (1-800-776-9437) and following the instructions given; or

        By Internet:    by accessing www.voteproxy.com and following the instructions.

        Citizens First's board of directors is asking for your proxy. Giving the Citizens First board of directors your proxy means you authorize it to vote your shares at the special meeting in the manner you direct. You may vote for or against the merger agreement proposal and the other proposals to be voted upon at the special meeting, or abstain from voting. All shares represented by a valid proxy received prior to the special meeting will be voted in accordance with the instructions provided by the shareholder. If you properly submit your proxy but provide no voting instructions, the shares represented by the proxy will be voted "FOR" the merger proposal, "FOR" the merger-related compensation proposal, "FOR" the adjournment proposal, and as the named proxy holders may determine in their discretion with respect to any other matters that may properly come before the special meeting.

        The deadline for submitting a proxy by telephone or via the Internet as a shareholder of record is 11:59 p.m., Central Time, on June 24, 2019. If you vote by telephone or over the Internet, you do NOT need to return your proxy card.

        The form of proxy accompanying this proxy statement/prospectus confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Special Meeting and with respect to any other matters that may properly come before the special meeting. As of the date of this proxy statement/prospectus, the Citizens First board of directors knows of no such amendment or variation or of any matters expected to come before the special meeting that are not referred to in the accompanying Notice of Special Meeting.

        Shareholders who hold their shares in "street name," meaning the name of a broker, bank or trust company, or other nominee who is the record holder, must either direct the record holder of their shares to vote their shares or obtain a proxy or voting instruction from the record holder to vote their shares at the special meeting.

Changing or Revoking a Proxy (page 35)

        Any proxy may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by (i) filing with Citizens First's Secretary (1065 Ashley Street, Bowling Green, Kentucky 42103) a written notice of revocation bearing a date later than the date of such proxy, (ii) submitting a subsequent proxy relating to the same shares, (iii) casting a new vote by telephone or Internet (only your last proxy submitted prior to the meeting will be counted), or (iv) attending the special meeting and voting in person. Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker, bank or trust company, or other nominee who is the record holder, you must follow the instruction of your broker, bank or trust company, or other nominee to revoke a previously given proxy.

Quorum (page 31)

        The presence, in person or by proxy, of shareholders holding at least a majority of the issued and outstanding shares of Citizens First common stock entitled to vote on the record date will constitute a quorum for the special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Required Votes to Approve the Proposals (page 32)

        To approve the merger agreement, holders of a majority of the issued and outstanding shares of Citizens First's common stock must vote in favor of the proposal.

        As of May 1, 2019, the record date for the meeting, there were 2,547,042 shares of Citizens First common stock outstanding and entitled to vote. Approval of the merger agreement requires the affirmative vote of holders of at least 1,273,522 of the shares of common stock.

        German American's shareholders are not required to approve the merger or merger agreement.

        The merger-related compensation proposal and the adjournment proposal will each be approved if more shares of Citizens First common stock are voted in favor of the proposal than are voted against it.

Treatment and Effect of Abstentions and Broker Non-Votes (page 34)

        A "broker non-vote" occurs when a broker or its nominee that holds shares for a customer who is the beneficial owner of the shares does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. If you are a beneficial owner of shares of Citizens First held by a broker or its nominee, you must instruct your nominee how to vote. Your nominee cannot vote your shares on your behalf without your instructions.

        Broker non-votes and the shares of Citizens First as to which a shareholder abstains will be treated as being present at the special meeting for purposes of determining whether a quorum of shares is present at the special meeting. Because approval of the merger and the adoption of the merger agreement and plan of merger requires the affirmative vote of a majority of the shares of Citizens First issued and outstanding as of the record date, abstentions and broker non-votes (if any) will have the same effect as a vote "AGAINST" the adoption of the merger agreement and plan of merger and the approval of the merger.

        If you are a beneficial owner of shares of Citizens First held by a broker or its nominee, you must instruct your nominee how to vote. Your nominee cannot vote your shares on your behalf without your instructions. If you do not provide instructions to your broker for the merger-related compensation proposal (on an advisory basis) or the adjournment proposal, your shares will not be voted, and will not be counted for those proposals.

Voting Agreement with Citizens First Directors (page 33)

        Each member of the board of directors of Citizens First has entered into a voting agreement with German American to cause all Citizens First common stock owned of record or beneficially by each of them to be voted in favor of the merger agreement proposal. See "THE SPECIAL MEETING—Voting Agreement with Citizens First Directors" on page 33. As of the record date, the Citizens First directors and their affiliates had the power to vote an aggregate of 210,938 shares of Citizens First common stock, representing 8.3% of the outstanding shares.

Cost of Solicitation of Proxies (page 35)

        The cost of soliciting proxies related to the special meeting will be borne by Citizens First. In addition to solicitation by mail, directors, officers, and employees of Citizens First may solicit proxies for the special meeting from Citizens First's shareholders personally or by telephone, the Internet, or other electronic means. However, Citizens First's directors, officers, and employees will not be paid any special or extra compensation for soliciting such proxies, although they may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation.

        Citizens First has retained Laurel Hill Advisory Group, LLC ("Laurel Hill"), a proxy solicitation firm, to assist Citizens First in soliciting proxies with respect to the special meeting. Citizens First anticipates that the costs of Laurel Hill's services will be approximately $5,000, plus reimbursement of out-of-pocket expenses and payment of additional fees in the event certain services are requested.

        Upon request, Citizens First will reimburse brokers, dealers, banks, trustees, and other fiduciaries for the reasonable expenses they incur in forwarding proxy materials to beneficial owners of Citizens First's common stock.

Risk Factors (page 26)

        In evaluating the merger, the merger agreement and the shares of German American to be received in connection with the merger, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled "RISK FACTORS."

Historical and Equivalent Per Share Stock Market Data

        Shares of German American are listed on NASDAQ's Global Select Market under the symbol "GABC." Shares of Citizens First common stock are listed on the NASDAQ Global Market under the symbol "CZFC." The following table presents quotation information for German American common stock and for Citizens First common stock on February 20, 2019, the business day before the merger was publicly announced, which is the last day on which German American shares traded preceding the public announcement of the proposed merger, and on April 26, 2019, the most recent practicable date prior to the mailing of this proxy statement/prospectus.

	German American Common Stock			Citizens First Common Stock
	(Dollars Per Share)
	High	Low	Close	High	Low	Close
February 20, 2019	$31.85	$31.50	$31.59	$23.92	$22.70	$22.70
April 26, 2019	$29.50	$29.25	$29.49	$24.90	$24.75	$24.90

        The following table sets forth the closing price of German American common stock and Citizens First common stock on February 20, 2019, and on April 26, 2019, and the equivalent per share price of Citizens First common stock, which we determined by (a) multiplying the price of German American shares as of the indicated date by the exchange ratio (0.6629) and (b) adding to that result the $5.80 cash amount (assuming no reduction in accordance with the merger agreement) that is payable by German American in connection with the merger agreement proposal as merger consideration. The equivalent per share price of Citizens First common stock shows the implied value to be received in the merger by Citizens First shareholders who receive German American common stock in exchange for a share of Citizens First common stock on these dates.

	German American Common Stock Closing Price	Citizens First Common Stock Closing Price	Citizens First Equivalent Per Share Price
February 20, 2019	$31.59	$22.70	$26.74
April 26, 2019	$29.49	$24.90	$25.35

        We suggest you obtain a current market quotation for German American common stock. We expect that the market price of German American common stock will fluctuate between the date of this document and the date on which the merger is completed and thereafter. Because the exchange ratio is fixed (except for customary anti-dilution adjustments) and the market price of German American common stock is subject to fluctuation, the value of the shares of German American common stock that Citizens First shareholders will receive in the merger may increase or decrease prior to and after the merger.

Comparative Per Share Data

        The following table shows historical information about German American's and Citizens First's earnings per share, dividends per share and book value per share, and similar information reflecting the merger, which we refer to as "pro forma" information. In presenting the comparative pro forma information, we have assumed that the two companies had been combined throughout the periods shown in the table. The pro forma information reflects the "acquisition" method of accounting. The financial information presented under "Pro Forma" was compiled assuming 1,665,692 shares of German American common shares are issued to Citizens First shareholders, which assumes 2,512,736 shares of Citizens First common stock will be exchanged for German American shares at the closing of the merger. The assumed number of Citizens First shares represents the sum of 2,537,605 shares of Citizens First common stock outstanding on February 20, 2019, plus 11,936 shares of Citizens First common stock estimated to be issued in settlement of performance units, less 36,805 shares of Citizens First common stock held in the CFB 401(k) Plan, and assumes that there are no dissenters.

        German American and Citizens First present this information to reflect the value of shares of German American common stock that Citizens First shareholders will receive in the merger for each share of Citizens First common stock exchanged.

        We expect that we will incur reorganization and restructuring expenses as a result of combining our two companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses (as compared to the sum of expenses from each company while operating separately) and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company, does not take into account these expected expenses or these anticipated financial benefits, and does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the merged company would have been had our companies been merged during the periods presented.

        The information in the following table is based on historical financial information of Citizens First and German American. The information with respect to each of German American and Citizens First is included in or derived from their respective annual reports previously filed with the SEC, which have been incorporated into this document by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page 91 for a description of documents that we incorporate by reference into this document and how to obtain copies of them.

	German American Historical	Citizens First Historical	Pro forma(1)
Net income per share
Twelve months ended December 31, 2018
Basic	$1.99	$1.90	$2.07
Diluted	$1.99	$1.89	$2.07
Cash dividends per share
Twelve months ended December 31, 2018	$0.60	$0.27	$0.60
Book value per share
At December 31, 2018	$18.37	$19.71	$19.17

(1)
See "UNAUDITED PRO FORMA SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA" beginning on page 21 of this proxy statement/prospectus for certain supporting information.

 SELECTED CONSOLIDATED FINANCIAL DATA

        The following tables set forth certain summary historical consolidated financial data for each of our companies. The financial data at and for each of the five years in the period ended December 31, 2018 is derived from each of German American's and Citizens First's respective audited financial statements (which data and financial statements are presented for each company on a consolidated basis).

        The following tables also set forth certain summary unaudited pro forma consolidated financial information for German American and Citizens First reflecting the merger. The pro forma disclosures are being presented to provide additional information in support of the pro forma data included under the "Comparative Per Share Data" section of this SUMMARY. As a result, this condensed pro forma presentation is not intended to comply with the disclosure requirements under Article 11 of Regulation S-X. The income statement information presented gives effect to the merger as if it occurred on the first day of the first pro forma period presented. The balance sheet information presented gives effect to the merger as if it occurred on December 31, 2018.

        The pro forma information reflects acquisition accounting, with Citizens First's assets and liabilities recorded at their estimated fair values as of December 31, 2018. The actual fair value adjustments to the assets and the liabilities of Citizens First will be made on the basis of appraisals and evaluations that will be made as of the date the merger is completed. Thus, the actual fair value adjustments may differ significantly from those reflected in these pro forma financial statements. In the opinion of German American's management, the estimates used in the preparation of these pro forma financial statements are reasonable under the circumstances.

        As stated previously, we expect that we will incur reorganization and restructuring expenses as a result of combining our two companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses (as compared to the sum of expenses from each company while operating separately) and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company, does not take into account these expected expenses or these anticipated financial benefits, and does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the merged company would have been had our companies been merged during the periods presented.

        This selected financial data is only a summary and you should read it in conjunction with German American's and Citizens First's consolidated financial statements and related notes incorporated into this document by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page 91 for a description of documents that we incorporate by reference into this document and how to obtain copies of such documents.

 GERMAN AMERICAN
FIVE-YEAR SUMMARY OF SELECTED HISTORICAL
CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, Except Per Share Amounts)

	For the Years Ended December 31,
	2018	2017	2016	2015	2014
Summary of Operations
Interest income	$133,749	$111,030	$103,365	$81,620	$80,386
Interest expense	19,139	11,121	8,461	6,068	6,047

Net interest income	114,610	99,909	94,904	75,552	74,339
Provision for loan losses	2,070	1,750	1,200	—	150

Net interest income after provision for loan losses	112,540	98,159	93,704	75,552	74,189
Non-interest income	37,070	31,854	32,013	27,444	23,937
Non-interest expense	93,553	77,803	76,587	61,326	57,713

Net income before income tax	56,057	52,210	49,130	41,670	40,413
Income tax expense	9,528	11,534	13,946	11,606	12,069

Net income	$46,529	$40,676	$35,184	$30,064	$28,344

Per Share Data
Net income
Basic	$1.99	$1.77	$1.57	$1.51	$1.43
Diluted	$1.99	$1.77	$1.57	$1.51	$1.43
Cash dividends	$0.60	$0.52	$0.48	$0.45	$0.43
Book value at end of period	$18.37	$15.90	$14.42	$12.67	$11.54
Selected Balance Sheet (End of Period Balances)
Total assets	$3,929,090	$3,144,360	$2,955,994	$2,373,701	$2,237,099
Total loans—net of unearned income	2,728,059	2,141,638	1,989,955	1,564,347	1,447,982
Total deposits	3,072,632	2,484,052	2,349,551	1,826,376	1,779,761
Total long-term debt	126,635	141,717	120,560	95,606	64,591
Total shareholders' equity	458,640	364,571	330,267	252,348	228,824
Selected Performance Ratios
Return on assets	1.38%	1.35%	1.24%	1.33%	1.31%
Return on equity	12.07%	11.59%	10.94%	12.47%	13.21%

 CITIZENS FIRST
FIVE-YEAR SUMMARY OF SELECTED HISTORICAL
CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, Except Per Share Amounts)

	For the Years Ended December 31,
	2018	2017	2016	2015	2014
Summary of Operations
Interest income	$20,228	$18,595	$18,141	$17,684	$17,135
Interest expense	4,483	3,038	2,528	2,607	2,709

Net interest income	15,745	15,557	15,613	15,077	14,426
Provision for loan losses	160	(150)	(85)	135	275

Net interest income after provision for loan losses	15,585	15,707	15,698	14,942	14,151
Non-interest income	3,608	3,551	3,272	3,280	2,888
Non-interest expense	13,249	12,822	12,958	13,198	12,558

Net income before income tax	5,944	6,436	6,012	5,024	4,481
Income tax expense	1,125	2,347	1,795	1,417	1,240

Net income	4,819	4,089	4,217	3,607	3,241
Dividends and accretion on preferred stock	—	238	495	520	521

Net income available for common stockholders	$4,819	$3,851	$3,722	$3,087	$2,720

Per Share Data
Net income
Basic	$1.90	$1.68	$1.86	$1.57	$1.38
Diluted	$1.89	$1.60	$1.66	$1.40	$1.29
Cash dividends	$0.27	$0.18	$0.16	$0.08	$—
Book value at end of period	$19.71	$18.14	$17.54	$16.18	$15.64
Selected Balance Sheet (End of Period Balances)
Total assets	$475,982	$465,382	$455,422	$432,181	$412,814
Total loans—net of unearned income	371,544	374,239	359,391	330,782	318,477
Total deposits	388,609	372,314	370,439	370,388	341,784
Total long-term debt	35,000	45,000	40,000	18,000	29,000
Total shareholders' equity	50,019	45,834	42,364	39,524	38,448
Selected Performance Ratios
Return on assets	1.01%	0.90%	0.96%	0.84%	0.78%
Return on equity	10.13%	9.20%	10.20%	9.32%	8.74%

GERMAN AMERICAN
UNAUDITED PRO FORMA SUMMARY OF SELECTED
CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, Except Per Share Amounts)
For the Twelve Months ended December 31, 2018

	German American Historical	Citizens First Historical	Pro Forma Adjustments(1)		Combined Pro Forma Amounts
Summary of Operations
Interest income	$133,749	$20,228	$3,040	(2)	$157,017
Interest expense	19,139	4,483	425	(3)	24,047

Net interest income	114,610	15,745	2,615		132,970
Provision for loan losses	2,070	160	—		2,230

Net interest income after provision for loan losses	112,540	15,585	2,615		130,740
Non-interest income	37,070	3,608	—		40,678
Non-interest expense	93,553	13,249	1,775	(4)	108,577

Net income before income tax	56,057	5,944	840		62,841
Income tax expense	9,528	1,125	223	(5)	10,876

Net income	$46,529	$4,819	$617		$51,965

Per Share Data
Net income
Basic	$1.99	$1.90	—		$2.07
Diluted	$1.99	$1.89	—		$2.07
Cash dividends	$0.60	$0.27	—		$0.60
Selected Performance Ratios
Return on assets	1.38%	1.01%	—		1.17%
Return on equity	12.07%	10.13%	—		10.18%

(1)
See Note 1 in "NOTES TO UNAUDITED PRO FORMA SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA" on page 23 for information relating to the determination of the purchase price and application of acquisition accounting in estimating the fair values of Citizens First's assets and liabilities as of the dates presented. The actual fair value adjustments to the assets and the liabilities of Citizens First will be made on the basis of appraisals and evaluations that will be made as of the date the merger is completed.

(2)
To record estimated accretion of fair value adjustment for loan portfolio.

(3)
To record estimated amortization of fair value adjustments for time deposits and borrowed funds.

(4)
To record estimated amortization of core deposit intangible.

(5)
To record estimated tax impact of purchase accounting adjustments.

 GERMAN AMERICAN
UNAUDITED PRO FORMA SUMMARY OF SELECTED
CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, Except Per Share Amounts)

At December 31, 2018

	German American Historical	Citizens First Historical	Pro Forma Adjustments(1)		Combined Pro-forma Amounts for German American
Selected Balance Sheet
Total assets	$3,929,090	$475,982	$19,048	(2)	$4,424,120
Total loans—net of unearned income	2,728,059	371,544	(12,000)	(3)	3,087,603
Total deposits	3,072,632	388,609	(700)	(4)	3,460,541
Total long-term debt	126,635	35,000	14,000	(5)	175,635
Total shareholders' equity	458,640	50,019	1,823	(6)	510,482
Per Share Data
Book value	$18.37	$19.71	—		$19.17

(1)
See Note 1 in "NOTES TO UNAUDITED PRO FORMA SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA" on page 23 for information relating to the determination of the purchase price and application of acquisition accounting in estimating the fair values of Citizens First's assets and liabilities as of the dates presented. The actual fair value adjustments to the assets and the liabilities of Citizens First will be made on the basis of appraisals and evaluations that will be made as of the date the merger is completed.

(2) Adjustments to record assets at fair value:
Cash portion of merger consideration	$(15,558)
Proceeds from projected issuance of subordinated debentures	15,000
Fair value adjustment for the Citizens First loan portfolio	(12,000)
Eliminate existing allowance for loan loss for the Citizens First loan portfolio	4,373
Goodwill	24,283
Eliminate Citizens First's existing goodwill	(4,097)
Core deposit intangible	7,100
Eliminate Citizens First's existing core deposit intangible	(53)

Total assets	$19,048

(3) To record loan portfolio at fair value.
(4) To record amortization of fair value adjustment of time deposits.
(5) Adjustments to record long-term debt at fair value:
Projected issuance of subordinated debentures to fund cash portion of merger consideration	$15,000
FHLB borrowing adjustment	(100)
Trust preferred securities adjustment	(900)

Total long-term debt	$14,000

(6) Adjustments to record shareholders' equity at fair value:
Issuance of 1,665,692 shares of German American common stock as a part of the merger consideration	$52,619
Eliminate the equity accounts of Citizens First	(47,118)
Estimated transaction fees for German American and Citizens First, net	(3,678)

$1,823

GERMAN AMERICAN
NOTES TO UNAUDITED PRO FORMA SUMMARY OF
SELECTED CONSOLIDATED FINANCIAL DATA

Note 1—Determination and Allocation of Purchase Price

        German American has agreed to acquire each of the outstanding shares of Citizens First common stock (other than Dissenting Shares and shares of Citizens First common stock held by the CFB 401(k) Plan) for (a) 0.6629 shares of German American common stock (or cash in lieu of fractional share interests), and (b) a cash payment of $5.80 (subject to reduction to the extent that Citizens First's consolidated common shareholders' equity is not at least equal to a certain level at the time of closing; see "THE MERGER AGREEMENT—Calculation of Possible Reduction in Cash Payments" on page 59).

        The CFB 401(k) Plan, as a record holder of shares of Citizens First common stock immediately prior to the effective time of the merger, shall be entitled to receive from German American, for each share of Citizens First common stock then held of record by the CFB 401(k) Plan, a cash payment equal to (a) $5.80, plus (b) the product of the exchange ratio multiplied by the greater of (i) the average trading price of German American common stock during the 20 trading days ending on the trading day that is the second business day preceding the closing, and (ii) the closing trading price of the German American common stock on the trading day that is the first business day preceding the closing date of the merger, each as reported by Bloomberg, L.P. (or if not reported therein, in another authoritative source mutually selected by the parties). The cash payment per outstanding share held in the CFB 401(k) Plan is also subject to reduction as referred to in the paragraph above.

        The table below assumes the issuance of 1,665,692 shares of German American common stock, which represents an assumed 2,512,736 shares of Citizens First common stock that will be exchanged for German American shares at the closing of the merger (which is the sum of the 2,537,605 shares of Citizens First common stock outstanding on February 20, 2019, plus 11,936 shares of Citizens First common stock estimated to be issued in settlement of performance units, less 36,805 shares of Citizens First common stock held in the CFB 401(k) Plan) multiplied by the exchange ratio of 0.6629.

(Dollars in Thousands, Except Per Share Amounts)

Determination of Purchase Price
Citizens First shares outstanding		2,512,736
Exchange ratio		0.6629

German American stock issued		1,665,692
German American stock price at 2/20/2019		$31.59

Common stock consideration		$52,619

Cash consideration (from below)		$15,558

Total purchase price		$68,177

Cash Merger Consideration
Cash paid for shares outstanding
Citizens First shares outstanding		2,512,736
Cash consideration per share		$5.80

Cash paid for shares outstanding		$14,574

Cash paid for shares held by CFB 401(k) Plan
Outstanding CFB 401(k) Plan shares at 2/20/2019		36,805
Cash amount per share
Share portion of consideration converted ($31.59 × 0.6629)	$20.94
Cash portion of consideration	5.80	$26.74

Cash paid for CFB 401(k) Plan shares		$984

Total cash consideration		$15,558

(Dollars in Thousands, Except Per Share Amounts)

Allocation of Purchase Price
Total Purchase Price	$68,177
Allocated to:
Historical book value of Citizens First assets and liabilities	50,019
Citizens First estimated transaction costs, net of tax	(2,901)

Adjusted book value of Citizens First	$47,118

Adjustments to record assets and liabilities at fair value:
Loan portfolio adjustment	$(7,627)
Time deposit adjustment	700
FHLB borrowing adjustment	100
Trust preferred securities adjustment	900
Core deposit intangible	7,100
Eliminate Citizens First's existing goodwill	(4,097)
Eliminate Citizens First's existing core deposit intangible	(53)

Net fair value adjustments	(2,977)
Tax effect of net fair value adjustments	(246)

After-tax net fair value adjustments	(3,223)

Total allocation of purchase price	$43,895
Goodwill	$24,282

RISK FACTORS

        In addition to the other information contained in this proxy statement/prospectus or in the documents incorporated herein by reference, including the matters addressed under the caption "CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS" on page 30, you should carefully consider the following risk factors in deciding whether to vote in favor of the merger agreement proposal. We have grouped these Risk Factors into two sections—Risks Related to the Merger (which are set forth only in this proxy statement/prospectus and are set forth in full text below), and Risks Related to German American (which are other risks related to German American and its shares that are not specifically related to the merger agreement proposal with Citizens First and which are separately described by the Risk Factors item, Item 1A, of German American's Annual Report on Form 10-K for its fiscal year ended December 31, 2018, as may be updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into, and form a part of, this proxy statement/prospectus). We encourage you to review all these Risk Factors before determining how to vote on the merger agreement proposal.

Risks Related to the Merger

The value of the consideration to be received by Citizens First shareholders in the merger will fluctuate.

        If the merger is completed, Citizens First shareholders will receive a number of shares of German American common stock based on a fixed exchange ratio of 0.6629 shares of German American common stock for each share of Citizens First common stock. Because the market value of German American common stock may (and likely will) fluctuate, the value of the stock consideration you receive for your shares may also fluctuate. The market value of German American common stock could fluctuate for any number of reasons, including those specific to German American and those that influence trading prices of equity securities generally. As a result, you will not know the exact value of the shares of German American common stock you will receive at the time you must vote your shares. The value of German American common stock on the closing date of the merger may be greater or less than the market price of German American common stock on the date the merger was announced, on the record date, on the date of this proxy statement/prospectus or on the date of the special meeting.

        We encourage you to obtain a current market quotation for German American common stock because the value of any German American shares you receive may be more or less than the value of such shares as of the date of this document.

Citizens First shareholders will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.

        Citizens First shareholders currently have the right to vote in the election of the board of directors of Citizens First and on other matters affecting Citizens First. Upon the completion of the merger, each Citizens First shareholder will become a shareholder of German American and own a percentage of German American that is much smaller than the shareholder's percentage ownership of Citizens First. It is currently expected that the former shareholders of Citizens First as a group will not receive shares in the merger that constitute significantly more than 6.3% of the outstanding shares of German American immediately after the merger. Because of this, Citizens First shareholders may have less influence on the management and policies of German American than they now have on the management and policies of Citizens First.

German American may fail to realize the anticipated benefits of the merger.

        The success of the merger will depend on, among other things, German American's ability to realize anticipated cost savings and to combine the businesses of its bank subsidiary with that of

Citizens First Bank in a manner that permits growth opportunities and does not materially disrupt the existing customer relationships of Citizens First Bank nor result in decreased revenues due to any loss of customers. If German American is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

        German American and Citizens First have operated and, until the completion of the merger, will continue to operate, independently. Upon closing of the merger, German American will commence the process of integrating the operations of the two banks. It is possible that the integration process could result in the disruption of German American's or Citizens First's ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of German American to maintain relationships with Citizens First's customers and employees or to achieve the anticipated benefits of the merger.

The combined company expects to incur substantial expenses related to the merger.

        The combined company expects to incur substantial expenses in connection with consummation of the merger and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although German American and Citizens First have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the consummation of the merger. As a result of these expenses, both German American and Citizens First expect to take charges against their earnings before and after the completion of the merger. The charges taken in connection with the merger are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

        Before the transactions contemplated in the merger agreement, including the merger, may be completed, various approvals must be obtained from the bank regulatory authorities. These authorities may impose conditions on the completion of the merger or require changes to the terms of the merger agreement. Although the parties do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the transactions contemplated in the merger agreement or imposing additional costs on or limiting German American's revenues, any of which might have a material adverse effect on German American following the merger. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

The opinion of Citizens First's financial advisor delivered to the Citizens First board of directors prior to the signing of the merger agreement will not reflect changes in circumstances since the date of such opinion.

        The Citizens First board of directors received a written opinion from Citizens First's financial advisor on February 21, 2019. Subsequent changes in the operations and prospects of Citizens First or German American, general market and economic conditions and other factors that may be beyond the control of Citizens First or German American may significantly alter the value of Citizens First or the prices of the shares of German American common stock or Citizens First common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. See "THE MERGER AGREEMENT—Opinion of Citizens First's Financial Advisor" beginning on page 41.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

        The merger agreement is subject to a number of conditions that must be fulfilled (unless waived in certain cases by the party entitled to the benefit of an unfulfilled condition) in order to complete the merger. Those conditions include: approval of the merger agreement by Citizens First shareholders, regulatory approvals, absence of orders prohibiting the completion of the merger, the continued accuracy of the representations and warranties by both parties, except for changes not having a "material adverse effect" as defined in the merger agreement, and the performance by both parties of their covenants and agreements, and the receipt by both parties of a tax opinion. There can be no assurance that the conditions to closing of the merger will be fulfilled or that the merger will be completed.

Termination of the merger agreement could negatively impact Citizens First.

        If the merger agreement is terminated, there may be various consequences, including:

  •
  Citizens First's businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to its management's focus on the merger, without realizing any of the anticipated benefits of completing the merger; and

  •
  the market price of Citizens First shares might decline to the extent that the current market price reflects a market assumption that the merger will be completed.

        If the merger agreement is terminated and Citizens First's board of directors seeks another merger or business combination, Citizens First shareholders cannot be certain that Citizens First will be able to find a party willing to offer equivalent or more attractive consideration than the consideration German American has agreed to provide in the merger.

        If the merger agreement is terminated under certain circumstances, Citizens First may be required to pay a termination fee of $2,500,000 to German American. See "THE MERGER AGREEMENT—Termination; Termination Fee" beginning on page 67.

Citizens First shareholders will have dissenters' rights in the merger.

        Dissenters' rights are statutory rights that, when applicable, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair cash value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. The shareholders of Citizens First will have the rights accorded to dissenting shareholders under Subtitle 13, Chapter 271B, Title XXIII of the Kentucky Revised Statutes. The fair cash value determined through a judicial proceeding may be more or less than the consideration offered under the merger agreement. As a result, German American bears the risk that payments owed to dissenting shareholders may exceed the consideration outlined in this proxy statement/prospectus.

Risks Relating to German American

        You should also consider the other risk factors that may affect German American and its common shares that are not specifically related to the proposed merger with Citizens First. These other risk factors are set forth by German American from time to time under the caption "Risk Factors" in German American's filings with the SEC, including German American's most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2018. For information about how you may obtain this report and subsequent filings, or view them for free, and for additional information about German

American, please see the sources described in "WHERE YOU CAN FIND MORE INFORMATION" on page 91.

        The Risk Factors set forth relating to German American and its common shares that are disclosed under Item 1A of German American's Annual Report on Form 10-K for its fiscal year ended December 31, 2018 are specifically incorporated by reference in this proxy statement/prospectus.

        These risks are not the only risks that German American faces. Additional risks not presently known to German American, or that German American currently views as immaterial, may also impair German American's business. If any of the risks described in German American's SEC filings or any additional risks actually occur, German American's business, financial condition, results of operations and cash flows could be materially and adversely affected. In that case, the value of its securities could decline substantially and you could lose all or part of your investment.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This document, including the documents attached to this document, may contain forward-looking statements, including forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can often, but not always, be identified by the use of words like "believe", "continue", "pattern", "estimate", "project", "intend", "anticipate", "plan," "expect" and similar expressions or future or conditional verbs such as "will", "would", "should", "could", "might", "can", "may", or similar expressions. These forward-looking statements include, but are not limited to, statements relating to the expected timing and benefits of the proposed merger between German American and Citizens First, including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the merger, as well as other statements of expectations regarding the merger, and other statements of German American's goals, intentions and expectations; statements regarding German American's business plan and growth strategies; statements regarding the asset quality of German American's loan and investment portfolios; and estimates of German American's risks and future costs and benefits, whether with respect to the merger or otherwise.

        These forward-looking statements are subject to significant risks, assumptions and uncertainties that may cause results to differ materially from those set forth in forward-looking statements, including among other things:

  •
  changes in general economic conditions in the areas in which German American and Citizens First operate and the risk that a renewed economic slowdown could adversely affect credit quality and loan originations;

  •
  German American's business may not be combined with Citizens First's business as successfully as planned, or such combination may take longer to accomplish than expected;

  •
  the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

  •
  operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

  •
  governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

  •
  adverse governmental or regulatory policies may be enacted;

  •
  the interest rate environment may change, causing margins to compress and adversely affecting net interest income; and

  •
  competition from other financial services companies in our markets.

        Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in German American's reports filed with the SEC, including German American's Annual Report on Form 10-K for its fiscal year ended December 31, 2018, which is incorporated by reference into, and forms part of, this proxy statement/prospectus.

        All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to either German American or Citizens First or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Neither German American nor Citizens First undertakes any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

 THE SPECIAL MEETING

        This proxy statement/prospectus is being provided to the shareholders of Citizens First in connection with the solicitation of proxies by the Citizens First board of directors for use at the special meeting and at any adjournment or postponement of the meeting. This proxy statement/prospectus provides the shareholders of Citizens First with information they need to know to be able to vote or instruct their vote to be cast at the Citizens First special meeting.

Date, Time and Place

        The special meeting of the holders of shares of Citizens First common stock will be held at 10:00 a.m., local time, on June 25, 2019, at the Carroll Knicely Institute for Economic Development and Public Service—South Campus, 2355 Nashville Road, Bowling Green, Kentucky.

Purpose of the Special Meeting

        At the special meeting, Citizens First shareholders will be asked to consider and vote on the following proposals:

  •
  to approve the merger agreement and related plan of merger and the transactions contemplated by the merger agreement;

  •
  to approve, on an advisory (non-binding) basis, compensation that may be paid or become payable to certain executive officers of Citizens First in connection with the merger;

  •
  to adjourn the special meeting of shareholders if necessary to permit further solicitation of proxies for approval of the merger agreement proposal; and

  •
  to conduct other business that properly comes before the Citizens First special meeting or any adjournment of the meeting.

        The Citizens First board of directors unanimously recommends that Citizens First shareholders vote "FOR" (1) the proposal to approve the merger agreement, (2) the proposal to approve merger-related compensation, and (3) the proposal to approve adjournments.

Record Date

        Only holders of record of Citizens First shares at the close of business on May 1, 2019, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any postponement or adjournments thereof. As of the record date, 2,547,042 shares of Citizens First common stock were outstanding and entitled to vote at the meeting.

        Each share of Citizens First is entitled to one vote on each matter presented to the Citizens First shareholders. A complete list of Citizens First shareholders of record entitled to vote at the special meeting will be available for examination by any Citizens First shareholder for any purpose germane to the special meeting, at Citizens First's principal executive offices during normal business hours for a period of five (5) days before the special meeting. The list will also be available at the place of meeting for the duration thereof.

Quorum

        In order to carry on the business of the meeting, Citizens First must have a quorum. A quorum of Citizens First shareholders for purposes of the special meeting requires the presence, in person or represented by proxy, of at least a majority of the issued and outstanding shares of Citizens First common stock entitled to vote. Proxies properly executed and marked with a positive vote, a negative vote or an abstention, as well as broker non-votes, will be considered to be present at the special meeting for purposes of determining whether a quorum is present for the transaction of all business at the special meeting. A "broker non-vote" occurs when a nominee for a broker holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Required Vote to Approve the Proposals

        To approve the merger agreement, holders of a majority of the issued and outstanding shares of Citizens First's common stock must vote in favor of the proposal.

        As of May 1, 2019, the record date for the meeting, there were 2,547,042 shares of Citizens First common stock outstanding and entitled to vote. Approval of the merger agreement requires the affirmative vote of holders of at least 1,273,522 of the shares of common stock.

        The merger-related compensation proposal and the adjournment proposal will each be approved if more shares of Citizens First common stock are voted in favor of the proposal than are voted against it.

Beneficial Ownership of Citizens First Common Stock by Certain Shareholders

        The following table provides information, as of May 1, 2019, about each person known by Citizens First to own beneficially 5% or more of the 2,547,042 shares of Citizens First's common stock outstanding as of that date.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percent of Class
PRB Advisors, L.L.C.(2)	191,075	7.5%
245 Park Avenue, 24th Floor
New York, New York 10167
Siena Capital Partners I, L.P.(3)	175,677	6.9%
100 N. Riverside Plaza
Chicago, Illinois 60606

(1)
Unless other information is given, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)
Based on information set forth in a Schedule 13G/A filed February 14, 2018 by PRB Advisors, LLC with the SEC on its own behalf and on behalf of its affiliates, PRB Investors, L.P., Andrew P. Bergman and Stephen J. Paluszek (collectively, "PRB"). According to the filing, PRB has shared voting and dispositive power with respect to 179,209 shares and Stephen J. Paluszek has sole voting and dispositive power with respect to an additional 11,866 shares.

(3)
Based on information set forth in a Schedule 13G/A filed February 6, 2019 by Siena Capital Partners I, L.P. with the SEC on its own behalf and on behalf of its affiliates, Siena Capital Partners Accredited, L.P. and Siena Capital Partners GP, LLC (collectively, "Siena"). According to the filing, Siena has shared voting and dispositive power with respect to the shares.

        The following table sets forth information, as of May 1, 2019, regarding the beneficial ownership of Citizens First common stock by each director and named executive officer of Citizens First and by all of the directors and executive officers of Citizens First as a group. The calculation of the percentage of beneficial ownership has been based on 2,547,042 shares outstanding of Citizens First common stock.

Name of Benefical Owner	Common Stock Beneficially Owned(1)		Percent of Class
Kent Furlong	3,250		*
Sarah Glenn Grise	6,506	(2)	*
J. Robert Hilliard	30,706		1.2%
Mark Iverson	5,051		*
M. Todd Kanipe	33,658	(3)	1.3%
Marc R. Lively	3,500		*
Steve Marcum	21,803		*
Amy H. Milliken	13,843	(4)	*
Jeff Perkins	5,000	(5)	*
Jack W. Sheidler	75,283		3.0%
John M. Taylor	2,890		*
R. Kevin Vance	12,948	(6)	*
Directors and Executive Officers as a Group (13 persons)	225,923		8.9%

*
Under 1% of outstanding shares.

(1)
Unless otherwise indicated, each director and executive officer has sole investment and/or voting power with respect to the shares shown as beneficially owned. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic power with respect to the shares. Amounts include shares beneficially owned by members of the immediate families of the directors and executive officers residing in their homes.

(2)
Includes 1,357 shares held jointly with Ms. Grise's husband.

(3)
Includes 2,000 shares held in an individual retirement account for the benefit of Mr. Kanipe's wife, and 7,942 shares held jointly with Mr. Kanipe's wife.

(4)
Includes 4,405 shares held by Ms. Milliken's children.

(5)
Includes 2,725 shares held in an individual retirement account for the benefit of Mr. Perkin's wife.

(6)
Includes 6,825 shares held jointly with Dr. Vance's wife; such shares are pledged as security for a loan.

Voting Agreement with Citizens First Directors

        Each member of the board of directors of Citizens First has entered into a voting agreement with German American to cause all Citizens First common stock he or she owns of record or beneficially to be voted in favor of the merger agreement proposal. As of the record date, the members of the Citizens First board of directors and their affiliates had the power to vote an aggregate of 210,938 shares of Citizens First common stock, representing approximately 8.3% of the outstanding shares on that date.

Treatment of Abstentions and Broker Non-Votes

        Abstentions with respect to shares will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular proposal, but will not be counted as votes in favor of such proposal. Because approval of the merger and the adoption of the merger agreement requires the affirmative vote of a majority of the shares of Citizens First issued and outstanding, if a shareholder responds to the merger agreement proposal with an abstention, the abstention will have the same effect as a vote "AGAINST" the adoption of the merger agreement and the approval of the merger. Since approval of the merger-related compensation proposal (on an advisory basis) and the adjournment proposal each only requires more shares to vote in favor of the proposal than against it at the special meeting, abstentions will not affect the approvals of those proposals.

        Similarly, broker non-votes will be counted as shares that are present but NOT entitled to vote with respect to any proposal. Since the shares represented by the broker non-votes cannot vote "FOR" the merger agreement proposal, they will have the same effect as a vote "AGAINST" the merger agreement proposal. If you are a beneficial owner of Citizens First common stock held in the name of a broker or other nominee, you must instruct your nominee how to vote. Your nominee cannot vote your shares on your behalf without your instructions. If you do not provide instructions to your broker on the merger-related compensation proposal or the adjournment proposal, then your shares will not be voted and will not be counted for purposes of the approval of those proposals.

How to Vote; Voting of Proxies

        A shareholder may vote by proxy or in person at the meeting. Citizens First shareholders may vote their shares at the special meeting:

  •
  In Person: by attending the special meeting and voting their shares in person;

  •
  By Mail: by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed post-prepaid envelope;

  •
  By Phone: by calling 1-800-PROXIES (1-800-776-9437) and following the instructions given; or

  •
  By Internet: by accessing www.voteproxy.com and following the instructions.

        Every Citizens First shareholder's vote is important. Accordingly, each Citizens First shareholder who holds shares of record directly in that shareholder's name should vote by telephone, over the Internet or by signing, dating and returning the accompanying proxy card, whether or not the shareholder plans to attend the special meeting in person.

        Giving a proxy means that a shareholder authorizes the persons named in the enclosed proxy card to vote the shareholder's shares at the special meeting in the manner the shareholder directs. Citizens First requests that shareholders intending to submit a proxy by mail complete and sign the accompanying proxy and return it to Citizens First as soon as possible in the enclosed postage-paid envelope. The deadline for submitting a proxy by telephone or via the Internet as a shareholder of record is 11:59 p.m., Central Time, on June 24, 2019. If you vote by telephone or over the Internet, you do NOT need to return your proxy card.

        If you properly vote and submit your proxy, the shares of common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card. If a shareholder's shares are held in "street name" by a bank or trust company, broker or other nominee that has provided a voting form, the shareholder should follow the instructions provided on such voting form.

        It is not expected that any matter not referred to in this proxy statement/prospectus will be presented for action at the special meeting. If any other matters are properly brought before the special meeting, the persons named in the proxies submitted to Citizens First will have discretion to vote on such matters in accordance with their best judgment.

        A Citizens First shareholder may receive more than one proxy statement/prospectus or proxy card. This duplication will occur if such shareholder's shares of common stock are registered in different names or are in more than one type of account maintained by American Stock Transfer, Citizens First's transfer agent. In order to have all their common stock voted, a Citizens First shareholder should sign and return all the proxy cards the shareholder receives or otherwise vote the shares represented by all such proxy cards by telephone or over the Internet.

        Do not send any stock certificates with your proxy cards. If the merger is approved and adopted by Citizens First shareholders at the special meeting, and the merger is closed, the exchange agent will mail transmittal forms with instructions for the surrender of share certificates for Citizens First common stock as soon as practicable after completion of the merger.

Revocability of Proxies

        A Citizens First shareholder has the power to change his or her vote at any time before the shareholder's shares are voted at the special meeting by (i) filing with Citizens First's Secretary (1065 Ashley Street, Bowling Green, Kentucky 42103) a written notice of revocation bearing a date later than the date of such proxy, (ii) submitting a subsequently dated proxy relating to the same shares, (iii) casting a new vote by telephone or Internet (only your last proxy submitted prior to the meeting will be counted), or (iv) attending the special meeting and voting in person. Attending the special meeting in person will not itself revoke a proxy.

        However, if a shareholder holds the shareholder's shares through a bank, broker or other nominee, the shareholder may revoke the shareholder's instructions only by informing the nominee in accordance with any procedures established by the nominee.

Solicitation of Proxies

        Citizens First's board of directors is soliciting proxies to be voted at the special meeting of Citizens First's shareholders. Citizens First will pay the costs and expenses of soliciting and obtaining proxies. Following the original mailing of this proxy statement/prospectus and other soliciting materials, Citizens First will request brokers, custodians, nominees and other record holders of Citizens First common stock to forward copies of this proxy statement/prospectus and other soliciting materials to persons for whom they hold shares of Citizens First common stock and to request authority for the exercise of proxies. In these cases, Citizens First will reimburse these holders for their reasonable expenses upon the request of the record holders.

        Citizens First may use its directors, officers, and employees, who will not be specially compensated, to solicit proxies from Citizens First shareholders, either personally or by telephone or electronic mail. In addition, Citizens First has retained Laurel Hill Advisory Group, LLC ("Laurel Hill"), a proxy solicitation firm, to assist Citizens First in soliciting proxies with respect to the special meeting. Citizens First anticipates that the costs of Laurel Hill's services will be approximately $5,000, plus reimbursement of out-of-pocket expenses and payment of additional fees in the event certain services are requested.

PROPOSAL 1—THE MERGER

Background of the Merger

        As part of its ongoing consideration and evaluation of Citizens First's long-term prospects and strategies, Citizens First's board of directors and senior management have regularly reviewed and assessed Citizens First's strategic opportunities and challenges. Among other things, the board of directors considered the increasing difficulty in profitably growing and operating a community financial institution under today's highly competitive conditions. At the same time, like other small financial institutions, Citizens First has experienced increasing costs for technology and regulatory compliance.

        In January 2016 and on a periodic basis thereafter, Citizens First invited a representative of Keefe, Bruyette & Woods, Inc. ("KBW"), a nationally recognized investment banking firm, to its regularly scheduled board meeting to provide an update on the banking market as well as an overview of potential strategic alternatives that the board might wish to consider for Citizens First, including remaining independent, merging with another institution and selling control. The board considered not only the current merger market but also the merger process and potential merger partners.

        Throughout 2016 and 2017 representatives of KBW, which had been engaged to act as Citizens First's financial advisor, met periodically with the Citizens First management team regarding potential mergers. Citizens First had preliminary discussions with several potential merger partners, including German American. None of these discussions led to Citizens First's entry into a definitive acquisition agreement.

        On January 10, 2018, Citizens First's President and Chief Executive Officer, Todd Kanipe, received a call from Mark Schroeder, German American's Chief Executive Officer, who expressed interest in a potential merger transaction between Citizens First and German American. The two agreed to continue discussions during the first quarter of 2018.

        On March 28, 2018, Mr. Kanipe, Citizens First's Chairman, Jack Sheidler, and a representative of KBW met with Mr. Schroeder, Clay Ewing, German American's President, and Brad Rust, German American's Chief Financial Officer, at German American's headquarters in Jasper, Indiana. They discussed the Bowling Green banking market, how a transaction might be structured, board and personnel issues, and German American's strategy for further expansion into the Kentucky market. There was agreement that the discussions should continue.

        On June 4, 2018, members of German American's management team were granted access to an online data room to begin a due diligence review of Citizens First.

        During June and July 2018, Citizens First's management spoke with German American's management and Messrs. Kanipe and Schroeder spoke several times regarding ongoing due diligence and its findings, staffing matters and the timing of a forthcoming indication of interest from German American.

        On July 13, 2018 and July 25, 2018, Mr. Schroeder and other members of German American's management team toured the Bowling Green market and the Williamson County, Tennessee market.

        On August 10, 2018, Mr. Kanipe met with Mr. Schroeder in Jasper, Indiana to discuss the potential loan portfolio composition after a merger, staffing and Mr. Kanipe's role in the combined company as well as possible timing of a potential merger transaction between Citizens First and German American.

        During August and September 2018, Mr. Kanipe and other members of Citizens First's senior management team met with senior management of German American to discuss each company's operations and business plan, organizational structures, cultural issues, and how Citizens First might be integrated into German American.

        On October 7, 2018, German American delivered a draft indication of interest to Citizens First which was reviewed with Citizens First's board on October 12, 2018. The draft indication proposed the following key terms:

  •
  Citizens First's shares would be valued at $28.00 per share;

  •
  The merger consideration would be comprised of 70% German American shares and 30% cash. The exchange ratio for the stock portion would be fixed, based on a weighted average price of German American shares before the parties sign a definitive merger agreement, provided that the exchange ratio would not be greater than the equivalent of $28.00 divided by $35.00;

  •
  The merger would be a tax-free reorganization;

  •
  Outstanding performance units under Citizens First's 2015 Incentive Compensation Plan would be cashed out;

  •
  The cash portion of the merger consideration could be reduced if and to the extent that Citizens First did not maintain a minimum net worth at closing;

  •
  Mr. Kanipe would be named Regional President of German American's Bowling Green Banking Region;

  •
  One Citizens First director would be considered for appointment to the German American board of directors; and

  •
  A termination fee of $3,500,000 would be payable if Citizens Firster terminated the definitive agreement in favor of a higher competing offer.

        Following an extensive discussion regarding German American's indication of interest, it was the consensus of the board that the German American offer of $28 per share was too low. The board directed KBW to communicate the following response to German American: an increase in the price to $29.50 per share, a reduced termination fee, additional severance for terminated employees and a reduction of the exchange ratio floor on the German American share price to $34.

        On November 15, 2018, German American submitted to Citizens First, through KBW, a revised indication of interest. The board discussed the bid at a meeting on November 15, 2018. Representatives of Citizens First's financial and legal advisors were also in attendance. German American proposed a 80% stock/20% cash consideration mix but increased the proposed consideration to $29.00 per share, consisting of a fraction of a share of German American common stock and $5.80 cash for each share of Citizens First common stock. The exchange ratio was to remain fixed. German American also agreed to reduce the termination fee to $2.5 million and to grant 2 weeks of severance for each year of service to terminated Citizens First employees in the merger. The board considered, in consultation with KBW, the likelihood of whether other banking organizations who it was believed might have possible interest in acquiring Citizens First would have the financial ability to pay more than German American and believed it was unlikely. At the conclusion of this meeting Citizens First's board, by unanimous vote, authorized management and counsel to work expeditiously toward a definitive agreement based on the increased consideration and other revised terms proposed by German American.

        On November 19, 2018, German American delivered to Citizens First an executed copy of the revised indication of interest, which included an exclusivity provision providing that during the 45-day period from execution, Citizens First would work exclusively toward negotiating a definitive agreement with German American, terminate any discussions with any other party, and neither initiate nor encourage or solicit another party to make a competing offer. Citizens First executed the revised indication of interest on November 20, 2018.

        On November 27, 2018, senior management of Citizens First and German American spoke regarding additional due diligence, time frames and regulatory approvals.

        The parties respective legal counsel spoke on December 4, 2018 to discuss and identify the material issues to be addressed in the merger agreement negotiations. On December 13, 2018, German American's legal counsel, Bingham Greenebaum Doll LLP, delivered a draft of a merger agreement and during the following weeks exchanged successive drafts of the merger agreement and ancillary agreements. The board of directors reviewed drafts of the merger agreement with its counsel at its December 2018 and January 2019 meetings. Citizens First's senior management and financial advisor also participated at these meetings.

        On February 21, 2019, the boards of directors of both Citizens First and German American met to review and approved the proposed merger agreement, which provided for merger consideration of 0.6629 German American shares plus $5.80 in cash for each Citizens First share (excluding 401(k) plan shareholders). As requested by German American, 401(k) plan shareholders were to receive a cash payment equal to $5.80 plus the exchange ratio multiplied by the greater of the 20 day volume weighted average closing price of German American shares on the second day prior to the closing or the closing price of German American shares on the last trading day preceding the closing.

        At the Citizens First meeting, Mr. Kanipe, with the assistance of representatives of Wyatt, Tarrant and Combs and KBW, reviewed with Citizens First's board of directors a history of the process followed to that point. The board of directors reviewed Citizens First's operating challenges, the periodic reviews of its future strategic options, the solicitation of multiple potential merger partners, and the process by which German American's proposal was determined to provide the best value for stockholders. A representative of Wyatt, Tarrant and Combs then reviewed with the board of directors in detail the terms of the merger agreement. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to Citizens First's board of directors an opinion to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration in the merger was fair, from a financial point of view, to the holders of Citizens First common stock. Citizens First's legal counsel reviewed director duties in evaluating a business combination proposal and the other terms of the proposed merger. The Citizens First board also approved a Success Bonus Agreement with four Citizens First executive officers, as well as amendments to their existing employment agreements.

        After their meetings, the parties executed the merger agreement and issued a joint press release announcing the transaction after the close of stock trading at the end of the day.

Citizens First's Reasons for the Merger and Recommendation of its Board of Directors

        Citizens First's board of directors unanimously determined that the proposed merger is in the best interests of Citizens First and its stockholders. In making its determination, the board of directors considered several factors affecting the business, operations, financial condition, earnings and prospects of Citizens First. The material factors considered by the board included:

  •
  The business strategy and strategic plan of Citizens First, its prospects for the future, and its projected financial results;

  •
  A review of the risks and prospects of Citizens First remaining independent, including the challenges of the current financial, operating and regulatory environment;

  •
  Management's assessment of the execution risks involved in attaining the performance levels assumed by the financial projections;

  •
  Conditions and activity in the mergers and acquisition market providing a window of opportunity with respect to a merger of Citizens First and delivering accelerated and enhanced stockholder value, as compared to organic growth;

  •
  The anticipated costs and necessary investments associated with continuing to develop and enhance Citizens First's business capabilities;

  •
  The purchase price per share to be paid by German American and the resulting valuation multiples;

  •
  The employment prospects for Citizens First's employees within the larger combined company;

  •
  The favorable results of Citizens First's due diligence investigation of German American;

  •
  Citizens First's and German American's shared corporate values and commitment to serve their customers and communities;

  •
  German American's historically strong financial condition and results of operations;

  •
  The ability of German American to complete the merger from a business, financial and regulatory perspective;

  •
  The likelihood of successful integration and operation of the combined company;

  •
  The likelihood of obtaining the stockholder and regulatory approvals needed to complete the transaction;

  •
  Certain structural protections included in the merger agreement, including: that it does not preclude a third party from making an unsolicited acquisition proposal to Citizens First and that, under certain circumstances, Citizens First may furnish non-public information to and engage in discussions with such a third party regarding an acquisition proposal; and Citizens First's ability to terminate the merger agreement to enter into a definitive agreement subject to the payment of a termination fee by Citizens First of $2.5 million, an amount that was negotiated at arm's-length and was determined by Citizens First to be reasonable; and

  •
  The financial presentation, dated February 21, 2019, of KBW to Citizens First's board of directors and the opinion, dated February 21, 2019, of KBW to Citizens First's board of directors as to the fairness, from a financial point of view, as of the date of the opinion, to the holders of Citizens First common stock of the merger consideration in the merger, as more fully described below under "—Opinion of Citizens First's Financial Advisor;"

        Citizens First's board of directors also considered several potential risks and uncertainties with respect to the merger, and factors unique to certain stockholders of Citizens First, including, without limitation, the following:

  •
  The challenges of integrating Citizens First's business, operations and employees with those of German American;

  •
  The need to and likelihood of obtaining requisite stockholder and regulatory approvals to complete the merger;

  •
  The risks and costs associated with entering into the merger agreement and restrictions on the conduct of Citizens First's business before the merger is completed;

  •
  The form and amount of the merger consideration, including the increased volatility associated with stock consideration and the risk that the consideration to be paid to Citizens First stockholders could be adversely affected by a decrease in the trading price of German American common stock during the pendency of the merger;

  •
  The fact that a termination fee of $2.5 million would have to be paid to German American under certain circumstances described in the merger agreement and discussed further under the caption "—Termination Fee;"

  •
  The potential costs associated with executing the merger agreement, including change in control payments and related costs, as well as estimated advisor fees;

  •
  The potential for diversion of Citizens First's management and employee attention, and for employee attrition, during the pendency of the merger, and the potential effect on Citizens First's business and its relations with customers, service providers and other stakeholders, regardless whether the merger is completed;

  •
  The possibility of litigation relating to the merger; and

  •
  The interests of Citizens First's directors and executive officers in the merger that are different from or in addition to those of its stockholders generally, as more fully described in the section entitled "—Interests of Citizens First Directors and Executive Officers in the Merger."

        The foregoing discussion of the material information and factors considered by Citizens First's board of directors is not intended to be exhaustive. Citizens First's board of directors evaluated the above factors and unanimously determined that the merger was in the best interests of Citizens First and its stockholders. In reaching its determination to approve the merger and recommend that Citizens First's shareholders approve the merger, the board of directors considered the totality of the information presented to it and did not assign any relative or specific weights to any of the individual factors considered, although individual directors may have given different weights to different factors. The board of directors considered these factors, including the potential risks, uncertainties and disadvantages associated with the merger, in the aggregate rather than separately and determined the benefits of the merger to be favorable to and outweigh the potential risks, uncertainties and disadvantages of the merger. This explanation of the board of directors' reasoning and certain other information presented in this section are forward-looking in nature and, therefore, should be read in the context of the factors discussed under "Cautionary Statement Concerning Forward-Looking Statements."

        Citizens First's board of directors determined that the merger, the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Citizens First and its stockholders. Accordingly, Citizens First's board of directors unanimously approved and adopted the merger agreement and approved the merger and unanimously recommends that Citizens First stockholders vote "FOR" approval of the merger agreement and the merger. The terms of the merger agreement were the product of arm's-length negotiations between Citizens First and German American.

Recommendation of the Citizens First Board of Directors

        The board of directors of Citizens First unanimously approved the merger agreement. The board of directors of Citizens First believes that the merger is in the best interests of Citizens First and its shareholders, and, as a result, the directors unanimously recommend that Citizens First shareholders vote "FOR" (1) the adoption and approval of the merger agreement and the merger, (2) the proposal to approve merger-related compensation, and (3) the proposal to approve adjournments.

German American's Reasons for the Merger

        In deciding to approve the merger with Citizens First, German American's board of directors considered a number of factors, including:

  •
  the expected benefit to German American's existing and future banking customers resulting from the expansion of its banking operations in Citizens First's banking footprint, as well as the opportunity for future operating efficiencies as a result of the combination of Citizens First and German American;

  •
  the strength of Citizens First Bank's community banking orientation and the quality of its management, employees and board leadership;

  •
  the results of management's review of the business, operations, earnings, and financial condition, including capital levels and asset quality of Citizens First;

  •
  the fairness of the terms of the proposed merger to German American from a financial point of view; and

  •
  management's belief, based on historical information with respect to Citizens First Bank's business, earnings, operations, financial condition, prospects, capital levels and asset quality, that the combined banking company will have a strengthened presence in the Bowling Green market area (a thriving market in which German American recently entered) and will have the ability to further expand into other vibrant Kentucky markets.

        The foregoing discussion of the information and factors considered by the German American board of directors is not intended to be exhaustive, but includes the material factors considered by the German American board of directors. In reaching its decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, the German American board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The German American board of directors considered all these factors as a whole, including discussions with, and questioning of, German American's management and German American's financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

        For the reasons set forth above, the German American board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of German American and its shareholders, and unanimously approved and adopted the merger agreement.

Opinion of Citizens First's Financial Advisor

        Citizens First engaged Keefe, Bruyette & Woods, Inc. ("KBW") to render financial advisory and investment banking services to Citizens First, including an opinion to the Citizens First board of directors as to the fairness, from a financial point of view, to holders of Citizens First common stock of the merger consideration to be received by such shareholders in the proposed merger of Citizens First with and into German American. Citizens First selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

        As part of its engagement, representatives of KBW attended the meeting of the Citizens First board held on February 21, 2019, at which the Citizens First board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the Citizens First board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to holders of Citizens First common stock. The Citizens First board approved the merger agreement at this meeting.

        The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

        KBW's opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Citizens First board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration in the merger to holders of Citizens First common stock. It did not address the underlying business decision of Citizens First to engage in the merger or enter into the merger agreement or constitute a recommendation to the Citizens First board in connection with the merger, and it does not constitute a recommendation to any holder of Citizens First common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders' or affiliates' agreement with respect to the merger or exercise any dissenters' or appraisal rights that may be available to such shareholder.

        KBW's opinion was reviewed and approved by KBW's Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Citizens First and German American and bearing upon the merger, including, among other things:

  •
  a draft of the merger agreement dated February 20, 2019 (the most recent draft then made available to KBW);

  •
  the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2017 of Citizens First;

  •
  the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 of Citizens First;

  •
  certain draft and unaudited quarterly and fiscal year-end financial results for the period ended December 31, 2018 of Citizens First (provided by Citizens First);

  •
  the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2017 of German American;

  •
  the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 of German American;

  •
  certain regulatory filings of Citizens First and German American and their respective subsidiaries, including the quarterly reports on Form Y-9C and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2018;

  •
  certain other interim reports and other communications of Citizens First and German American provided to their respective shareholders; and

  •
  other financial information concerning the businesses and operations of Citizens First and German American that was furnished to KBW by Citizens First and German American or which KBW was otherwise directed to use for purposes of KBW's analyses.

        KBW's consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

  •
  the historical and current financial position and results of operations of Citizens First and German American;

  •
  the assets and liabilities of Citizens First and German American;

  •
  the nature and terms of certain other merger transactions and business combinations in the banking industry;

  •
  a comparison of certain financial and stock market information for German American and Citizens First with similar information for certain other companies the securities of which were publicly traded;

  •
  financial and operating forecasts and projections of Citizens First that were prepared by, and provided to KBW and discussed with KBW by, Citizens First management and that were used and relied upon by KBW at the direction of such management and with the consent of the Citizens First board;

  •
  publicly available consensus "street estimates" of German American, as well as assumed German American long-term growth rates that were provided to KBW by German American management, all of which information was discussed with KBW by such management and used and relied upon by KBW based on such discussions, at the direction of Citizens First management and with the consent of the Citizens First board; and

  •
  estimates regarding certain pro forma financial effects of the merger on German American (including, without limitation, the cost savings and related expenses expected to result from or be derived from the merger) that were prepared by, and provided to and discussed with KBW by, German American management, and used and relied upon by KBW based on such discussions, at the direction of Citizens First management and with the consent of the Citizens First board.

        KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held with the respective managements of Citizens First and German American regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by Citizens First, with KBW's assistance, to solicit indications of interest from third parties regarding a potential transaction with Citizens First.

        In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Citizens First as to the reasonableness and achievability of the financial and operating forecasts and projections of Citizens First referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of Citizens First, upon German American management as to the reasonableness and achievability of the publicly available consensus "street estimates" of German American, the assumed German American long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on German American (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such forecasts, projections and estimates), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the German American "street estimates" referred to above that such estimates were consistent with, the best currently available estimates and judgments of

German American management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

        It is understood that the portion of the foregoing financial information of Citizens First and German American that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information (including the publicly available consensus "street estimates" of German American referred to above) was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Citizens First and German American and with the consent of the Citizens First board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

        KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Citizens First or German American since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Citizens First's consent, that the aggregate allowances for loan and lease losses for Citizens First and German American are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Citizens First or German American, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Citizens First or German American under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

        KBW assumed, in all respects material to its analyses:

  •
  that the merger and any related transactions (including the bank subsidiary merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW's analyses from the draft reviewed by KBW and referred to above), with no adjustments to the merger consideration and no other consideration or payments in respect of Citizens First common stock;

  •
  that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

  •
  that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

  •
  that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

  •
  that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Citizens First, German American or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

        KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Citizens First that Citizens First relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Citizens First, German American, the merger and any related transaction (including the subsidiary bank merger), and the merger agreement. KBW did not provide advice with respect to any such matters. KBW assumed, at the direction of Citizens First and without independent verification, that the Citizens First's Effective Time Book Value (as defined in the merger agreement) would not be less than the Target Book Value (as defined in the merger agreement).

        KBW's opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, to holders of Citizens First common stock of the merger consideration to be received by such holders in the merger, without regard to the 401(K) Cash Payment (as defined in the merger agreement) for 401(K) Plan Shares (as defined in the merger agreement). KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the subsidiary bank merger), including without limitation, the form or structure of the merger (including the form of the merger consideration, the allocation thereof between cash and stock or the disparate treatment of 401(K) Plan Shares) or any such related transaction, any consequences of the merger or any such related transaction to Citizens First, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder, escrow or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW's opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW's opinion may have affected, and may affect, the conclusion reached in KBW's opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW's opinion did not address, and KBW expressed no view or opinion with respect to:

  •
  the underlying business decision of Citizens First to engage in the merger or enter into the merger agreement;

  •
  the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Citizens First or the Citizens First board;

  •
  the fairness of the amount or nature of any compensation to any of Citizens First's officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Citizens First common stock;

  •
  the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Citizens First (other than the holders of Citizens First common stock, solely with respect to the merger consideration (as described in KBW's opinion) and not relative to the 401(K) Cash Payment or the consideration to be received by holders of any other class of securities) or holders of any class of securities of German American or any other party to any transaction contemplated by the merger agreement;

  •
  any adjustment (as provided in the merger agreement) to the merger consideration (including to the cash or stock components thereof) assumed to be paid in the merger for purposes of KBW's opinion;

  •
  whether German American has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration to the holders of Citizens First common stock at the closing of the merger;

  •
  the actual value of German American common stock to be issued in the merger;

  •
  the prices, trading range or volume at which German American common stock or Citizens First common stock would trade following the public announcement of the merger or the prices, trading range or volume at which German American common stock would trade following the consummation of the merger;

  •
  any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

  •
  any legal, regulatory, accounting, tax or similar matters relating to Citizens First, German American, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the subsidiary bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

        In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Citizens First and German American. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW's opinion was among several factors taken into consideration by the Citizens First board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Citizens First board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Citizens First and German American and the decision of Citizens First to enter into the merger agreement was solely that of the Citizens First board.

        The following is a summary of the material financial analyses presented by KBW to the Citizens First board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Citizens First board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below includes information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

        For purposes of the financial analyses described below, KBW utilized an implied transaction value for the merger of $26.67 per share of Citizens First common stock, or $68.2 million in the aggregate, consisting of the sum of (i) the cash consideration of $5.80, and (ii) the implied value of the stock consideration of 0.6629 of a share of German American common stock based on the closing price of German American common stock on February 19, 2019.

        Citizens First Selected Companies Analysis.    Using publicly available information, KBW compared the financial performance, financial condition and market performance of Citizens First to 12 selected major exchange-traded U.S. banks with total assets between $400 million and $600 million. Merger targets and mutual holding companies were excluded from the selected companies.

        The selected companies were as follows:

Bank of South Carolina Corporation	MSB Financial Corp.
Broadway Financial Corporation	PB Bancorp, Inc.
Carolina Trust BancShares, Inc.	Randolph Bancorp, Inc.
Elmira Savings Bank	Southwest Georgia Financial Corporation
Glen Burnie Bancorp	United Bancorp, Inc.
Home Federal Bancorp, Inc. of Louisiana	Village Bank and Trust Financial Corp.

        To perform this analysis, KBW used profitability and other financial information for the latest 12 months ("LTM") available (which in the case of Citizens First were the period ended December 31, 2018) or as of the end of such period and market price information as of February 19, 2019. Where consolidated holding company level financial data for Citizens First and the selected companies was unreported, subsidiary bank level data was utilized. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Citizens First's historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

        KBW's analysis showed the following concerning the financial performance of Citizens First and the selected companies:

		Selected Companies
	Citizens First	25th Percentile	Median	Average	75th Percentile
LTM Core Return on Average Assets(1)	1.02%	0.56%	0.79%	0.71%	0.97%
LTM Core Return on Average Tangible Common Equity(1)	11.23%	5.16%	8.53%	7.52%	10.66%
LTM Net Interest Margin	3.50%	3.22%	3.55%	3.51%	3.84%
LTM Fee Income / Revenue(2)	18.6%	8.8%	15.0%	16.0%	19.6%
LTM Efficiency Ratio	68.1%	83.3%	72.3%	76.2%	67.1%

(1)
Core earnings excluded extraordinary items, gain/loss on sale of securities, nonrecurring revenue/expenses, and amortization of intangibles (and, where applicable, was adjusted to exclude one-time charges for the revaluation of deferred tax assets or liabilities in the fourth quarter of 2017 due to the Tax Cuts and Jobs Act of 2017), as calculated by S&P Global Market Intelligence.

(2)
Excluded gains/losses on sale of securities.

        KBW's analysis also showed the following concerning the financial condition of Citizens First and the selected companies:

		Selected Companies
	Citizens First	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	9.72%	8.17%	10.54%	10.09%	11.41%
Total Capital Ratio	14.30%	12.84%	13.11%	14.87%	16.79%
Loans / Deposits	95.6%	86.1%	96.9%	96.8%	103.8%
Loan Loss Reserves / Loans	1.18%	0.78%	0.87%	0.92%	1.02%
Nonperforming Assets / Loans + OREO	0.38%	1.93%	1.09%	1.33%	0.81%
LTM Net Charge-offs / Average Loans	0.13%	0.10%	0.03%	0.06%	0.00%

        In addition, KBW's analysis showed the following concerning the market performance of Citizens First and the selected companies (excluding impact of the LTM earnings per share ("EPS") multiples for two of the selected companies, for which the multiple was considered to be not meaningful because they were either negative or greater than 30.0x):

		Selected Companies
	Citizens First	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	(3.0)%	(6.6)%	(2.5)%	(4.9)%	2.2%
Year-To-Date Stock Price Change	8.4%	3.2%	4.3%	6.2%	7.9%
Price / Tangible Book Value per Share	1.29x	1.12x	1.21x	1.27x	1.33x
Price / LTM EPS	12.3x	13.9x	14.9x	15.6x	17.7x
Dividend Yield	1.2%	0.0%	2.1%	1.9%	3.3%
LTM Dividend Payout Ratio	14.8%	0.0%	24.7%	28.0%	48.3%

        No company used as a comparison in the above selected companies analysis is identical to Citizens First. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        German American Selected Companies Analysis.    Using publicly available information, KBW compared the financial performance, financial condition and market performance of German American to 21 selected major-exchange-traded banks that were headquartered in the Midwest (defined as Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin) with total assets between $2.5 billion and $5.0 billion. Merger targets and mutual holding companies were excluded from the selected companies.

        The selected companies were as follows:

Byline Bancorp, Inc.	Mercantile Bank Corporation
Community Trust Bancorp, Inc.	Merchants Bancorp
Equity Bancshares, Inc.	MidWestOne Financial Group, Inc.
First Defiance Financial Corp.	Nicolet Bankshares, Inc.
First Financial Corporation	Old Second Bancorp, Inc.
First Internet Bancorp	Peoples Bancorp Inc.
First Mid-Illinois Bancshares, Inc.	QCR Holdings, Inc.
Great Southern Bancorp, Inc.	Sterling Bancorp, Inc.
Horizon Bancorp, Inc.	Stock Yards Bancorp, Inc.
Independent Bank Corporation	United Community Financial Corp.
Lakeland Financial Corporation

        To perform this analysis, KBW used profitability and other financial information for the latest 12 months available (which in the case of German American was the period ended December 31, 2018) or as of the end of such period and market price information as of February 19, 2019. KBW also used 2019 and 2020 EPS estimates taken from publicly available consensus "street estimates" for German American and the selected companies. Where consolidated holding company level financial data for German American and the selected companies was unreported, subsidiary bank level data was utilized. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in German American's historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

        KBW's analysis showed the following concerning the financial performance of German American and the selected companies:

		Selected Companies
	German American	25th Percentile	Median	Average	75th Percentile
LTM Core Return on Average Assets(1)	1.51%	1.32%	1.41%	1.40%	1.48%
LTM Core Return on Average Tangible Common Equity(1)	16.06%	12.85%	14.45%	14.84%	16.52%
LTM Net Interest Margin	3.75%	3.62%	3.81%	3.71%	3.96%
LTM Fee Income / Revenue(2)	24.1%	17.6%	22.4%	22.3%	26.4%
LTM Efficiency Ratio	56.7%	59.8%	58.3%	55.9%	56.2%

(1)
Core earnings excluded extraordinary items, gain/loss on sale of securities, nonrecurring revenue/expenses, and amortization of intangibles (and, where applicable, was adjusted to exclude one-time charges for the revaluation of deferred tax assets or liabilities in the fourth quarter of 2017 due to the Tax Cuts and Jobs Act of 2017), as calculated by S&P Global Market Intelligence.

(2)
Excluded gains/losses on sale of securities.

        KBW's analysis also showed the following concerning the financial condition of German American and the selected companies:

		Selected Companies
	German American	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	9.04%	8.79%	9.42%	9.70%	10.47%
Total Capital Ratio	12.36%	12.50%	13.91%	14.13%	14.40%
Loans / Deposits	88.8%	88.6%	93.4%	93.4%	97.1%
Loan Loss Reserves / Loans	0.58%	0.72%	0.93%	0.87%	1.05%
Nonperforming Assets / Loans + OREO	0.48%	1.18%	0.80%	0.92%	0.40%
LTM Net Charge-offs / Average Loans	0.08%	0.15%	0.07%	0.10%	0.03%

        In addition, KBW's analysis showed the following concerning the market performance of German American and the selected companies:

		Selected Companies
	German American	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	(8.9)%	(9.7)%	(1.7)%	(4.6)%	1.8%
Year-To-Date Stock Price Change	13.4%	9.9%	11.6%	14.9%	21.5%
Price / Tangible Book Value per Share	2.28x	1.52x	1.74x	1.72x	1.86x
Price / LTM EPS	15.8x	12.2x	13.3x	13.0x	14.1x
Price / 2019E EPS	13.7x	11.2x	11.8x	11.8x	12.6x
Price / 2020E EPS	13.0x	10.0x	11.0x	11.1x	12.2x
Dividend Yield	2.2%	0.7%	2.3%	1.8%	2.7%
LTM Dividend Payout Ratio	34.2%	8.4%	28.5%	24.0%	37.7%

        No company used as a comparison in the above selected companies analysis is identical to German American. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Select Transactions Analysis.    KBW reviewed publicly available information related to 14 selected Midwest whole bank transactions announced since November 8, 2016 with acquired company assets between $250 million and $750 million and acquired company headquarter metropolitan statistical area population less than 300,000. Terminated transactions and merger-of-equals transactions were excluded from the selected transactions.

        The selected transactions were as follows:

Acquiror	Acquired Company
Farmers & Merchants Bancorp, Inc.	Limberlost Bancshares, Inc.
First Mid-Illinois Bancshares, Inc.	SCB Bancorp, Inc.
German American Bancorp, Inc.	First Security, Inc.
Capitol Federal Financial, Inc.	Capital City Bancshares, Inc.
RCB Holding Company, Inc.	Central Bank and Trust Co.
CNB Bank Shares, Inc.	Jacksonville Bancorp, Inc.
Mackinac Financial Corporation	First Federal of Northern Michigan Bancorp, Inc.
Equity Bancshares, Inc.	Kansas Bank Corporation
First Mid-Illinois Bancshares, Inc.	First BancTrust Corporation
Independent Bank Corporation	TCSB Bancorp, Inc.
Peoples Bancorp Inc.	ASB Financial Corp.
Horizon Bancorp	Wolverine Bancorp, Inc.
QCR Holdings, Inc.	Guaranty Bank and Trust Company
Topeka Bancorp Inc.	Kaw Valley Bancorp, Inc.

        For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company's then latest publicly available financial statements:

  •
  Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

  •
  Tangible equity premium to core deposits (total deposits less time deposits greater than $250,000) of the acquired company, referred to as core deposit premium; and

  •
  Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings).

        KBW also reviewed the price per common share paid for the acquired company for the six selected transactions involving publicly traded acquired companies as a premium to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one-day market premium). The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $26.67 per outstanding share of Citizens First common stock and using historical financial information for Citizens First as of or for the 12-month period ended December 31, 2018.

        The results of the analysis are set forth in the following table (excluding the impact of the core deposit premium for one of the selected transactions, which core deposit premium was considered to be not meaningful because it was negative, and excluding the impact of the LTM EPS multiple for one of the selected transactions, which multiple was considered to be not meaningful because it was greater than 35.0x):

		Selected Transactions
	German American / Citizens First	25th Percentile	Median	Average	75th Percentile
Price / Tangible Book Value per Share	1.48x	1.42x	1.46x	1.63x	1.83x
Core Deposit Premium	6.9%	6.7%	9.8%	11.1%	12.7%
Price / LTM EPS(1)(2)	14.1x	14.8x	17.8x	18.2x	21.0x
One-Day Market Premium	14.8%	5.9%	22.5%	27.6%	44.6%

(1)
Where applicable, in the case of one of the selected transactions, adjusted for the revaluation of deferred tax assets or liabilities in the fourth quarter of 2017 due to the Tax Cuts and Jobs Act of 2017.

(2)
In the case of three acquired companies which were S-corporations, earnings were tax-affected.

        No company or transaction used as a comparison in the above selected transaction analysis is identical to Citizens First or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Relative Contribution Analysis.    KBW analyzed the relative standalone contribution of German American and Citizens First to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or synergies. To perform this analysis, KBW used (i) balance sheet and income statement data for German American and Citizens First as of or for the fiscal year ended December 31, 2018, (ii) 2019 and 2020 EPS consensus "street estimates" for German American, (iii) financial forecasts and projections relating to the net income of Citizens First provided by Citizens First management, and (iv) market price information as of February 19, 2019. The results of KBW's analysis are set forth in the following table, which also compares the results of KBW's analysis with the implied pro forma ownership percentages of German American and Citizens First shareholders in the combined company based on the 0.6629x exchange ratio provided for in the merger agreement and also hypothetically assuming 100% stock consideration in the proposed merger for illustrative purposes:

	German American % of Total	Citizens First % of Total
Ownership:
At 0.6629x merger exchange ratio	94%	6%
Assuming 100% stock consideration	92%	8%
Balance Sheet:
Total Assets	89%	11%
Gross Loans	88%	12%
Total Deposits	89%	11%
Tangible Common Equity	88%	12%
Income Statement:
2019 GAAP Net Income	92%	8%
2020 GAAP Net Income	92%	8%
Market Capitalization:
Pre-Deal Market Capitalization	93%	7%

        Forecasted Pro Forma Financial Impact Analysis.    KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of German American and Citizens First. Using (i) closing balance sheet estimates as of June 30, 2019 for German American and Citizens First, extrapolated from historical data as of December 31, 2018 and estimated data as of December 31, 2019 that was either taken from publicly available consensus "street estimates" for German American in the case of German American or provided by Citizens First management in the case of Citizens First, (ii) publicly available consensus "street estimates" for German American, and (iii) pro forma assumptions (including, without limitation, net income estimates for Citizens First and the cost savings and related expenses expected to result from the merger and the restructuring charge and certain accounting adjustments assumed with respect to the merger) provided by German American management, KBW analyzed the potential financial impact of the merger on certain projected financial results of German American. This analysis indicated the merger could be accretive to German American's estimated last two quarters 2019 EPS and estimated 2020 EPS and dilutive to German American's estimated tangible book value per share as of June 30, 2019. Furthermore, the analysis indicated that, pro forma for the merger, each of German American's tangible common equity to tangible assets ratio, Leverage Ratio, Common Equity Tier 1 Ratio, Tier 1 Capital Ratio and Total Risk Based Capital Ratio as of June 30, 2019 could be lower. For all of the above analysis, the actual results achieved by German American following the merger may vary from the projected results, and the variations may be material.

        Citizens First Discounted Cash Flow Analysis.    KBW performed a discounted cash flow analysis of Citizens First to estimate a range for the implied equity value of Citizens First. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of Citizens First provided by Citizens First management, and assumed discount rates ranging from 15.0% to 17.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that Citizens First could generate over the period from June 30, 2019 to December 31, 2023 as a standalone company, and (ii) the present value of Citizens First's implied terminal value at the end of such period. KBW assumed that Citizens First would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Citizens First, KBW applied a range of 12.0x to 14.0x Citizens First's estimated 2024 net income. This discounted cash flow analysis resulted in a range of implied values per share of Citizens First common stock of $19.83 per share to $23.12 per share.

        The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analysis did not purport to be indicative of the actual values or expected values of Citizens First.

        German American Discounted Cash Flow Analysis.    KBW performed a discounted cash flow analysis of German American to estimate a range for the implied equity value of German American. In this analysis, KBW used publicly available consensus "street estimates" of German American and assumed long-term growth rates for German American provided by German American management, and assumed discount rates ranging from 9.0% to 11.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that German American could generate over the period from June 30, 2019 to December 31, 2023 as a standalone company and (ii) the present value of German American's implied terminal value at the end of such period. KBW assumed that German American would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of German American, KBW applied a range of 12.0x to 14.0x German American's estimated 2024 net income. This discounted cash flow analysis resulted in a range of implied values per share of German American common stock of $30.44 per share to $36.43 per share.

        The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analysis did not purport to be indicative of the actual values or expected values of German American or the pro forma combined company.

        Miscellaneous.    KBW acted as financial advisor to Citizens First and not as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. Further to certain existing sales and trading relationships of a certain KBW broker-dealer affiliate with both of Citizens First and German American, and otherwise in the ordinary course of its and their broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, Citizens First and German American. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Citizens First and German American for its and their own accounts and for the accounts of its and their respective customers and clients.

        Pursuant to the KBW engagement agreement, Citizens First agreed to pay KBW a cash fee equal to 1.25% of the aggregate merger consideration, $150,000 of which became payable upon the rendering of KBW's opinion and the balance of which is contingent upon the consummation of the merger. Citizens First also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW's engagement or KBW's role in connection therewith. Other than in connection with this present engagement, during the two years preceding the date of its opinion, KBW did not provide investment banking and financial advisory services to Citizens First. During the two years preceding the date of its opinion, KBW did not provide investment banking and financial advisory services to German American. KBW may in the future provide investment banking and financial advisory services to Citizens First or German American and receive compensation for such services.

Interests of Citizens First's Directors and Executive Officers in the Merger

        When you consider the recommendation of the Citizens First board of directors to approve the merger agreement and the merger, you should be aware that certain of Citizens First's directors and executive officers may have (or have had) interests in connection with the merger that are (or were) different from, or in addition to, your interests as shareholders generally and that may present actual or apparent conflicts of interests.

        Success Bonus Payments.    In consideration for the efforts necessary to effectuate the closing of the merger, Citizens First entered into a Success Bonus Agreement (the "Bonus Agreements") with each of M. Todd Kanipe, President and CEO of Citizens First, Steve Marcum, Executive Vice President and CFO of Citizens First, Marc Lively, Executive Vice President and Chief Credit Officer of Citizens First, and Kim M. Thomas, Executive Vice President of Retail Banking (each, a "Citizens First Executive"). The Bonus Agreements provide that Citizens First will pay to the Citizens First Executive a success bonus immediately prior to the closing of the merger (the "Success Bonus"), in accordance with and subject to the terms and conditions set forth in the Bonus Agreements. Under the Bonus Agreements, each of Mr. Kanipe, Mr. Marcum, Mr. Lively and Ms. Thomas will receive a Success Bonus in the amount of $749,389, $583,623, $550,920 and $303,099, respectively.

        Acceleration and Payment of Performance Units.    Each Citizens First Executive has received certain performance unit awards under the Citizens First Corporation 2015 Incentive Plan (the "Performance Units"). As a result of the merger, the applicable periods of restriction for the Performance Units will be deemed to have lapsed and Citizens First shall, immediately prior to the closing of the merger, pay to Mr. Kanipe, Mr. Marcum, Mr. Lively and Ms. Thomas a cash payment in the amount of $84,542, $52,772, $49,421 and $19,185, respectively (the "Performance Unit Cash Payments"), provided that the Citizens First Executive remains employed by Citizens First through the payment date. The determination of the Performance Unit Cash Payments assumes that the merger will become effective as of July 1, 2019 and a share price for Citizens First common stock of $25.58 (which, for purposes of these estimates, was based on the average closing market price of Citizens First's common stock over the first five business days following the public announcement of the merger).

        No Excess Parachute Payments.    Section 280G of the Code provides that payments related to a change in control that equal or exceed three times an individual's "base amount" (defined as average annual taxable compensation over the five preceding calendar years) constitute "excess parachute payments." If the change in control payments exceed three times the individual's base amount, the Code imposes a 20% excise tax on the amount that exceeds the individual's base amount and Section 280G of the Code limits the employer's deduction to the base amount. The lump sums payable to Mr. Kanipe, Mr. Marcum, Mr. Lively and Ms. Thomas upon the change in control of Citizens First will not constitute excess parachute payments.

        Transition Employment Agreements with German American.    Each Citizens First Executive has entered into a Transition Employment Agreement with German American (each, a "Transition Employment Agreement"), providing the Citizens First Executive employment with German American or one of its affiliates following consummation of the merger.

          Kanipe, Lively and Thomas.    The Transition Employment Agreement for each of Mr. Kanipe, Mr. Lively and Ms. Thomas provides for (i) a term of three (3) years, subject to certain termination provisions, (ii) an annual salary of $180,000, $180,000 and $125,000, respectively, (iii) a retirement allowance equal to five (5%) percent of his base salary, (iv) participation in German American's management incentive programs, and (iv) receipt of all benefits otherwise provided to full-time employees of German American and in accordance with German American's policies. Notwithstanding the foregoing, the Transition Employment Agreement for each of Mr. Kanipe, Mr. Lively and Ms. Thomas provides that the employee's annual W-2 compensation will not be less than $300,000, $280,000 and $170,000, respectively, subject to the other conditions in the applicable Transition Employment Agreement. The Transition Employment Agreement for each of Mr. Kanipe, Mr. Lively and Ms. Thomas provides that, if the employee is terminated in the first twelve months of the term without cause (as defined in the applicable Transition Employment Agreement), German American shall pay the employee an amount equal to twelve (12) months of the employee's annual guaranteed compensation, subject to the other terms and conditions described in the applicable Transition Employment Agreement.

          Marcum.    The Transition Employment Agreement for Mr. Marcum provides for (i) a term of six (6) months, subject to certain termination provisions, (ii) an annual salary of $212,226, and (iii) receipt of all benefits otherwise provided to full-time employees of German American and in accordance with German American's policies. Mr. Marcum's Transition Employment Agreement provides that, if the Transition Employment Agreement expires pursuant to its terms or if he is terminated without cause (as defined in the Transition Employment Agreement), German American shall pay Mr. Marcum an amount equal to six (6) months of his annual salary, subject to the other terms and conditions described in his Transition Employment Agreement.

        Board Appointments.    The merger agreement obligates German American to appoint one person who is currently a member of the Citizens First board of directors (chosen by German American after consultation with Citizens First) to the German American board of directors. German American must also appoint all of Citizens First's current independent directors, other than the director to be appointed to German American's board, to a newly created Regional Advisory Board of German American. Each of the Citizens First directors appointed to either of these boards will be entitled to receive compensation from German American for his or her service. As of the date of this proxy statement/prospectus, it has not yet been determined which Citizens First director will be appointed to the German American board of directors.

        Indemnification and Continued Director and Officer Liability Coverage.    From and after the effective time of the merger, German American has agreed to indemnify and hold harmless each present and former director, manager and officer of Citizens First and each of its subsidiaries (each, an "Indemnified Party") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such Indemnified Party would have been indemnified (or entitled to advancement of expenses) as a director, manager or officer of Citizens First or any of its subsidiaries (including without limitation service as a trustee or in any similar capacity with respect to any Citizens First employee benefit plan), under applicable Kentucky or Indiana law or any organizational documents of Citizens First and any of its subsidiaries as in effect as of the date of the merger agreement. In addition, German American has agreed to provide directors' and officers' liability insurance coverage for a period of six (6) years following the effective time of the merger to the persons serving as officers, managers and directors of Citizens First and any of its subsidiaries immediately prior to the effective time of the merger under the directors' and officers' liability insurance policy currently maintained by Citizens First or under a policy with comparable or better coverage; provided that German American is not obligated to pay more than 150% of the annual premium paid by Citizens First for such insurance. If the cost of insurance exceeds such limit, German American will use its reasonable efforts to obtain as much comparable coverage as possible.

        The board of directors of Citizens First was aware of these differing interests and potential conflicts and considered them, among other matters, in evaluating and negotiating the merger agreement with German American and in recommending that Citizens First's shareholders approve and adopt the proposals to be voted upon at the special meeting.

Regulatory Approvals

        German American Bank, the banking subsidiary of German American, submitted an application to the Federal Deposit Insurance Corporation ("FDIC") on or about April 12, 2019, seeking approval by the FDIC of the merger of Citizens First Bank into German American Bank.

        In addition, on or about April 12, 2019, German American Bank submitted (i) an application to the Indiana Department of Financial Institutions, and (ii) a copy of its FDIC application to the Kentucky Department of Financial Institutions, in each case seeking approval of the merger of Citizens First Bank into German American Bank.

        On or about May 3, 2019, German American expects to submit a request to the Federal Reserve Bank of St. Louis, acting as the delegate of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act, for a determination by the Reserve Bank that German American need not submit an application for approval of the merger under that Act.

        German American cannot be certain when or if such waivers or approvals will be received.

Exchange Agent

        German American has appointed Computershare, Inc. ("Computershare") as its exchange agent for purposes of exchanging Citizens First shares held by its shareholders for the merger consideration.

Dividends and Distributions

        Under the terms of the merger agreement, prior to the closing of the merger, Citizens First is prohibited from declaring or paying any cash dividend or other distribution to Citizens First shareholders, except Citizens First's quarterly cash dividend in an amount not to exceed $0.07 per share; provided, however, Citizens First and German American must coordinate Citizens First's dividend schedule for the quarter in which the merger closing occurs so that Citizens First's shareholders do not receive dividends for shares of both German American common stock and Citizens First common stock for the same calendar quarter.

Appraisal or Dissenters' Rights

        Each share of Citizens First common stock held by a shareholder who has given notice of its intention to assert the right to dissent in accordance with Kentucky law, has not voted to approve the merger agreement, and has otherwise complied with the applicable provisions of the Kentucky Business Corporation Act ("KBCA") to dissent from the merger will not be converted into the right to receive the merger consideration. Instead, such a dissenting shareholder will become entitled to receive whatever may be determined to be the "fair value" of the dissenter's shares under the applicable provisions of the KBCA. If at any time a Citizens First shareholder fails to take an action required to perfect its rights as a dissenting shareholder, that shareholder will be treated as though its Citizens First shares had been converted at the effective time into the right to receive the merger consideration, without any interest thereon. Citizens first will give German American prompt notice of any shareholder demands received by Citizens First for payment of the fair value of Citizens First common stock. Prior to the effective time, Citizens First will not make any payment with respect to, or settle or offer to settle, any such demands except with prior consent of German American. For more information regarding the right of Citizens First shareholders to dissent from the merger, see the section entitled "THE MERGER AGREEMENT—Dissenters' Rights of Appraisal" beginning on page 69 of this proxy statement/prospectus. In addition, a copy of Chapter 271B, Subtitle 13,

Title XXIII of the KBCA, the Kentucky dissenters' rights statute, is attached as Annex C to this proxy statement/prospectus. Investment banker opinions as to the fairness, from a financial point of view, of the consideration payable in a transaction such as the merger are not opinions as to, and do not in any way addresss, fair value under the KBCA.

Material U.S. Federal Income Tax Consequences

        German American and Citizens First expect the merger to qualify as a "reorganization" (within the meaning of Section 368(a) of the Code) for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes, as a result of the merger:

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  Citizens First shareholders will recognize gain (but not loss) in an amount not to exceed the cash received as part of the merger consideration and will recognize gain or loss with respect to any cash received in lieu of fractional shares of German American common stock; and

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  Citizens First shareholders will not recognize gain (or loss) as a result of receiving shares of German American common stock in the merger.

        See "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES" beginning on page 86 for a summary of the material U.S. federal income tax consequences of the merger to U.S. holders of Citizens First common stock.

        Because individual circumstances may differ, each shareholder should, at their own expense, consult such shareholder's tax advisor regarding the applicability of the rules discussed in this proxy statement/prospectus to the shareholder and the particular tax effects to the shareholder of the merger and the holding or disposing of German American shares in light of such shareholder's particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of (a) the transactions described in this proxy statement/prospectus relating to equity compensation and benefit plans, and (b) the receipt of any pre-merger cash dividends from Citizens First.

Sources of Funds

        The cash portion of the aggregate merger consideration, including cash amounts required to settle fractional interests, is expected to be funded by a combination of (i) the proceeds from an anticipated issuance of up to $15 million of subordinated debentures by German American prior to closing, and (ii) other cash on hand at German American at the time of closing.

 THE MERGER AGREEMENT

        The following summary describes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

        The merger agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information regarding German American, Citizens First or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this document. See also "WHERE YOU CAN FIND MORE INFORMATION" on page 91.

        The representations, warranties and covenants contained in the merger agreement and described in this proxy statement/prospectus

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  were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments,

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  were made solely for the benefit of the parties to the merger agreement,

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  may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures,

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  were made for the purposes of allocating risk between parties to the merger agreement instead of establishing these matters as facts, and

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  may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors.

        Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time. The representations and warranties contained in the merger agreement do not survive the effective time of the merger.

General

        The merger agreement provides for the merger of Citizens First with and into German American, with German American surviving the merger and continuing under the name "German American Bancorp, Inc." Immediately following the merger of Citizens First with German American, Citizens First Bank will merge with and into German American Bank (the bank subsidiary of German American), with German American Bank surviving the merger and continuing under the name "German American Bank."

Time of Completion

        Unless the parties agree otherwise and unless the merger agreement has otherwise been terminated, the closing of the merger will take place on the first day of the calendar quarter following (i) the shareholders of Citizens First having approved and adopted the merger agreement, (ii) the expiration of all waiting periods in connection with either the bank regulatory applications filed for approval of the merger or stock market requirements and (iii) the satisfaction of all other conditions to closing of the transaction described in the merger agreement (the "Closing Date") See "THE MERGER AGREEMENT—Conditions to Completion of the Merger" on page 65.

        We are working diligently to complete the merger quickly. We currently expect that the merger will be closed on July 1, 2019. However, because completion of the merger is subject to regulatory approvals and other conditions that have not yet been obtained and are beyond our control, we cannot guarantee the actual timing.

Consideration to be Received in the Merger

        If the merger is completed, the shares of Citizens First common stock that you own immediately before the completion of the merger will be converted into a right to receive shares of German American common stock and cash. At the effective time of the merger, each issued and outstanding share of Citizens First common stock (other than Dissenting Shares and shares of Citizens First common stock held by the CFB 401(k) Plan) will be converted into the right to receive (i) 0.6629 shares of German American common stock (and cash in lieu of any fractional share interests), plus (ii) a cash payment of $5.80 (subject to reduction as described below).

        The CFB 401(k) Plan, as a record holder of shares of Citizens First common stock immediately prior to the effective time of the merger, shall be entitled to receive from German American, for each share of Citizens First common stock then held of record by the CFB 401(k) Plan, a cash payment equal to (a) $5.80, plus (b) the product of the exchange ratio multiplied by the greater of (i) the average trading price of German American common stock during the 20 trading days ending on the trading day that is the second business day preceding the closing, and (ii) the closing trading price of the German American common stock on the trading day that is the first business day preceding the closing date of the merger, each as reported by Bloomberg, L.P. (or if not reported therein, in another authoritative source mutually selected by the parties). The cash payment per outstanding share held in the CFB 401(k) Plan is also subject to reduction as described below.

        Fractional shares of German American common stock will be paid for in cash equal to the product of the fractional share and the volume weighted average of the trading prices of German American common stock, rounded to the nearest cent, during the twenty trading days ended on the trading day that is the second business day preceding the closing date for the merger, as reported by Bloomberg L.P.

Calculation of Possible Reduction in Cash Payments

        The merger agreement provides that the cash merger consideration and the CFB 401(k) Plan cash payment are each subject to reduction in the event that Citizens First's "Effective Time Book Value" is less than its "Target Book Value." The dollar amount by which such Target Book Value is not satisfied is referred to in the merger agreement as the "Shortfall," which will be determined (if it exists) by the parties at the merger closing in accordance with the merger agreement as follows:

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  For purposes of determining whether there exists (and, if so, the dollar amount of) any Shortfall, the merger agreement defines the "Effective Time Book Value" as being the estimated shareholders' equity of Citizens First as of the end of the effective time of the merger determined in accordance with United States generally accepted accounting principles ("GAAP"), as adjusted to reflect a reasonable projection of the operations of Citizens First from the date of delivery of the estimate through the effective time of the merger, to the reasonable satisfaction of German American, to be delivered by Citizens First to German American no later than five (5) business days prior to the Closing Date, and which shall reflect an allowance for loan and lease losses calculated in a manner consistent with Citizens First Bank's historical practices;

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  For purposes of the preceding item, a "reasonable projection of operations" will be based on the average monthly operations of Citizens First during the six-month period ending on the end of the month prior to the effective time of the merger;

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  The merger agreement specifies that the Effective Time Book Value will reflect all after-tax accruals for all of Citizens First's and any of its subsidiaries' fees, expenses and costs relating to the mergers (regardless of whether GAAP would require that such obligations be accrued as liabilities as of the merger's effective time), including but not limited to those incurred by Citizens First or any of its subsidiaries in negotiating the terms of the mergers, preparing, executing and delivering the merger agreement, change of control or success bonuses, if any, to officers or directors as a result of the mergers, additional accruals required pursuant to any director deferred compensation agreements, if any, obtaining shareholder and regulatory approvals, and closing the mergers, costs of taking reasonable environmental remedial and corrective actions (as specified in the merger agreement), costs to cure or remove any material title or survey defects that German American deems unacceptable (as specified in the merger agreement), and including fees, expenses and costs that might not be deemed earned or become payable until after the effective time of the merger (such as investment banking fees and similar payments for services performed prior to the effective time that may not be deemed earned unless and until the mergers have become effective);

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  In computing the Effective Time Book Value, the merger agreement expressly provides that none of the following will be considered in the calculation: (1) gains or losses on sales of securities by Citizens First or any of its subsidiaries incurred after September 30, 2018; (2) any increase in assets or decrease in liabilities resulting from the issuance or redemption of shares of capital stock or other equity interests of Citizens First, including, but not limited to, Citizens First making the certain performance unit cash payments; (3) any changes to the value of Citizens First's investment portfolio attributed to applicable accounting rules, whether upward or downward, from September 30, 2018 until the measurement date; (4) any fees payable upon the termination of any of Citizens First's contracts; (5) expenses relating to any litigation arising out of or in connection with the merger agreement, the merger or any of the transactions contemplated thereby; and (6) severance and other payments under the merger agreement (exclusive of any change of control payments, success bonuses or settlement payments payable to officers or directors as a result of the merger); and

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  For the purposes of whether there exists (and, if so, the dollar amount of) any Shortfall, the merger agreement defines "Target Book Value" to be an amount equal to: (1) $48,250,000; (2) adjusted (A) downward by the product of $13,000, or the Per Diem Factor, and the number of days the effective time of the merger is before July 1, 2019, or (B) upward by the product of the Per Diem Factor and the number of days the effective time of the merger is after July 1, 2019; and (3) less dividends paid after July 1, 2019.

        In the event of such a Shortfall, then the cash merger consideration and the CFB 401(k) Plan cash payment shall be reduced by a per share amount (rounded to the nearest whole cent) equal to the quotient obtained by dividing the dollar amount of the Shortfall by (x) the number of shares of Citizens First common stock outstanding that is eligible to receive the $5.80 per share cash payment, plus (y) the number of shares of Citizens First Common outstanding that is eligible to receive the CFB 401(k) Plan cash payment. Citizens First does not anticipate that any Shortfall adjustment to the cash consideration will be necessary.

Exchange of Certificates

        Computershare (German American's transfer agent and registrar) will act as the exchange agent and handle the exchange of Citizens First stock certificates for certificates representing German

American's shares and any cash consideration that may be payable to Citizens First shareholders. Within five business days after the effective time of the merger, the exchange agent will send a letter of transmittal to each former Citizens First shareholder who holds one or more stock certificates. The letter of transmittal will contain instructions explaining the procedure for surrendering Citizens First stock certificates. You should NOT return stock certificates with the enclosed proxy card.

        Citizens First shareholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive certificates for the shares of German American's common stock into which their shares of Citizens First common stock were converted pursuant to the merger and a check for the amount of cash consideration (if any) to which such shareholder is entitled.

        With respect to holders of shares of Citizens First common stock held in book-entry form, the exchange agent will deliver (1) a statement detailing the holders' book-entry shares of German American common stock into which those shares of Citizens First common stock have been converted, and (2) payment for cash-in-lieu of a fractional share and the merger cash consideration, in a separate mailing, as promptly as reasonably practicable after the effective time of the merger, without the shareholder being required to deliver a Citizens First stock certificate or any letter of transmittal, "agent's message" or other documents to the exchange agent.

        After the merger, each certificate that previously represented shares of Citizens First common stock will only represent the right to receive:

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  certificates representing the shares of German American's common stock into which those shares of Citizens First common stock have been converted; cash in the amount of the cash merger consideration, if any, and cash in lieu of any fractional share of German American common stock; or

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  the right to receive payment of the fair value of Dissenting Shares in accordance with the provisions of the KBCA, as described below under "Dissenters' Rights of Appraisal."

        After the completion of the merger, Citizens First will not register any transfers of shares of Citizens First common stock.

Citizens First Restrictions

        Under the merger agreement, Citizens First has agreed to certain restrictions on its activities until the merger is completed or terminated. In general, Citizens First and its subsidiaries are required to conduct their respective businesses and to discharge or incur obligations and liabilities only in the ordinary course of business, as conducted prior to the execution of the merger agreement.

        The following is a summary of the more significant items which Citizens First and its subsidiaries cannot take without German American's prior consent, subject to the exceptions set forth in the merger agreement:

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  declaring or paying any dividends on shares of Citizens First common stock or making any other distribution to shareholders, except Citizens First's quarterly cash dividend in an amount not to exceed $0.07 per share; provided, however, Citizens First and German American shall coordinate Citizens First's dividend schedule for the quarter in which the merger closing occurs so that Citizens First's shareholders receive dividends for one of, but not both German American common stock and Citizens First common stock for the same calendar quarter;

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  issuing or agreeing to issue any stock or other equity securities or any options, warrants or other rights to subscribe for or purchase common or any other capital stock or securities convertible into or exchangeable for any capital stock or equity securities;

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  redeeming, purchasing or otherwise acquiring any of the common or any other capital stock of Citizens First or any of its subsidiaries;

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  effecting a stock split, reverse split, reclassification or other similar change in any common or other capital stock or otherwise reorganizing or recapitalizing;

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  changing the organizational documents of Citizens First or any of its subsidiaries;

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  except as separately set forth in the merger agreement or agreed to by German American, paying or agreeing to pay any bonus, additional compensation, or severance benefit or otherwise making any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees;

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  except as separately set forth in the merger agreement or agreed to by German American or required by law, adopting, terminating or making any change in any employee benefit plan or other arrangement or payment made to, for or with any of such consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees;

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  borrowing or agreeing to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guaranteeing or agreeing to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit;

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  making or committing to make loans or loan commitments or renewals of loans, or purchasing loan participations, in amounts exceeding certain specified amounts;

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  purchasing or otherwise acquiring any investment security for the accounts of Citizens First or its subsidiaries, or selling any investment security owned by any of them which is designated as held-to-maturity, or engaging in any activity that would require the establishment of a trading account for investment securities;

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  increasing or decreasing the rate of interest paid on time deposits, or on certificates of deposit, except in a manner consistent with market conditions and pursuant to policies consistent with past practices;

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  entering into or amending any material agreement, contract or commitment out of the ordinary course of business;

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  except in the ordinary course of business, placing on any of their assets or properties any mortgage, pledge, lien, charge, or other encumbrance;

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  except in the ordinary course of business, canceling, releasing, compromising or accelerating any material indebtedness owing to Citizens First or any of its subsidiaries, or any claims which any of them may possess, or voluntarily waiving any material rights with respect thereto;

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  selling or otherwise disposing of any loan, loan participation, real property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness;

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  foreclosing upon or otherwise taking title to or possession or control of any real property (other than certain single-family, non-agricultural residential property) without first obtaining a phase one environmental report thereon, prepared by a reliable and qualified person or firm reasonably acceptable to German American, which does not indicate the presence of material or reportable quantities of pollutants, contaminants or hazardous or toxic waste materials on the property;

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  committing any act, or failing to do any act, that causes a material breach of any material lease, agreement, contract or commitment;

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  violating any law, statute, rule, governmental regulation or order, which violation might have a "material adverse effect" as defined in the merger agreement;

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  purchasing any real or personal property or making any other capital expenditure where the amount paid or committed therefor is in excess of certain individual and aggregate threshold dollar amounts, other than purchases of property made in the ordinary course of business in connection with loan collection activities or foreclosure sales in connection with any of Citizens First Bank's loans;

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  issuing certificate(s) for shares of Citizens First common stock to any Citizens First shareholder in replacement of certificate(s) claimed to have been lost or destroyed without first obtaining from such shareholder(s), at the expense of such shareholder(s), a surety bond from a recognized insurance company in an amount that would indemnify Citizens First (and its successors) against loss on account of such lost or destroyed certificate(s) (in an amount not less than 150% of the amount that German American's transfer agent would require in the case of lost or destroyed stock certificates of equal value of German American common stock), and obtaining a usual and customary affidavit of loss and indemnity agreement from such shareholder(s);

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  making or changing any election, changing an annual accounting period, adopting or changing any accounting method, filing any amended tax returns, entering into any closing agreement, settling any tax claim or assessment relating to Citizens First or any of its subsidiaries, surrendering rights to claim a refund of taxes, consenting to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Citizens First or any of its subsidiaries, or taking any other similar action relating to the filing of any tax return or the payment of any tax, except as required by law;

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  merging, combining, or consolidating with or, other than in the ordinary course of business consistent with past practice, selling the assets or the securities of Citizens First or any of its subsidiaries to any other person, corporation, or entity, effecting a share exchange or entering into any other transaction not in the ordinary course;

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  failing to maintain Citizens First Bank's reserves for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; or

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  agreeing in writing to take any of the foregoing actions.

        In addition, Citizens First agreed to notify German American in writing of the occurrence of any matter or event known to Citizens First that is, or is likely to have a "material adverse effect" on the business, operations, properties, assets or financial condition of Citizens First or any of its subsidiaries, as that term is defined in the merger agreement.

Citizens First Non-Solicitation and Non-Discussion Covenants

        Citizens First has agreed that, until the effective time of the merger or until the termination of the merger agreement, except with the written approval of German American, Citizens First will neither permit nor authorize its directors, officers, employees, agents or representatives (or those of its subsidiaries) to, directly or indirectly, initiate, solicit or encourage, or to the extent required under the fiduciary duties applicable to the Citizens First directors under Kentucky law (in which case German American's prior written approval shall not be required), provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to Citizens First or any of its subsidiaries or to which Citizens First or any of its subsidiaries or their respective shareholders or members may become a party (all such transactions are referred to in this proxy statement/prospectus as "acquisition transactions"). Citizens First also agreed to promptly communicate to German American the terms of any inquiry, proposal, indication of interest, or offer which Citizens First or any of its subsidiaries receives with respect to an acquisition transaction.

Citizens First Board Recommendation Requirements

        The merger agreement contains provisions that require Citizens First's board of directors to submit the merger agreement for consideration by Citizens First's shareholders at the special meeting. Unless precluded by applicable fiduciary duties (and except with respect to any director acting individually in the capacity as a trustee of the CFB 401(k) Plan), the board of directors, acting unanimously, must recommend that Citizens First's shareholders approve the merger agreement and the plan of merger.

German American Covenants

        German American has agreed to use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under the merger agreement and to effect the merger in accordance with the terms and conditions set forth in the merger agreement. German American has also agreed to file or cooperate with Citizens First in filing all regulatory applications required in order to consummate the merger, and the merger of Citizens First Bank into German American Bank, including all necessary applications for the prior approvals (if not waived) of the Federal Reserve Board under the Bank Holding Company Act, the Indiana Department of Financial Institutions, the Kentucky Department of Financial Institutions and the Federal Deposit Insurance Corporation. German American has agreed to keep Citizens First reasonably informed as to the status of such applications and promptly send or deliver complete copies of such applications, and of any supplementally filed materials, to counsel for Citizens First.

        The merger agreement also contains certain covenants relating to employee benefits, employee benefit plans, and other matters pertaining to officers and directors (see "THE MERGER AGREEMENT—Employee Benefit Matters" and "THE MERGER—Interests of Citizens First's Directors and Executive Officers in the Merger").

Representations and Warranties

        Citizens First and German American.    The merger agreement contains representations and warranties made by Citizens First and German American. These include, among other things, representations relating to:

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  due corporate organization and existence;

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  capitalization;

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  corporate power and authority to consummate the merger and enter into the merger agreement;

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  subsidiaries;

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  financial information;

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  agreements with banking authorities;

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  litigation;

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  environmental matters;

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  compliance with laws;

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  broker's, finder's or other fees;

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  tax and regulatory matters;

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  securities law compliance; and

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  accuracy of statements made and information provided to the other party.

        German American.    German American represents and warrants to Citizens First in the merger agreement regarding, among other things:

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  compliance with and accuracy of SEC filing requirements, including internal control requirements;

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  filing of necessary reports with regulatory authorities;

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  having sufficient financial resources to make payments at the Closing; and

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  absence of material adverse changes in financial condition since December 31, 2017.

        Citizens First.    Citizens First makes additional representations and warranties to German American in the merger agreement relating to, among other things:

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  absence of defaults;

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  filing of reports;

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  loans and investments;

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  employee benefit plans and employment matters;

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  title to assets;

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  insurance;

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  material contracts;

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  compliance with Americans with Disabilities Act;

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  absence of undisclosed liabilities; and

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  absence of any events, since December 31, 2017, having a "material adverse effect" on the financial position, results of operations or business of Citizens First and its subsidiaries taken as a whole, as that term is defined in the merger agreement, except as set forth in the merger agreement.

Conditions to Completion of the Merger

        Closing Conditions for the Benefit of German American.    German American's obligations are subject to fulfillment of the following conditions (unless such conditions may by law be waived and German American elects to waive them):

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  truth of representations and warranties of Citizens First and Citizens First Bank in all material respects as of the closing date (except for such changes since the date of the merger agreement as have not had, and cannot reasonably be expected to have, when considered together with all such other changes, any effect that constitutes a "material adverse effect" as defined by the merger agreement). For purposes of the merger agreement, "material adverse effect" means any effect that (i) is material and adverse to the financial position, results of operations, or business of Citizens First and its subsidiaries taken as a whole or German American and German American Bank taken as a whole, as applicable, or (ii) would materially impair the ability of

    Citizens First or German American, as applicable, to perform its obligations under the merger agreement; provided, however, that material adverse effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the mergers or restructuring charges taken in connection with the merger, in accordance with GAAP, (d) effects of any action taken with the prior written consent of the other party, (e) changes in the general level of interest rates, or circumstances that affect the United States economy, financial or securities markets or the banking industry, generally, (f) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with the merger or transactions contemplated by the merger agreement, (g) the impact of the announcement of the merger agreement and the transactions contemplated thereby, and compliance with the merger agreement on the business, financial condition or results of operations of Citizens First and its subsidiaries, or German American and German American Bank, as applicable, and (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that no change in the trading price of German American common stock shall by itself be considered a material adverse effect.

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  performance by Citizens First and Citizens First Bank in all material respects of their agreements under the merger agreement;

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  approval of the merger by Citizens First shareholders;

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  absence of any restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the merger, or any pending proceeding by any bank regulatory authority, governmental agency or other person seeking any of the above;

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  receipt of all necessary regulatory approvals (without burdensome conditions);

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  receipt from Citizens First at closing of certain items set forth in the merger agreement;

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  receipt of an opinion of Bingham Greenebaum Doll LLP that, for U.S. federal income tax purposes, the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code;

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  receipt by German American of certain environmental reports;

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  a commitment from a national title company selected by German American to issue at the closing of the merger any title policies required by German American; and

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  less than twenty percent (20%) of the outstanding shares of Citizens First common stock have become and remain Dissenting Shares.

        Closing Conditions for the Benefit of Citizens First.    Citizens First's obligations are subject to fulfillment of the following conditions (unless such conditions may by law be waived and Citizens First elects to waive them):

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  truth of representations and warranties of German American (and its subsidiary bank) in all material respects as of the closing date (except for such changes since the date of the merger agreement as have not had, and cannot reasonably be expected to have, when considered together with all such other changes, any effect that constitutes a "material adverse effect" as defined by the merger agreement);

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  performance by German American (and its subsidiary bank) in all material respects of their agreements under the merger agreement;

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  approval of the merger by Citizens First shareholders;

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  absence of any restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the merger, or any pending proceeding by any bank regulatory authority, governmental agency or other person seeking any of the above;

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  receipt of all necessary regulatory approvals;

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  receipt from German American at closing of certain items set forth in the merger agreement;

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  receipt of an opinion of Bingham Greenebaum Doll LLP that, for U.S. federal income tax purposes, the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by shareholders of Citizens First to the extent they receive shares of German American common stock in the holding company merger in exchange for their shares of Citizens First common stock, except that gain will be recognized with respect to any cash received and that gain or loss will be recognized with respect to any cash received in lieu of fractional shares; and

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  the shares of German American common stock, to be issued in the merger, will be eligible for trading on the NASDAQ Global Market.

Termination

        The merger agreement may be terminated by mutual consent of German American and Citizens First at any time prior to the filing of articles of merger with respect to the merger with the Indiana Secretary of State and the Kentucky Secretary of State. Additionally, subject to conditions and circumstances described in the merger agreement, either German American or Citizens First may terminate the merger agreement if any of the following occur:

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  the other party has breached any representation or warranty contained in the merger agreement (other than those breaches that do not have and would not reasonably be expected to have, individually or in the aggregate, a "material adverse effect" on the other party as defined by the merger agreement) which breach cannot be cured, or has not been cured within 30 days after the giving of written notice to the other party of such breach;

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  the other party has breached in any material respect any of the covenants or agreements contained in the merger agreement, which breach cannot be cured, or has not been cured within 30 days after the giving of written notice to the other party of such breach;

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  any of the conditions to the obligations of such party are not satisfied or waived on or prior to the closing date, and are not capable of being satisfied by October 1, 2019 immediately upon delivery of written notice thereof to the other party on the closing date;

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  Citizens First shareholders do not adopt the merger agreement at the Citizens First special meeting;

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  in the event of certain adverse regulatory determinations;

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  in the event there are certain adverse environmental reports or title defects with regard to real estate owned or leased by Citizens First

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  the merger has not been closed by October 1, 2019; or

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  the other party has become a party or subject to any cease and desist order imposed by any federal or state bank regulatory agency.

        German American may also terminate the merger agreement if any of the following occur:

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  in the event Citizens First breaches its notice obligations related to an acquisition transaction or does not terminate all discussions, negotiations and information exchanges related to such inquiry, proposal, indication of interest or offer related to an acquisition transaction within 45 days after the first communication between Citizens First or Citizens First Bank and the third party and provide German American with written notice of such termination,

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  the Citizens First board of directors fails to unanimously recommend the approval of the merger agreement and related plan of merger to the Citizens First shareholders, or withdraws such recommendation after Citizens First's receipt of a proposal for a business combination with any third party, or

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  if greater than twenty percent (20%) of the outstanding shares of Citizens First common stock have become and remain Dissenting Shares.

Termination Fee

        German American may demand a $2,500,000 termination fee from Citizens First, if the merger agreement is terminated by German American:

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  due to Citizens First breaching its notice obligations related to an acquisition transaction, or not terminating all discussions, negotiations and information exchanges related to such inquiry, proposal, indication of interest or offer related to an acquisition transaction within 45 days after the first communication between Citizens First or Citizens First Bank and the third party and providing German American with written notice of such termination,

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  due to the failure of the Citizens First board of directors to unanimously recommend the approval of the merger agreement and related plan of merger to the Citizens First shareholders, or

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  due to the withdrawal by the Citizens First board of directors of such recommendation after Citizens First's receipt of a proposal for a business combination with any third party.

Amendment and Waiver

        Amendment.    The merger agreement may only be amended or modified by a written agreement among the parties.

        Waiver.    At any time prior to the effective time of the merger, certain conditions of the merger may be waived by German American or Citizens First. Any agreement on the part of a party to the merger agreement to any extension or waiver will be valid only if set forth in a written instrument signed on behalf of that party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

Management and Operations After the Mergers

        After the merger and the follow-up merger of Citizens First Bank with and into German American Bank, German American will appoint one person who is currently a member of the Citizens First board of directors (chosen by German American in accordance with German American's policies and requirements after consultation with Citizens First) to the German American board of directors following the Closing Date. The appointment will be made no later than 60 days after the Closing Date. The person appointed will then be nominated for election to serve for a term of three years at the first annual meeting of the shareholders of German American for which nominations remain open following the person's appointment. As of the date of this proxy statement/prospectus, it has not yet been determined which Citizens First director will be appointed to the German American board of directors. The board of directors of German American and of its banking subsidiary will otherwise be the same as the boards of directors of such companies immediately prior to the effective time of the merger. Information about the current German American directors and executive officers can be found in German American's Annual Report on Form 10-K for its year ended December 31, 2018, which is incorporated by reference into, and forms part of, this proxy statement/prospectus.

        In addition, no later than 60 days after the Closing Date, German American will appoint all of Citizens First's current independent directors, other than the director to be appointed to German American's board, to a newly created Regional Advisory Board of German American.

Employee Benefit Matters

        German American and its subsidiaries, as applicable, will provide compensation and benefits to the officers and employees of Citizens First and any of its subsidiaries who continue as employees of German American or any of its subsidiaries after the effective time of the merger ("Continuing Employees") that are generally comparable to those provided to similarly situated employees of German American and its subsidiaries. Continuing Employees will receive credit for prior service with Citizens First or Citizens First Bank (as applicable) for purposes of eligibility and vesting under any employee benefit plans maintained by German American at the time of the merger and made available to the Continuing Employees, who will generally receive credit for accrued but unused vacation and sick time earned prior to the effective time of the merger up to 200 hours per employee.

        All fully insured Citizens First welfare benefit plans currently sponsored by Citizens First shall continue as separate plans after the effective time of the merger, until such time as German American determines, in its sole discretion, that it will terminate any or all of such plans.

        If directed by German American no later than sixty (60) days before the Closing Date, Citizens First shall (a) cause the board of directors of Citizens First to adopt resolutions and an amendment to the CFB 401(k) Plan providing for its termination on a date that is no later than the day before the Closing Date, and (b) file an application with the Internal Revenue Service on a date that is no later than the Closing Date that requests a favorable determination letter on the CFB 401(k) Plan relating to its termination. In the event that German American requests that the CFB 401(k) Plan be terminated, the Continuing Employees shall be eligible to participate, effective as of the effective time of the merger, in a 401(k) plan sponsored or maintained by German American or one of its subsidiaries.

Dissenters' Rights of Appraisal

        The following summarizes the provisions of Kentucky law relating to the dissenters' rights of shareholders. The provisions of Sections 271B.13-010 through 271B.13-310 of the Kentucky Business Corporation Act ("KBCA"), which control your right to dissent from the merger, are attached in full as Annex C to this proxy statement. We urge you to read Annex C in its entirety.

        Any shareholder of record of Citizens First who objects to the merger and who fully complies with Sections 271B.13-010 through 271B.13-310 of the KBCA will be entitled to demand and receive payment, if the merger is consummated, in cash of an amount equal to the fair value of all, but not less than all, of his or her Citizens First common shares. A shareholder of record may, however, assert dissenters' rights as to fewer than all of the shares registered in his or her name if he or she dissents with respect to all shares beneficially owned by any one beneficial owner and notifies Citizens First in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights.

        For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights, the fair value of a dissenting shareholder's Citizens First common shares equals the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless exclusion would be inequitable.

        Any Citizens First shareholder desiring to dissent from the merger and receive payment of the fair value of his or her Citizens First common shares must:

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  deliver to Citizens First, before the shareholder vote on the merger agreement, a written notice of his or her intent to demand payment for his or her shares if the merger is consummated;

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  not vote his or her shares in favor of the merger agreement; and

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  demand payment, certify whether the holder acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed Merger and deposit his or her stock certificates with Citizens First in accordance with the terms of a dissenters' notice to be sent to all dissenting shareholders within 10 days after the merger is authorized by shareholders.

        Only a record shareholder may assert dissenters' rights, except that a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder (as in the case of shares held in a brokerage account) may assert dissenters' rights on his or her own behalf if: (i) the record shareholder's written consent to the dissent is submitted to Citizens First not later than the time the beneficial shareholder asserts dissenters' rights; and (ii) the beneficial owner asserts dissenters' rights with respect to all shares of which he or she is the beneficial owner or over which he or she has the power to direct the vote.

        All written communications from shareholders with respect to the exercise of dissenters' rights should be mailed before the merger is completed to Citizens First Corporation, 1065 Ashley Street, Bowling Green, Kentucky 42103, Attention: Secretary, and after the merger is completed to German American Bancorp., Inc., 711 Main Street, Jasper, Indiana 47546-0810, Attention: Corporate Secretary. Voting against, abstaining from voting or failing to vote on the proposal to approve the merger agreement is not enough to satisfy the requirements of the KBCA. You must also comply with all of the conditions relating to the separate written notice of intent to dissent from the merger, the separate written demand for payment of the fair value of Citizens First common shares and the deposit of the stock certificates.

        The dissenters' notice sent to dissenting shareholders will:

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  specify the dates and place for receipt of the payment demand and the deposit of the Citizens First stock certificates;

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  inform holders of uncertificated shares, if any, to what extent transfer of the shares will be restricted after the payment demand is received;

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  supply a form for demanding payment that includes the date of the first public announcement of the terms of the merger as provided above and requires that the person asserting dissenters' rights certify whether or not he or she acquired beneficial ownership of the shares before that date;

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  set a date by which German American must receive the payment demand, which date must not be fewer than 30, nor more than 60 days after the dissenters' notice is delivered; and

  •
  be accompanied by a copy of the dissenters' rights provisions of the KBCA.

        Following the later to occur of the date on which the merger is completed or the date on which German American receives a payment demand from a dissenting shareholder who has complied with the statutory requirements, German American will pay the dissenter the estimated fair value of his or her shares, plus accrued interest. German American's payment will be accompanied by:

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  Citizens First's balance sheet as of the end of a fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any;

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  a statement of German American's determination of the fair value of the shares;

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  an explanation of how the interest was calculated; and

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  a statement of the dissenting shareholder's right to demand payment of a different amount under Section 271B.13-280 of the KBCA.

        After the merger, German American may, under Section 271B.13-270, elect to withhold payment from a dissenter who became the beneficial owner of the shares on or after the date of the first public announcement of the terms of the merger. If German American makes such an election, it must estimate the fair value of the shares, plus accrued interest, and send an offer to the dissenter that includes the estimate of the fair value, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment of a different amount under Section 271B.13-280. German American must pay the offer amount to each such dissenting shareholder who agrees to accept it in full satisfaction of his or her demand.

        If German American fails to pay (except as provided in Section 271B.13-270) the estimated fair value of shares with respect to which a dissenter has complied with the dissenting shareholder requirements within 60 days of the date for demanding payment set forth in the dissenters' notice, such dissenting shareholder may notify German American in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate.

        If the dissenting shareholder believes the amount German American paid or offered is less than the fair value of the shares or that the interest due is incorrectly calculated, within 30 days after German American makes or offers payment for the shares of a dissenting shareholder, the dissenting shareholder must demand payment of his or her own estimate of the fair value of the shares and interest due. A dissenter waives the right to demand payment unless he or she notifies German American of his or her demand in writing within 30 days after German American made or offered payment for his or her shares. If the demand for payment of the different amount under Section 271B.13-280 remains unsettled, then German American, within 60 days after receiving the payment demand of a different amount from the dissenting shareholder, must file an action in the Jefferson County, Kentucky circuit court requesting that the fair value of the dissenting shareholder's shares be determined. German American must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If German American does not begin the proceeding within the 60-day period, it must pay the amount demanded by each dissenting shareholder whose demand remains unsettled.

        Citizens First shareholders should note that cash paid to dissenting shareholders in satisfaction of the fair value of their shares will be recognized as gain or loss for federal income tax purposes. See "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" beginning on page 86.

        Failure by a Citizens First shareholder to follow each of the steps required by the KBCA for perfecting dissenters' rights may result in the loss of those rights. In view of the complexity of these provisions and the requirement that they be strictly followed, if you are considering dissenting from the approval and adoption of the merger agreement and exercising your dissenters' rights under the KBCA, you should consult your legal advisor.

        Pursuant to the merger agreement, German American has the right to terminate the merger agreement if dissenting shares represent more than twenty percent (20%) of the outstanding shares of Citizens First common stock.

Expenses

        All expenses incurred in connection with the merger agreement, except for the costs of certain environmental investigations, will be paid by the party incurring the expenses, except that Citizens First may be required to pay a termination fee of $2,500,000 to German American if the merger is terminated prior to the closing date under certain circumstances described under "THE MERGER AGREEMENT—Termination Fee" above.

Voting Agreement with Citizens First Directors

        Each member of the board of directors of Citizens First has entered into a voting agreement with German American to cause all Citizens First common stock he or she owns of record or beneficially to be voted in favor of the merger agreement proposal. As of the record date, the members of the Citizens First board of directors and their affiliates had the power to vote an aggregate of 210,938 shares of Citizens First common stock, representing approximately 8.3% of the outstanding shares on that date.

PROPOSAL 2—NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER
MERGER-RELATED COMPENSATION ARRANGEMENTS

        Pursuant to the Dodd-Frank Act and Rule 14a-21(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Citizens First is required to submit a proposal to its shareholders for a non-binding advisory vote to approve the payment of certain compensation to the named executive officers of Citizens First (as determined pursuant to Item 401(m)(2) of Regulation S-K) that is based on or otherwise relates to the merger. This proposal, commonly known as "say-on-golden parachute," gives Citizens First shareholders the opportunity to express their views on the compensation that certain of Citizens First's named executive officers may be entitled to receive that is based on or otherwise relates to the merger.

        The named executive officers of Citizens First named below are entitled to receive certain compensation that is based on or that otherwise relates to the merger. This compensation, collectively referred to as "golden parachute" compensation, is described in narrative form in the section entitled "THE MERGER—Interests of Citizens First's Directors and Executive Officers in the Merger" beginning on page 54. The descriptions and quantifications of the payments in the table below are intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation and benefits that each of Citizens First's named executive officers (as determined pursuant to Item 401(m)(2) of Regulation S-K) will or may receive in connection with the merger. Citizens First's only named executive officers for purposes of this proposal are M. Todd Kanipe, Steve Marcum and Marc Lively.

        Therefore, Citizens First is requesting the approval of Citizens First's shareholders, on a non-binding advisory basis, of the compensation of the named executive officers of Citizens First based on or related to the merger and the agreements and understandings concerning such compensation. As required by Rule 14a-21(c) of the Exchange Act, Citizens First is asking its shareholders to adopt the following resolution:

  "RESOLVED, that the compensation to be paid or become payable to the named executive officers of Citizens First Corporation that is based on or otherwise relates to the merger of Citizens First Corporation with and into German American Bancorp, Inc., and the agreements and understandings concerning such compensation, as disclosed in the table below entitled "Golden Parachute Compensation" pursuant to Item 402(t) of Regulation S-K and the associated narrative discussion, are hereby APPROVED."

        Because the proposal is advisory in nature only, a vote for or against approval will not be binding on either Citizens First or German American regardless of whether the merger is approved. Accordingly, as the compensation to be paid to the named executive officers of Citizens First based on or related to the merger is contractual with the executives, regardless of the outcome of this vote, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is completed. This proposal includes compensation that would be paid or provided by Citizens First if paid or provided prior to or upon the closing of the merger. If the merger is not completed, Citizens First's board of directors will consider the results of the vote in making future executive compensation decisions.

        The following table sets forth the aggregate dollar value of the various elements of compensation that each named executive officer of Citizens First would receive that is based on or otherwise relates to the merger. The amounts set forth below do not include amounts payable by German American to Messrs. Kanipe, Marcum and Lively pursuant to terms of employment agreements with German American that become effective at the effective time of the merger, which agreements will supersede the existing employment agreements between the executives and Citizens First.

 Golden Parachute Compensation

Name and Principal Position	Cash ($)(1)	Equity ($)(2)	Total ($)
M. Todd Kanipe, President and CEO of Citizens First	$749,389	$84,542	$833,931
Steve Marcum, Executive Vice President and CFO of Citizens First	583,623	52,772	636,395
Marc Lively, Executive Vice President and Chief Credit Officer of Citizens First	550,920	49,421	600,341

(1)
Represents the cash payment due under a Success Bonus Agreement between each named executive officer and Citizens First in consideration for the efforts necessary to effectuate the closing of the merger. Such amounts are payable at closing, subject to the executive remaining employed by Citizens First through that date and releasing Citizens First of all claims against it.

(2)
As a result of the merger, the applicable periods of restriction for outstanding performance unit awards under the Citizens First Corporation 2015 Incentive Plan will be deemed to have lapsed. Under the terms of the merger agreement, in lieu of distributing shares of Citizens First common stock to the named executive officers to settle the awards, Citizens First shall pay to such officers, immediately prior to the closing of the merger, the cash equivalent of such shares. This column reflects such cash equivalent amounts, assuming that the merger is effective as of July 1, 2019 and the share price for Citizens First common stock is $25.58 (which, for purposes of these estimates, was based on the average closing market price of Citizens First's common stock over the first five business days following the public announcement of the merger). The payment of such amounts is subject to the executive remaining employed by Citizens First through the payment date.

        For the non-binding advisory resolution relating to the merger-related compensation arrangements to be approved, more votes must be cast by Citizens First's shareholders in favor of the proposal than are cast against it. Abstentions and broker non-votes will not be included in the vote count and will have no effect on the outcome of the proposal.

        Citizens First's board of directors unanimously recommends that shareholders vote "FOR" the approval of the non-binding advisory resolution approving the merger-related compensation of Citizens First's named executive officers, and the agreements or understandings concerning such compensation.

PROPOSAL 3—ADJOURNMENT OF THE SPECIAL MEETING

        In addition to the proposal to approve the merger agreement and the proposal on merger-related compensation, the shareholders of Citizens First are also being asked to approve a proposal to adjourn or postpone the special meeting to permit further solicitation of proxies if an insufficient number of shares is present in person or by proxy to approve the merger agreement.

        It is rare for a company to achieve 100% (or even 90%) shareholder participation at an annual or special meeting of shareholders, and only a majority of the holders of the outstanding shares of Citizens First common stock is required to be represented at the special meeting, in person or by proxy, for a quorum to be present. If shareholder participation at the special meeting is lower than expected, Citizens First would like the flexibility to postpone or adjourn the meeting in order to attempt to secure broader shareholder participation. If Citizens First desires to adjourn the special meeting, Citizens First will request a motion that the special meeting be adjourned, and delay the vote on the merger agreement proposal described herein until the special meeting is reconvened. If Citizens

First adjourns the special meeting for 30 days or less, Citizens First will not set a new record date and will announce prior to adjournment the date, time, and location at which the special meeting will be reconvened. No other notice will be provided. Unless revoked prior to its use, any proxy solicited for the special meeting will continue to be valid for any adjourned or postponed special meeting, and will be voted in accordance with the shareholder's instructions and, if no contrary instructions are given, for the merger agreement proposal.

        Any adjournment will permit Citizens First to solicit additional proxies and will permit a greater expression of the views of Citizens First's shareholders with respect to the merger. Such an adjournment would be disadvantageous to shareholders who are against the proposal to approve the merger agreement because an adjournment will give Citizens First additional time to solicit favorable votes and increase the chances of approving those proposals. Citizens First has no reason to believe that an adjournment of the special meeting will be necessary at this time.

        Citizens First's board of directors recommends that shareholders vote "FOR" the proposal to adjourn or postpone the special meeting, if necessary.

 DESCRIPTION OF GERMAN AMERICAN

        The following information should be read with the financial statements incorporated by reference into this proxy statement/prospectus.

Business

        German American Bancorp, Inc. is a NASDAQ-traded (symbol: GABC) bank holding company based in Jasper, Indiana. German American was incorporated under Indiana law in 1982. It is registered as a bank holding company with the Board of Governors of the Federal Reserve System ("FRB") under the Bank Holding Company Act of 1956, as amended (the "BHC Act").

        German American's primary activity consists of owning and supervising German American Bank, which is a commercial bank organized under Indiana law, and that bank's subsidiaries. German American's bank subsidiary was chartered in 2006 as a result of a consolidation of six affiliated Indiana state banks that were then separately incorporated and owned by German American. The bank subsidiary traces its roots to The German American Bank, which was (until the 2006 consolidation transaction) a state-chartered bank that was incorporated in 1910 and headquartered in Jasper, Indiana.

        German American, through its banking subsidiary, operates 65 banking offices in 20 contiguous southern Indiana counties and four Kentucky counties. German American also owns an investment brokerage subsidiary (German American Investment Services, Inc.) and a full line property and casualty insurance agency (German American Insurance, Inc.).

        Throughout this proxy statement/prospectus, when we use the term "German American," we will usually be referring to the business and affairs (financial and otherwise) of German American Bancorp, Inc., and its consolidated subsidiaries as a whole. Occasionally, we will use the terms "parent company" or "holding company" in reference to German American when we mean to refer only to German American Bancorp, Inc., or to the term "bank subsidiary" when we mean to refer only to German American's bank subsidiary.

        German American's lines of business include retail and commercial banking, comprehensive financial planning, full service brokerage and trust administration, and a full range of personal and corporate insurance products. Financial and other information by segment is included in Note 16 (Segment Information) of the Notes to the Consolidated Financial Statements included in Item 8 of German American's Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into, and forms part of, this proxy statement/prospectus. As of December 31, 2018, German American had total assets of approximately $3.9 billion, total loans of approximately $2.7 billion, total deposits of approximately $3.1 billion, and total shareholders' equity of $458.6 million.

        German American's principal executive offices are located at 711 Main Street, Jasper, Indiana 47546-0810, and its telephone number at that address is (812) 482-1314.

Incorporation of Certain Information Regarding German American by Reference

        The foregoing information concerning German American does not purport to be complete. Certain additional information relating to German American's business, management, executive officer and director compensation, voting securities and certain relationships is incorporated by reference in this document from other documents filed by German American with the SEC and listed under "WHERE YOU CAN FIND MORE INFORMATION" on page 91. If you desire copies of any of these documents, you may contact German American at its address or telephone number indicated under "WHERE YOU CAN FIND MORE INFORMATION" on page 91.

 DESCRIPTION OF CITIZENS FIRST

        The following information should be read with the financial statements incorporated by reference into this proxy statement/prospectus.

Business

        Citizens First is a Kentucky corporation organized in 1975 for the purpose of conducting business as an investment club. Citizens First is headquartered in Bowling Green, Kentucky. In late 1998 and early 1999, Citizens First received regulatory approval to serve as the bank holding company for Citizens First Bank, a Kentucky state chartered bank that commenced operations on February 19, 1999. Citizens First Bank currently conducts community banking operations from nine (9) branch locations in the Kentucky counties of Barren, Hart, Simpson and Warren.

        Citizens First Bank is primarily engaged in the business of accepting demand, savings and time deposits insured by the FDIC and providing commercial, consumer and mortgage loans to the general public. Citizens First Bank primarily markets its products and services to small and medium-sized businesses and to retail consumers. Citizens First's strategy is to provide outstanding service through its employees, who are relationship-oriented and committed to customer service.

        As of December 31, 2018, Citizens First had total assets of $476.0 million, total loans of $371.5 million, deposits of $388.6 million and stockholders' equity of $50.0 million.

        The common stock of Citizens First is traded on the NASDAQ Global Market under the symbol "CZFC".

        Citizens First's principal office is located at 1065 Ashley Street, Bowling Green, Kentucky 42103 and its telephone number at that location is (270) 393-0700.

Incorporation of Certain Information Regarding Citizens First by Reference

        The foregoing information concerning Citizens First does not purport to be complete. Certain additional information relating to Citizens First's business, management, executive officer and director compensation, voting securities and certain relationships is incorporated by reference in this document from other documents filed by Citizens First with the SEC and listed under "WHERE YOU CAN FIND MORE INFORMATION" on page 91. If you desire copies of any of these documents, you may contact Citizens First at its address or telephone number indicated under "WHERE YOU CAN FIND MORE INFORMATION" on page 91.

 COMPARISON OF RIGHTS OF CITIZENS FIRST SHAREHOLDERS
AND GERMAN AMERICAN SHAREHOLDERS

        At present, the rights of shareholders of Citizens First, a Kentucky corporation, are governed by Citizens First's articles of incorporation and bylaws as well as the applicable laws of the Commonwealth of Kentucky, including the Kentucky Business Corporation Act ("KBCA"). Upon completion of the merger, the rights of Citizens First shareholders who receive shares of German American common stock in exchange for their shares of Citizens First common stock and become shareholders of German American will be governed by the articles of incorporation and bylaws of German American, and the laws of the State of Indiana, including the Indiana Business Corporation Law ("IBCL").

        The following discussion summarizes material differences between the rights of Citizens First's shareholders and German American's shareholders and is not a complete description of all differences. Because this is a summary, it does not contain all of the information that is important to you and is qualified in its entirety by reference to the IBCL, the KBCA, German American's articles of incorporation and bylaws, and Citizens First's articles of incorporation and bylaws.

Authorized Capital Stock

        German American.    German American is currently authorized to issue up to 45,000,000 common shares, no par value, of which 24,967,458 shares were outstanding as of March 11, 2019. German American is also authorized to issue up to 750,000 preferred shares, no par value. As of the date of this proxy statement/prospectus, there are no preferred shares outstanding. If any new series of preferred shares is issued, German American's board of directors may fix the designation, relative rights, preferences and limitations, and any other powers, preferences and relative, participating, optional and special rights, and any qualifications, limitations and restrictions, of the shares of that series of preferred shares.

        Citizens First.    Citizens First is currently authorized to issue (a) up to 5,000,000 shares of common stock without par value, of which 2,547,042 shares were outstanding as of May 1, 2019, and (b) up to 500 shares of preferred stock, without par value, none of which was outstanding as of May 1, 2019.

Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Shareholders

        German American.    German American's board of directors has adopted a charter for the governance/nominating committee of the board, which directs the committee to evaluate candidates for nomination by the board for election to the board, and specifies that the board will consider for nomination for election to the board only those candidates who are recommended for nomination by the governance/nominating committee. In evaluating candidates for membership on the board, the governance/nominating committee will consider favorably those candidates who, in the governance/nominating committee's judgment, (a) possess demonstrated business and financial judgment, strategic thinking, general management experience or perspective, leadership, experience in industry with comparable complexities, general knowledge of financial services industry, and familiarity with local, state, regional and national issues affecting business; (b) have a background that serves the board's interest in a membership comprised of individuals with varied occupational experience and perspective; (c) have sufficient time to devote to German American's business; (d) possess the highest moral and ethical character and agree to uphold and assure compliance of German American's Code of Business Conduct; (e) have a history of community involvement and civic-mindedness; (f) are not engaged (directly or indirectly) in any activity adverse to, and do not serve on the board of directors of (or have any material ownership interest in), any other company whose interests are adverse to, or in conflict with, German American's interests; and (g) possess the ability to oversee, as a director, the business and affairs of German American for the benefit of all constituencies of German American.

        Subject to certain qualifications, in connection with each annual meeting of shareholders, the governance/nominating committee will consider candidates that have been recommended by shareholders for nomination at the annual meeting, if the recommendations are submitted by letter addressed to the attention of the Chairman of the governance/nominating committee in care of German American's Secretary, mailed by registered or certified mail (return receipt requested), and received by the Secretary at German American's principal executive offices on or before December 1st of the year preceding the annual meeting for which the recommendation is made. In addition to considering candidates who are recommended by shareholders, the governance/nominating committee will meet from time to time with members of the board, including the chief executive officer and other officers who may be members of the board, and with other executive officers of German American with a view to identifying persons who may be qualified to serve on the board.

        The IBCL and the bylaws of German American provide that notice of a special meeting of shareholders must include a description of the purpose or purposes for which the meeting is called. Under the IBCL, only business within the purpose or purposes described in a special meeting notice may be conducted at a special meeting of shareholders.

        Citizens First.    Citizens First's board of directors has adopted a charter for the governance committee of the board, which directs the committee to evaluate candidates for nomination by the board for election to the board, and specifies that the board will consider for nomination for election to the board only those candidates who are recommended for nomination by the governance/nominating committee. Citizens First's governance committee seeks to identify potential candidates for membership on the board of directors through existing members of the board, senior management and other members of the communities served by Citizens First. The governance committee will also consider nominees proposed by the company's shareholders in accordance with the provisions contained in Citizens First's bylaws. Under the bylaws, any shareholder may nominate a person for election to Citizens First's board at the annual meeting of shareholders, provided that the nomination is received not less than 60 days prior to the date of the annual meeting of shareholders. Each nomination submitted in this manner must include the name and address of the nominee(s) and his or her age, business and residence addresses, principal occupation, number of shares of our common stock beneficially owned, and such other information as would be required to be included in a proxy statement soliciting proxies for the election of such proposed nominee. In addition, the nominating shareholder must provide his or her name and address and the number of shares of our common stock beneficially owned by the shareholder. Citizens First's board evaluates and will consider nominees recommended by shareholders on the same basis as nominees recommended by any other source.

        The KBCA and the bylaws of Citizens First provide that notice of a special meeting of shareholders must include a description of the purpose or purposes for which the meeting is called. Under the KBCA, only business within the purpose or purposes described in a special meeting notice may be conducted at a special meeting of shareholders.

Number of Members of Board of Directors

        German American.    German American's bylaws state that the number of directors will be at least nine and no more than fourteen, as fixed by resolution of the board of directors from time to time. Each director holds office for the term for which he or she was elected and until his or her successor shall be elected and qualified, whichever period is longer, or until his or her death or until he or she resigns or has been removed. The number of directors currently designated by German American is ten. The bylaws of German American divide the board of directors of German American into three equal (or as nearly equal as possible) classes of directors serving staggered three-year terms. As a result, approximately one-third of the board is elected each year. Any vacancy is filled by a majority vote of the remaining directors of such board.

        Citizens First.    Citizens First's articles of incorporation and bylaws state that the number of directors will be at least seven and no more than eighteen, as fixed by resolution of the board of directors from time to time. Each director holds office until the election and qualification of his or her respective successor in office, or until his or her death, resignation or removal. The number of directors currently designated by Citizens First is eleven.

Amendment of Articles of Incorporation and Bylaws

        German American.    Indiana law generally requires shareholder approval by a majority of a quorum present at a shareholders' meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote) for amendments to a corporation's articles of incorporation. German American's articles of incorporation require a super-majority shareholder vote of 80% of its outstanding shares of common stock for the amendment of certain significant provisions.

        German American's articles of incorporation and bylaws provide that the bylaws may be amended only by the majority vote of the board of directors then in office.

        Citizens First.    Under the KBCA, certain amendments to a corporation's articles of incorporation require shareholder approval. A corporation's board of directors may propose one (1) or more amendments to the articles of incorporation to the shareholders. Unless the board of directors determines it should make no recommendation, the board of directors must recommend the amendment to the shareholders. Unless the KBCA, the articles of incorporation, or the board of director requires a greater vote, the amendment will be approved if the votes cast favoring the amendment exceeds the votes cast opposing the amendment within each voting group entitled to vote; provided, however, if the amendment would entitle the shareholders within the voting group to dissenters' rights, the amendment must be approved by a majority of the votes entitled to be cast on the amendment within the voting group. The Citizens First articles of incorporation do not require a greater vote than what is required under the KBCA.

        The Citizens First bylaws can be amended or repealed by the board of directors (except where the KBCA reserve this power exclusively to the shareholders) or shareholders of Citizens First.

Transactions with Interested Security Holders

        German American.    Under the business combinations provision of the IBCL, any shareholder who acquires a 10%-or-greater ownership position in an Indiana corporation with a class of voting shares registered under Section 12 of the Exchange Act (and that has not opted-out of this provision) is prohibited for a period of 5 years from completing a business combination (generally a merger, significant asset sale or disposition or significant issuance of additional shares) with the corporation unless, prior to the acquisition of such 10% interest, the board of directors of the corporation approved either the acquisition of such interest or the proposed business combination. If such board approval is not obtained, then 5 years after a 10% shareholder has become such, a business combination with the 10% shareholder is permitted if all provisions of the articles of incorporation of the corporation are complied with and either a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share determined in accordance with the fair price criteria of the business combinations provision of the IBCL. German American's bylaws provide that this "business combinations" provision of Indiana law does not apply to it.

        The articles of incorporation of German American include a provision imposing certain supermajority vote requirements on any "business combination" with a "related person" unless the combination has been approved by the vote of two-thirds of certain members of the board of directors of German American who are not associated with the related person ("independent director approval") or the combination is solely between German American and another corporation 100% of the common stock (or other voting capital securities) of which is owned directly or indirectly by German American

(a "subsidiary combination"). This provision defines "business combination" very broadly to include, subject to certain conditions, (i) any merger or consolidation of German American or any of its subsidiaries into or with a related person, its affiliates or associates; (ii) any sale, exchange, lease, transfer or other disposition by German American or any of its subsidiaries of all or any substantial part of its or their assets or businesses to or with a related person, its affiliates or associates; (iii) the purchase, exchange, lease or acquisition by German American or any of its subsidiaries of all or any substantial part of the assets or businesses of a related person, its affiliates or associates; (iv) any reclassification of securities, recapitalization or other transaction that has the effect of increasing the proportionate amount of German American's or a subsidiary's common stock (or other voting capital securities) beneficially owned by a related person or any partial or complete liquidation, spinoff or split-up of German American or any of its subsidiaries (unless approved by a majority of continuing directors); and (v) the acquisition by a related person of beneficial ownership upon issuance of common stock (or other voting capital shares) of German American or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares. "Related person" is also defined broadly to mean any person (which includes any individual, corporation or entity other than German American or its subsidiaries) who (i) is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of German American common stock (or other voting capital securities) (a "10% shareholder"); (ii) any person who within the preceding two-year period has been a 10% shareholder and who directly or indirectly controls, is controlled by, or is under common control with German American; or (iii) any person who has received, other than pursuant to or in a series of transactions involving a public offering within the meaning of the Securities Act, German American common stock (or other voting capital securities) that has been owned by a related person within the preceding two-year period.

        In the absence of independent director approval of a combination or a combination being a subsidiary combination, a business combination with a related person would require (a) the approval of 80% of the outstanding voting stock plus (b) the approval of a majority of the outstanding shares that are not controlled by the related person. The first requirement of the preceding sentence (but not the latter requirement) is modified from an 80% to a two-thirds approval requirement for certain combinations in which (i) the consideration received meets certain fair market value standards, (ii) certain requirements are met with respect to the form and kind of consideration received, (iii) the related person meets certain requirements during the period after such related person became a related person and prior to the consummation of the combination, and (iv) a proxy statement meeting certain requirements shall have been mailed to all holders of common stock (or other voting capital securities) for the purpose of soliciting shareholder approval of the combination.

        German American's articles of incorporation also include provisions requiring the board of directors to consider, in addition to the adequacy of the consideration to be paid in connection with a business combination and tender or exchange offer, and such other factors that it deems relevant: (i) the social and economic effects of the transaction on German American and its subsidiaries, depositors, loan and other customers, creditors and other elements of the communities in which German American and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons and their affiliates and associates, and the possible effect of such conditions upon German American and its subsidiaries and the other elements of the communities in which German American and its subsidiaries operate or are located; and (iii) the competence, experience, and integrity of the acquiring person or persons and its or their management and affiliates and associates. This provision requires an 80% affirmative vote of the issued and outstanding shares of German American common stock entitled to vote thereon in order to be amended or repealed and, if such amendment or repeal is proposed by or on behalf of a related person, by an independent majority of shareholders.

        Citizens First.    Sections 271B.12-200 through 271B.12-230 of the KBCA prohibit a Kentucky corporation from engaging in a business combination with a 10% or greater shareholder or its affiliate or associate for five years following the acquisition of such 10% or greater stake, unless the board, by a majority vote of the continuing directors, approves the combination prior to the 10% or greater acquisition. If not previously approved by the board, the 10% or greater shareholder or its affiliate or associate may effect a business combination only after the expiration of a five-year period and then only with the approval of 80% of the outstanding shares and two-thirds of the outstanding shares not owned by the 10% or greater shareholder, or if the aggregate amount of the offer meets certain fair price requirements. The Kentucky Business Combination Act does not apply to bank holding companies or to a corporation with fewer than 500 beneficial owners of its stock unless the corporation amends its articles of incorporation to provide that the corporation will be subject to the requirements of the Kentucky Business Combination Act. Citizens First has not amended the Citizens First articles of incorporation to make an election to be governed by the Kentucky Business Combination Act.

Control Share Acquisition

        German American.    The IBCL includes a "control share acquisition" provision that, although different in structure from the business combinations provision, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares. Under the control share acquisition provision, unless otherwise provided in the corporation's articles of incorporation or bylaws, if a shareholder acquires shares of the corporation's voting stock (referred to as control shares) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by shareholders of the control share acquisition must be obtained before the acquiring shareholder may vote the control shares. If such approval is not obtained, the shares held by the acquiror may be redeemed by the corporation at the fair value of the shares as determined by the control share acquisition provision. The control share acquisition provision generally does not apply to a merger or share exchange. German American is subject to the control share acquisition provision. Further, in certain cases, the bylaws provide German American with certain redemption rights applicable to control shares.

        Citizens First.    The KBCA does not provide for, and Citizens First is not otherwise subject to, any approval requirements relating to control share acquisitions.

Shareholder Rights Plan

        Neither German American nor Citizens First have adopted a plan, commonly known as a "shareholder rights plan," that is currently in effect.

Annual Meeting of Shareholders

        German American.    The annual meeting of shareholders of German American is held at such time, place and date as the board of directors designates.

        Citizens First.    The annual meeting of shareholders of Citizens First is held at the principal office of Citizens First on the third Wednesday in May, annually, or at such other time, place and date as the board of directors designates.

Special Meetings of Shareholders

        German American.    German American's bylaws state that special meetings may be called by the board of directors or the chairman of the board, and shall be called by the board upon delivery to German American's secretary of a signed and dated written demand for a special meeting from the holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

        Citizens First.    Citizens First's bylaws state that a special meeting may be called by a majority of the directors or by the holders of at least 33-1/3% of votes entitled to be cast on any proposed issue to be considered at such special meeting.

Notice of Shareholder Meetings

        German American.    German American must provide notice to shareholders of each annual and special meeting of shareholders no less than 10 nor more than 60 days before the date of the meeting. In the event of a special meeting of shareholders called as the result of a demand made by shareholders, notice must be given no later than the sixtieth day after German American's receipt of the demand requiring the meeting to be called.

        Citizens First.    Citizens First must provide written notice to shareholders of each annual and special meeting no less than 10 and no more than 60 days before the date of the meeting.

Indemnification

        German American.    Subject to certain conditions and standards of conduct, German American has agreed by its bylaws to indemnify each director, officer, employee or agent of German American and any person serving at the request of German American as a director, divisional director, officer, employee, agent, or fiduciary of another organization or entity against expenses, judgments, taxes, fines and amounts paid in settlement, whether incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding to which he or she is, or is threatened to be made, a party by reason that he or she is or was a director, officer, employee or agent of German American (or serving at the request of German American as described above), or by reason of any action taken or not taken by him or her in his or her capacity as a director, officer, employee or agent of German American (or in his or her capacity serving at the request of German American as described above). Expenses incurred by a person eligible for indemnification with respect to any claim may be advanced by German American (by action of the Board of Directors, whether or not a disinterested quorum exists) prior to the final disposition of the action or proceeding upon such person agreeing to repay such amount unless he or she is determined to be entitled to indemnification.

        The IBCL provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (1) the individual's conduct was in good faith; and (2) the individual reasonably believed: (A) in the case of conduct in the individual's official capacity with the corporation, that his or her conduct was in the best interests of the corporation; and (B) in all other cases, that his or her conduct was at least not opposed to the corporation's best interest. In the case of any criminal proceeding, the individual either: had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful.

        Citizens First.    Citizens First's bylaws provide for the indemnification of each director and officer against all expenses, judgments, taxes, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with defending any threatened, pending or completed action, suit or proceeding to which such person is, or is threatened to be made a party, because such person is or was a director or officer of Citizens First. The reasonable expenses incurred by a director or officer who is party to a proceeding shall be paid or reimbursed by Citizens First in advance of the final disposition of such proceeding.

        The KBCA provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (a) he conducted himself in good faith; and (b) he honestly believed: (1) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation; and (2) in all other cases, that his conduct was at least not opposed to the corporation's best interest. In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. In any event, a corporation may not indemnify a director under KRS § 271B.8-510: (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Further, indemnification permitted under KRS § 271B.8-510 in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Limitation of Liability

        German American.    The IBCL provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director's office in compliance with the IBCL and the breach or failure to perform constitutes willful misconduct or recklessness.

        Citizens First.    As permitted by the KBCA, Citizens First's articles of incorporation provide that no director of Citizens First will be personally liable to Citizens First or its shareholders for monetary damages for breach of the director's duties as a director; provided, that the foregoing does not eliminate or limit the liability of a director for: (a) any transaction in which the director's personal financial interest is in conflict with the financial interest of Citizens First or its shareholders; (b) acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law; (c) any vote for or assent to an unlawful distribution to shareholders prohibited under KRS § 271B.8-330; or (d) any transaction from which the director derived an improper personal benefit. In addition, the KBCA provides that any action taken as a director, or any failure to take any action as a director, shall not be the basis for monetary damages or injunctive relief unless: (i) the director has breached or failed to perform the duties of the director's office in compliance with the KBCA; and (ii) in the case of an action for monetary damages, the breach or failure to perform constitutes willful misconduct or wanton or reckless disregard for the best interests of the corporation and its shareholders.

Removal of Directors

        German American.    German American's articles of incorporation provided that directors may be removed at a meeting called expressly for the purpose of removing one or more directors, with or without cause, by a vote of the holders of at least 80% of the shares then entitled to vote at an election of directors; provided, that a director who is elected by the holders of series of preferred shares may be removed only by a vote of the holders of at least 80% of the outstanding shares of that series then entitled to vote at an election of directors.

        Citizens First.    Under the KBCA, directors may be removed by the shareholders with or without cause, unless the articles of incorporation provide the director may be removed only for cause. Citizens First's articles of incorporation do not require cause to remove a director. If a director is elected by a voting group, only the shareholders of that voting group may participate in the vote to remove that director.

Preemptive Rights

        German American.    Although permitted by the IBCL, German American's articles of incorporation do not provide for preemptive rights to subscribe for any new or additional common stock or other securities.

        Citizens First.    Although permitted by the KBCA, Citizens First's articles of incorporation do not provide for preemptive rights to subscribe for any new or additional common stock or other securities.

Rights of Dissenting Shareholders

        German American.    The IBCL provides shareholders of an Indiana corporation that is involved in certain mergers, share exchanges or sales or exchanges of all or substantially all of its property the right to dissent from that action and obtain payment of the fair value of their shares. However, dissenters' rights are not available to holders of shares listed on a national securities exchange, such as the New York Stock Exchange, or traded on the NASDAQ National Market or a similar market. Because German American's common stock is presently traded on the NASDAQ Global Select Market, holders of German American common stock presently have no dissenters' rights in respect of their shares.

        Citizens First.    The KBCA provides that shareholders have the right to dissent from the following transactions involving a Kentucky corporation and obtain payment of the fair value of their shares: (i) certain mergers and share exchanges; (ii) sales or exchanges of all or substantially all of the corporation's property; (iii) conversions into another form of entity; (iv) certain amendments to the articles of incorporation; (v) transactions subject to KRS § 271B.12-210 or exempted by KRS § 271B.12-220(2), or (vi) other actions taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that shareholders are entitled to dissent.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of the material federal income tax consequences of the merger to U.S. Holders (as hereinafter defined) of Citizens First common stock that exchange their shares of Citizens First common stock for cash and shares of German American common stock. The following discussion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service (the "IRS") and case law, all as currently in effect and which are subject to differing interpretations and subject to change at any time by legislative, judicial or administrative action, possibly with retroactive effect. This discussion is limited to U.S. Holders, who hold their shares of Citizens First common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment).

        This discussion does not address the federal income tax consequences of shareholders who are not U.S. Holders, nor does it address all of the tax consequences relevant to certain U.S. Holders including, but not limited to, S corporations, partnerships or other pass-through entities (including investors in pass-through entities), financial institutions, insurance companies, tax-exempt organizations, trusts described in Sections 1361(c)(2)(A) and 1361(d) of the Code, dealers in securities or currencies, traders in securities that use a mark to market method of accounting, persons who hold Citizens First common stock as part of a straddle, hedge, constructive sale conversion or other integrated transaction, persons who acquired their shares of Citizens First common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified plan (including the CFB 401(k) Plan), regulated investment companies, real estate investment trusts and foreign persons or persons whose "functional currency" is not the U.S. dollar. This discussion also does not address the tax consequences of persons who are subject to alternative minimum tax, nor does it address the tax consequences of the merger under state, local or foreign tax laws.

        All U.S. Holders including, but not limited to, the U.S. Holders referenced immediately above, should consult their own tax advisors about the tax consequences of the merger to them.

        For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of Citizens First common stock that for U.S. federal income tax purposes is an individual who is a citizen or resident of the U.S., a corporation or entity taxed as a corporation that was organized under the laws of the U.S. or any state or the District of Columbia, an estate the income of which is subject to U.S. federal income tax regardless of its source, or a trust that (i) is subject to the supervision of a court within the U.S. and the control of one or more U.S. Persons (as hereinafter defined) or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. Person. For purposes of this discussion, "U.S. Person" shall have the meaning ascribed to it by Section 7701(a)(30) of the Code.

Tax Consequences of the Merger Generally

        The parties intend for the merger to qualify as a "reorganization" under Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of German American to complete the merger that German American obtain an opinion from the law firm of Bingham Greenebaum Doll LLP that the merger to be effected pursuant to the merger agreement constitutes a reorganization under Section 368(a) of the Code. It is a condition to the obligation of Citizens First to complete the merger that Citizens First receive an opinion from the law firm of Bingham Greenebaum Doll LLP that the merger constitutes a reorganization under Section 368(a) of the Code. The consequence of qualifying as a reorganization under Section 368(a) is that, generally, a U.S. Holder of Citizens First common stock will recognize (i) only gain (but not loss) with respect to the combination of stock and cash consideration received by a U.S. Holder that is generally equal to the lesser of (a) the amount of cash received in the merger or (b) the excess, if any, of the amount of cash and the fair market value of German American common stock received over the U.S. Holder's adjusted tax basis in its shares of Citizens First common stock and (ii) gain or loss with respect to any cash received in lieu of fractional shares of German American common stock.

        The obligation of Bingham Greenebaum Doll LLP to deliver such opinions is conditioned on the merger satisfying the statutory and regulatory requirements of a "reorganization." The determination by tax counsel as to whether the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code is based on the facts and law existing as of the effective date of the merger.

        These opinions will be subject to customary qualifications and assumptions, including that the merger will be completed according to the terms of the merger agreement. In rendering the tax opinions, Bingham Greenebaum Doll LLP may require and rely on certain assumptions and factual representations of German American and Citizens First, which will be set forth in representation letters provided by Citizens First and German American to be delivered at the time of closing. If any of such assumptions or representations is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. Neither of these opinions will be binding on the IRS. German American and Citizens First do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinions.

Tax Consequences to German American, German American Shareholders and Citizens First

        No gain or loss will be recognized by German American, German American shareholders or Citizens First with respect to the merger.

Tax Consequences of the Merger to U.S. Holders of Citizens First Common Stock

  •
  Consideration Received in the Merger

        U.S. Holders will receive both cash and German American common stock in exchange for their Citizens First common stock in the merger. In the exchange, a U.S. Holder will generally recognize gain (but not loss) equal to the lesser of (i) the amount of cash received in the merger or (ii) the excess, if any, of the amount of cash and the fair market value of German American common stock received over the U.S. Holder's adjusted tax basis in its Citizens First common stock. Such gain will generally be capital gain, but in certain circumstances, such gain may be treated as having the effect of a distribution under Section 302 of the Code or Section 356(a)(2) of the Code, in which case the gain will be treated as a dividend. A U.S. Holder should generally consult its tax advisor regarding the manner in which gain or loss should be determined, including, but not limited to, the specific manner in which recognized gain should be determined if such U.S. Holder can designate specific consideration to particular shares of its Citizens First common stock exchanged under the terms of the merger that are determined to be economically reasonable.

        The basis of a share of German American common stock received in the merger will generally be equal to the basis of the Citizens First common stock exchanged in the merger, decreased by cash received in the merger and increased by the amount of any gain recognized in the merger. A U.S. Holder should consult its tax advisor regarding the manner in which the basis of German American common stock received in the merger is determined, including, but not limited to, the following circumstances: (i) the U.S. Holder acquired different blocks of Citizens First common stock at different times or different prices, (ii) the U.S. Holder can designate specific consideration to particular shares of its Citizens First common stock exchanged under the terms of the merger that are determined to be economically reasonable or (iii) the U.S. Holder desires to make potentially permissible designations of specific basis to specific shares of the German American common stock received (on or before the date on which the basis of a share of German American common stock received becomes relevant).

  •
  Cash in Lieu of Fractional Shares of German American Common Stock

        A U.S. Holder who receives cash in lieu of fractional shares of German American common stock will be treated as having received such fractional share of German American common stock pursuant to the merger and then as having sold that fractional share of German American common stock for cash in a redemption by German American. As a result, such U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and the U.S. Holder's basis in the fractional share of German American common stock determined as described above. Any resultant gain or loss generally will be capital in nature, and will be long-term or short-term, depending on the period of time the exchanged shares of Citizens First common stock were held. Long-term capital gain is taxed at reduced rates for non-corporate holders. The deductibility of capital losses is subject to limitations.

  •
  Unearned Income Medicare Contribution Tax

        In addition to the above-referenced tax consequences, a U.S. Holder may also be subject to Section 1411 of the Code. Section 1411 imposes an additional 3.8% tax on certain individuals, estates and trusts. For individuals, Section 1411 imposes an additional 3.8% tax on the lesser of: (i) the individual's "net investment income" for the relevant taxable year; or (ii) the excess of the individual's modified adjusted gross income for the taxable year over the applicable threshold. For estates and trusts, Section 1411 imposes an additional 3.8% tax on the lesser of: (i) the estate's or trust's "undistributed net investment income" for the relevant taxable year; or (2) the excess of the estate's or trust's adjusted gross income over the dollar amount at which the highest tax bracket in Section 1(e) of the Code begins for such taxable year. Net investment income generally would include any capital gain incurred in connection with the merger (including any gain treated as a dividend).

  •
  Capital Gains or Losses

        To the extent a U.S. Holder recognizes capital gain or loss as a result of the exchange of common stock in the merger, the capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the shares of Citizens First common stock for more than one year as of the effective date of the merger. Long-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 20% (not including the additional Section 1411 tax). Short-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 37% (not including the additional Section 1411 tax). The deductibility of capital losses is subject to limitations. In addition, the holding period of the German American common stock received generally will include the holding period of Citizens First common stock surrendered in the exchange.

        If a U.S. Holder acquired different blocks of Citizens First common stock at different times or different prices, such U.S. Holder should consult its tax advisor regarding the manner in which gain or loss should be determined.

Information Reporting and Backup Withholding

        Cash payments received in the merger by a U.S. Holder may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. Holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements

        U.S. Holders who are "significant holders" and receive German American common stock in exchange for Citizens First common stock are required to file a statement with their U.S. federal income tax return setting forth certain information, including, but not limited to, their tax basis (determined immediately before the merger) in the Citizens First common stock exchanged in the merger and the fair market value (determined immediately before the merger) of the Citizens First common stock exchanged in the merger.

        A "significant holder" is a holder of Citizens First stock who immediately before the merger (i) owned at least 5% of the total outstanding stock of Citizens First by vote or by value or (ii) owned stock of Citizens First with a tax basis of at least $1 million.

        All Citizens First shareholders will be required to retain permanent tax records of the tax basis of Citizens First common stock exchanged and the German American common stock and cash received in the merger.

        This discussion is of a general nature only, is not exhaustive, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular shareholder. Because of the complexity of the tax law and because of the unique tax consequences to the shareholders following the merger, each shareholder is strongly urged to consult such shareholder's own tax advisor as to the particular tax consequences to such shareholder of the merger, including the applicability and effect of federal, state, local, foreign and other tax laws in such shareholder's particular circumstances.

 LEGAL MATTERS

        Certain matters pertaining to the validity of the authorization and issuance of the German American shares to be issued in the proposed merger and the federal income tax consequences thereof will be passed upon by Bingham Greenebaum Doll LLP, Indianapolis, Indiana.

EXPERTS

German American

        The consolidated financial statements of German American, incorporated by reference in this proxy statement/ prospectus from our Annual Report on Form 10-K for the year ended December 31, 2018, have been audited by Crowe LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are incorporated herein by reference in reliance upon the report of Crowe LLP given upon the authority of such firm as experts in accounting and auditing.

Citizens First

        The consolidated balance sheets of Citizens First as of December 31, 2018 and 2017, the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2018, and the related notes have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in their report appearing in the Annual Report on Form 10-K of Citizens First for the year ended December 31, 2018 and incorporated in this proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of Crowe LLP given upon the authority of such firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS FOR FUTURE ANNUAL MEETINGS

German American

        If the merger is completed, Citizens First shareholders will become shareholders of German American. A shareholder desiring to submit a proposal for inclusion in German American's proxy statement for the annual meeting of shareholders to be held in the year 2020 must deliver the proposal so that it is received by German American no later than December 3, 2019. If notice of any other shareholder proposal intended to be presented at the 2020 annual meeting is not received by German American on or before February 16, 2020, the proxy solicited by German American's Board for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in German American's proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion. Any proposals or notices should be mailed to the Chairman of the Governance/Nominating Committee of the Board of Directors, in care of the Corporate Secretary, at German American Bancorp, Inc., 711 Main Street, P. O. Box 810, Jasper, Indiana 47547-0810, by certified mail, return-receipt requested.

Citizens First

        If the merger occurs in 2019, there will be no Citizens First annual meeting of shareholders for 2019. In that case, shareholder proposals must be submitted to German American in accordance with the procedures described above.

        If the merger will not be completed in 2019, Citizens First will hold its 2019 annual meeting in accordance with its current governing documents and as required under Kentucky law and NASDAQ listing requirements.

 WHERE YOU CAN FIND MORE INFORMATION

        German American has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 for the securities being offered under this proxy statement/prospectus. This proxy statement/prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibits, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to German American and the securities offered by this proxy statement/prospectus, reference is made to the registration statement. Statements contained in this proxy statement/prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the SEC.

        German American and Citizens First each files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC's website at https://www.sec.gov. You may also obtain additional information about German American on its website at https://www.germanamerican.com. You may obtain additional information about Citizens First on its website at https://www.citizensfirstbank.com. However, the contents of those websites are not incorporated by reference in, or otherwise a part of, this proxy statement/prospectus and are not soliciting material.

        German American "incorporates by reference" into this proxy statement/prospectus the information in documents it files with the SEC, which means that they can disclose important information to you through those documents. The information incorporated by reference is an important part of this proxy statement/prospectus. Some information contained in this proxy statement/prospectus updates the information incorporated by reference and some information filed by German American subsequently with the SEC will automatically update this proxy statement/prospectus.

        German American incorporates by reference the documents and information listed below:

  •
  German American's Annual Report on Form 10-K filed on March 1, 2019;

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  German American's Current Reports on Form 8-K filed on January 4, 2019, January 29, 2019 (except with respect to information furnished under Item 2.02 therein), January 30, 2019 (except with respect to information furnished under Item 7.01 therein), and February 22, 2019 (except with respect to information under Item 7.01 therein); and

  •
  The description of German American common stock set forth in the registration statement filed by German American pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating such description.

        German American also incorporates by reference any of its filings with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date hereof and the date of the special meeting of Citizens First shareholders; provided, however, German American is not incorporating by reference any information furnished, but not filed.

        Citizens First "incorporates by reference" into this proxy statement/prospectus the information in documents it files with the SEC, which means that they can disclose important information to you through those documents. The information incorporated by reference is an important part of this proxy statement/prospectus. Some information contained in this proxy statement/prospectus updates the information incorporated by reference and some information filed by Citizens First subsequently with the SEC will automatically update this proxy statement/prospectus.

        Citizens First incorporates by reference the documents and information listed below:

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  Citizens First's Annual Report on Form 10-K filed on March 7, 2019, as amended on April 26, 2019;

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  Citizens First's Current Reports on Form 8-K filed on January 22, 2019 (except with respect to information furnished under Items 2.02 and 7.01 therein), February 22, 2019 (except with respect to information under Item 7.01 therein), and April 18, 2019 (except with respect to information under Items 2.02 and 7.01 therein); and

  •
  The description of Citizens First common stock set forth in the registration statement filed by Citizens First's pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating such description.

        Citizens First also incorporates by reference any of its filings with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date hereof and the date of the special meeting of Citizens First shareholders; provided, however, Citizens First is not incorporating by reference any information furnished, but not filed.

 WHAT INFORMATION YOU SHOULD RELY ON

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. German American and Citizens First have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus.

        Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

        German American has supplied all of the information contained or incorporated by reference in this proxy statement/prospectus relating to German American, and Citizens First has supplied all information contained in this proxy statement/prospectus relating to Citizens First. This document constitutes the prospectus of German American and a proxy statement of Citizens First.

        This proxy statement/prospectus is dated [    •    ], 2019. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to Citizens First shareholders nor the issuance of German American shares in connection with the merger creates any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF REORGANIZATION

by and among

CITIZENS FIRST CORPORATION,

a Kentucky corporation,

CITIZENS FIRST BANK, INC.,

a Kentucky bank,

GERMAN AMERICAN BANCORP, INC.,

an Indiana corporation,

and

GERMAN AMERICAN BANK,

an Indiana bank

February 21, 2019

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of February 21, 2019, by and among CITIZENS FIRST CORPORATION, a Kentucky corporation ("Citizens First"), CITIZENS FIRST BANK, INC., a Kentucky bank ("CF Bank"), GERMAN AMERICAN BANCORP, INC., an Indiana corporation ("GABC"), and GERMAN AMERICAN BANK, an Indiana bank ("German American").

Recitals

        A.    Citizens First is a corporation duly organized and existing under the Kentucky Business Corporation Act ("KBCA") that is duly registered with the Board of Governors of the Federal Reserve System ("FRB") as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Citizens First owns all of the outstanding capital stock of CF Bank, which is duly organized and existing as a bank under the Kentucky Financial Services Code ("KFSC") and operates eight (8) banking offices in four (4) counties in Kentucky (namely Barren, Hart, Simpson and Warren), and a loan production office in Williamson County, Tennessee. All of the common securities of Citizens First Statutory Trust I, a Delaware statutory business trust (the "Trust") are held by Citizens First.

        B.    GABC is a corporation duly organized and existing under Indiana Business Corporation Law ("IBCL") that is duly registered with the FRB as a bank holding company under the BHC Act. GABC owns all of the outstanding capital stock of German American, which is duly organized as a bank under the Indiana Financial Institutions Act ("IFIA") and operates sixty-five (65) banking offices in twenty (20) counties in Indiana and four (4) counties in Kentucky.

        C.    The parties desire to effect transactions whereby, in consideration of the payment of cash and the issuance of shares of common stock, without par value, of GABC (such shares being hereafter referred to as "GABC Common") to the shareholders of Citizens First in exchange for their shares of common stock, without par value, of Citizens First ("Citizens First Common"), Citizens First will be merged with and into GABC and, immediately thereafter, CF Bank will be merged with and into German American (the "Mergers").

        D.    The parties intend for the Mergers to qualify as a reorganization within the meaning of Section 368 and related sections of the Internal Revenue Code of 1986, as amended (the "Code"), and agree to cooperate and take such actions as may be reasonably necessary to assure such result.

Agreements

        In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:

ARTICLE I

TERMS OF THE MERGERS & CLOSING

        Section 1.01.    The Holding Company Merger.    Pursuant to the terms and provisions of this Agreement, the IBCL, the KBCA and the Plan of Merger attached hereto as Exhibit 1.01 and incorporated herein by this reference (the "Holding Company Plan of Merger"), Citizens First shall merge with and into GABC (the "Holding Company Merger"). Citizens First shall be the "Merging Corporation" in the Holding Company Merger and its corporate identity and existence, separate and apart from GABC, shall cease on consummation of the Holding Company Merger. GABC shall be the "Surviving Corporation" in the Holding Company Merger, and its name shall not be changed pursuant to the Holding Company Merger.

        Section 1.02.    Effect of the Holding Company Merger.    The Holding Company Merger shall have all the effects provided with respect to the merger of a corporation with and into an Indiana corporation under the IBCL and all the effects provided with respect to a merger of a Kentucky corporation with and into a foreign corporation under the KBCA.

        Section 1.03.    The Holding Company Merger—Conversion of Shares.

        (a)   At the time of filing with the Indiana Secretary of State and the Kentucky Secretary of State of appropriate Articles of Merger with respect to the Holding Company Merger, or at such later time as shall be specified by such Articles of Merger (the "Effective Time"), all of the shares of Citizens First Common that, immediately prior to the Effective Time, are issued and outstanding (except for "Dissenting Shares" as provided in Section 1.03(j) below and shares of Citizens First Common held in the CFB 401(k) Plan (as defined in Section 4.11 below)) shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted in accordance with subsections (b) and (c) of this Section 1.03 into the right to receive, subject to the provisions set forth in this Agreement, (i) a cash payment, and (ii) newly-issued shares of GABC Common (together, such cash, GABC Common and the "401(k) Cash Payment" (as defined below) is sometimes collectively referred to in this Agreement as the "Merger Consideration") pursuant to this Section 1.03.

        (b)   Each record holder of Citizens First Common (other than Dissenting Shares and shares of Citizens First Common held in the CFB 401(k) Plan) immediately prior to the Effective Time shall be entitled to receive from GABC for each of such holder's shares of Citizens First Common then held of record by such record holder (i) a cash payment in the amount of Five and 80/100 Dollars ($5.80) or such lesser amount, but not less than zero, as may be determined by operation of subsection (c) of this Section 1.03 (the "Cash Payment"), and (ii) 0.6629 (the "Exchange Ratio") of a newly-issued share of GABC Common. Kentucky Trust Company, as the administrator and record holder of shares of Citizens First Common held in the CFB 401(k) Plan, shall be entitled to receive from GABC on the business day on which the Effective Time occurs, on behalf of the beneficial owners of shares of Citizens First Common held therein, a cash payment equal to Five and 80/100 Dollars ($5.80) plus the Exchange Ratio multiplied by the greater of: (i) the Average GABC Closing Price (as defined in Section 1.03(f)) or (ii) the closing trading price of GABC Common on the trading day that is the first business day preceding the Closing Date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually selected by the parties), in exchange for each share of Citizens First Common held immediately prior to the Effective Time, or such lesser amount, but not less than zero, as may be determined by operation of subsection (c) of this Section 1.03 (the "401(k) Cash Payment"). The Exchange Ratio shall be subject to adjustment in accordance with the provisions of Section 1.03(i) of this Agreement.

        (c)   If Citizens First's Effective Time Book Value (as defined by and calculated in accordance with this subparagraph) shall be less than the Target Book Value (as defined below) (the dollar amount of such shortfall is referred to in this Agreement as the "Shortfall"), then each of (i) the Cash Payment component of the Merger Consideration, payable with respect to each share of Citizens First Common that is eligible to receive such Cash Payment, and (ii) the 401(k) Cash Payment component of the Merger Consideration, payable with respect to each share of Citizens First Common that is eligible to receive such 401(k) Cash Payment, shall be reduced by a per share amount (rounded to the nearest whole cent) equal to the quotient obtained by dividing the dollar amount of the Shortfall by (x) the number of shares of Citizens First Common outstanding that is eligible to receive a Cash Payment, plus (y) the number of shares of Citizens First Common outstanding that is eligible to receive a 401(k) Cash Payment (the "Shortfall Adjustment").

        For purposes of this subparagraph (c), "Effective Time Book Value" shall be calculated as the estimated shareholders' equity of Citizens First as of the Effective Time determined in accordance with United States generally accepted accounting principles ("GAAP") to the reasonable satisfaction of

GABC, to be delivered by Citizens First to GABC no later than five (5) business days prior to the Closing Date, and which shall reflect an allowance for loan and lease losses calculated in a manner consistent with CF Bank's historical practices. For purposes of computing, "Effective Time Book Value," in no event shall the assumed provision for loan and lease losses be less than zero for any period after September 30, 2018. For the purposes of this subparagraph (c), "Target Book Value" shall be an amount equal to: (1) Forty-Eight Million Two Hundred Fifty Thousand Dollars ($48,250,000); (2) adjusted (A) downward by the product of Thirteen Thousand Dollars ($13,000) (the "Per Diem Factor") and the number of days the Effective Time is before July 1, 2019, or (B) upward by the product of the Per Diem Factor and the number of days the Effective Time is after July 1, 2019; and (3) less dividends paid after July 1, 2019.

        Notwithstanding the foregoing, the "Effective Time Book Value" shall reflect all after-tax accruals for all of Citizens First's and CF Bank's fees, expenses and costs relating to the Mergers (regardless of whether GAAP would require that such obligations be accrued as liabilities as of the Effective Time), including but not limited to those incurred by Citizens First or CF Bank in negotiating the terms of the Mergers, preparing, executing and delivering this Agreement, change of control or success bonuses, if any, to officers or directors as a result of the Mergers, additional accruals required pursuant to any director deferred compensation agreements, if any, obtaining shareholder and regulatory approvals, and closing the Mergers, costs of taking reasonable remedial and corrective actions and measures pursuant to Section 4.05, costs to cure or remove any material defects that GABC deems unacceptable other than Standard Permitted Exceptions pursuant to Section 4.07, and including fees, expenses and costs that might not be deemed earned or become payable until after the Effective Time, such as, but not limited to, investment banking fees and similar payments for services performed prior to the Effective Time that may not be deemed earned unless and until the Mergers have become effective; provided, however, that in calculating the Effective Time Book Value for purposes of this Section, none of the following will be considered: (1) gains or losses on sales of securities by Citizens First or CF Bank incurred after September 30, 2018; (2) any increase in assets or decrease in liabilities resulting from the issuance or redemption of shares of capital stock or other equity interests of Citizens First, including, but not limited to, Citizens First making the Performance Unit Cash Payment set forth in subparagraph (d) below; (3) any changes to the value of Citizens First's investment portfolio attributed to ASC 320, whether upward or downward from September 30, 2018 until the measurement date; (4) any fees payable upon the termination of any contracts (including the Citizens First data processing contracts) set forth on Section 2.18 of the Citizens First Disclosure Schedule or otherwise; (5) expenses relating to any litigation arising out of or in connection with this Agreement, the Mergers or any of the transactions contemplated hereby; and (6) severance and other payments pursuant to Section 5.06(e) of this Agreement (exclusive of any change of control payments, success bonuses or settlement payments payable to officers or directors as a result of the Mergers).

        (d)   Immediately prior to the Closing, Citizens First shall make cash payments (collectively, the "Performance Unit Cash Payment") to the holders of outstanding performance units ("Performance Units") granted under the Citizens First Corporation 2015 Incentive Compensation Plan (the "Citizens First Incentive Plan"), in lieu of distributing Citizens First Common shares to such holders, in each case according to the applicable award agreement terms. For purposes of any performance year that will be shortened as a result of the Mergers, Citizens First performance shall be based upon the maximum "Target" payout level. Upon receipt of their Performance Unit Cash Payment, a holder's rights under their Performance Units and under the related award agreement shall terminate and be of no further force or effect.

        (e)   The shares of GABC Common issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of GABC.

        (f)    No fractional shares of GABC Common shall be issued and, in lieu thereof, holders of shares of Citizens First Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of Citizens First Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share and the volume weighted average of the trading prices of GABC Common, rounded to the nearest cent, during the twenty (20) consecutive trading days ended on the trading day that is the second business day preceding the Closing Date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually selected by the parties) (the "Average GABC Closing Price").

        (g)   At the Effective Time, each share of Citizens First Common, if any, held in the treasury of Citizens First or by any direct or indirect subsidiary of Citizens First (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        (h)   At the Effective Time, all of the outstanding shares of Citizens First Common, by virtue of the Holding Company Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Citizens First Common ("Certificates") shall thereafter cease to have any rights with respect to such shares, except: (i) the right of such holders to receive, without interest, the cash payment and the certificates for the shares of GABC Common upon the surrender of such Certificate or Certificates in accordance with Section 1.07; or (ii) the right to receive payment of the fair value of Dissenting Shares in accordance with the provisions of the KBCA and Section 1.03(j).

        (i)    If (i) GABC shall hereafter declare a stock dividend or other distribution of property or securities (other than a cash dividend) upon the GABC Common or shall subdivide, split up, reclassify or combine the GABC Common, and (ii) the record date for such transaction is prior to the date on which the Effective Time occurs, appropriate adjustment or adjustments will be made to the Exchange Ratio.

        (j)    Shares of Citizens First Common which are issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto ("Dissenting Shares") in accordance with the KBCA will not be converted into the right to receive the Merger Consideration, but will be entitled in lieu thereof, to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of the KBCA unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the KBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Citizens First Common will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. Citizens First will give GABC prompt notice of any notices of intent to demand payment received by Citizens First with respect to shares of Citizens First Common. Prior to the Effective Time, Citizens First will not, except with the prior written consent of GABC, make any payment with respect to, or settle or offer to settle, any such demands.

        Section 1.04.    The Holding Company Merger—Cancellation of Options.    To the extent that, immediately prior to the Effective Time, there are (even though Citizens First has represented and warranted pursuant to Section 2.01(g) that there are at the time of this Agreement no such rights, and that none will be created during the term of this Agreement) any outstanding stock options (or warrants or other rights to purchase securities issued by Citizens First) (whether to employees or directors of Citizens First, CF Bank or others) (such rights to purchase or convert are referred to herein as the "Unscheduled Purchase Rights"), such Unscheduled Purchase Rights shall as of the Effective Time be deemed to be cancelled without consideration (and any and all stock option plans, warrant purchase agreements, or other arrangements under which such Unscheduled Purchase Rights shall have been issued shall at such time be deemed terminated without consideration), and Citizens

First shall not accept any purported notice of exercise of any such Unscheduled Purchase Right after the close of business on the Closing Date but shall promptly notify GABC of any such purported notice. GABC shall have no obligation to any employee, director, agent or other person claiming by or through Citizens First or its predecessor in interest with respect to any claim arising in respect of any such Unscheduled Purchase Right (or plan or arrangement).

        Section 1.05.    The Bank Merger.    CF Bank and Citizens First shall take all action necessary and appropriate, including entering into an agreement and plan of merger (the "Bank Merger Agreement" and collectively with the Holding Company Plan of Merger, the "Plans of Merger") substantially in the form attached hereto as Exhibit 1.05, to cause CF Bank to merge with and into German American (the "Bank Merger") in accordance with all applicable laws and regulations, effective immediately after the Effective Time after the consummation of the Holding Company Merger.

        Section 1.06.    The Closing.    The closing of the Mergers (the "Closing") shall take place on the Closing Date described in Section 1.08 of this Agreement, and at such time and at such place as determined in accordance with Section 1.08.

        Section 1.07.    Exchange Procedures; Surrender of Certificates.

        (a)   GABC shall appoint an exchange agent for the surrender of Certificates (or book entry of shares) formerly representing Citizens First Common (other than Dissenting Shares and shares of Citizens First Common held in the CFB 401(k) Plan) in exchange for the Merger Consideration, which may be a third party, GABC or German American (such agent is referred to herein as the "Exchange Agent").

        (b)   At least one business day prior to the Effective Time, GABC shall provide to the Exchange Agent the aggregate number of GABC Common and an amount in cash representing the aggregate cash component of the Merger Consideration (other than the 401(k) Cash Payment), together with aggregate cash to be paid in lieu of fractional shares pursuant to Section 1.03(f) hereto, all of which shall be held by the Exchange Agent in trust for the holders of Citizens First Common (collectively, the "Exchange Fund"). The Exchange Fund shall not be used for any purpose other than as set forth in this Section 1.07.

        (c)   Within five (5) business days after the date on which the Effective Time occurs, the Exchange Agent shall provide to each record holder of Citizens First Common whose shares were converted into the right to receive a pro rata portion of the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon the proper delivery of the Certificates (or book entry of shares) to the Exchange Agent and shall be in such form and have such other provisions as GABC may reasonably specify) (each such letter the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Except with respect to Dissenting Shares, promptly after surrender to the Exchange Agent of a Certificate(s) (or book entry of share(s)), together with a Merger Letter of Transmittal duly executed and any other required documents, the Exchange Agent shall deliver to such surrendering Certificate holder the applicable aggregate amount of Merger Consideration. No interest on the Merger Consideration payable or issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued or paid to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance or payment shall pay to the Exchange Agent any required transfer or other taxes or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. GABC reserves the right in all cases to require that a surety bond on terms and in an amount reasonably satisfactory to GABC be provided to GABC at the expense of the Citizens First shareholder in the event that such shareholder claims loss of a Certificate and requests that GABC waive the requirement for surrender of such Certificate.

        (d)   No dividends that are otherwise payable on shares of GABC Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of GABC Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of GABC Common shall be issued any dividends which shall have become payable with respect to such shares of GABC Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

        Section 1.08.    The Closing Date.    Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned and subject to the satisfaction (or waiver, where applicable) of the conditions set forth in Article VI, the Closing shall take place on the first day of the calendar quarter following each of the conditions in Section 6.01(c) and (e) and Section 6.02(c) and (e) being satisfied, or on such later or earlier date as Citizens First and GABC may agree (the "Closing Date"). The Closing shall take place remotely via the electronic exchange of documents and signatures on the Closing Date, unless the parties otherwise agree. The parties hereto acknowledge and agree that (i) all proceedings at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered, and (ii) the Closing shall be deemed to have taken place at the offices of GABC in Jasper, Indiana, at 12:01 A.M. Eastern Time, on the Closing Date, unless the parties shall mutually otherwise agree.

        Section 1.09.    Actions At Closing.

        (a)   At the Closing, Citizens First shall deliver to GABC:

            (i)  certified copies of the articles of incorporation and bylaws (including any and all amendments thereto) of Citizens First and CF Bank and the certified organizational documents of the Trust;

           (ii)  a certificate signed by the President and Chief Executive Officer of Citizens First, dated as of the Effective Time, stating, to the best of his knowledge and belief, after due inquiry, that: (A) each of the representations and warranties contained in Article II is true and correct in all material respects at the time of the Closing, subject to the standard specified in Section 6.01(a) hereof, as if such representations and warranties had been made at Closing, (B) all the covenants of Citizens First have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (C) Citizens First and CF Bank have performed and complied in all material respects, unless waived by GABC, with all of their obligations and agreements required to be performed hereunder prior to the Closing Date;

          (iii)  certified copies of the resolutions of Citizens First's Board of Directors and shareholders, approving and authorizing the execution of this Agreement and the Holding Company Plan of Merger and authorizing the consummation of the Holding Company Merger;

          (iv)  a certified copy of the resolutions of the Board of Directors of CF Bank and of its shareholder, as required for valid approval of the execution of this Agreement and the consummation of the Bank Merger;

           (v)  a certificate of the Kentucky Secretary of State, dated a recent date, stating that Citizens First is duly incorporated and existing under Kentucky law;

          (vi)  a certificate of the Kentucky Secretary of State, dated a recent date, stating that CF Bank is duly incorporated and existing under Kentucky law;

         (vii)  a certificate of the Delaware Secretary of State, dated a recent date, stating that the Trust is duly organized and exists in the State of Delaware;

        (viii)  any title affidavits or documents required by the Title Company (as defined in Section 4.07) to issue the Title Policies (as defined in Section 4.07);

          (ix)  a certified list of the holders of Citizens First Common of record as of the close of business on the business day immediately preceding the Closing Date showing, by holder and in the aggregate, the number of shares of Citizens First of record as of such time;

           (x)  a certified list of those holders of Citizens First Common of record as of the close of business on the business day immediately preceding the Closing Date who are holders of Dissenting Shares and the number of shares of Citizens First Common as to which each of them are holding Dissenting Shares; and

          (xi)  third party consents required to consummate the transactions contemplated in this Agreement as set forth in Section 2.02(e) of the Citizens First Disclosure Schedule (as defined below).

        (b)   At the Closing, GABC shall deliver to Citizens First:

            (i)  a certificate signed by the Chief Executive Officer of GABC, dated as of the Effective Time, stating, to the best of his knowledge and belief, after due inquiry, that: (A) each of the representations and warranties contained in Article III is true and correct in all material respects at the time of the Closing, subject to the standard specified in Section 6.02(a) hereof, as if such representations and warranties had been made at Closing, (B) all the covenants of GABC have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (C) GABC and German American have performed and complied in all material respects, unless waived by Citizens First, with all of their obligations and agreements required to be performed hereunder prior to the Closing Date;

           (ii)  a certified copy of the resolutions of GABC's Board of Directors authorizing the execution of this Agreement and the Holding Company Plan of Merger and the consummation of the Holding Company Merger;

          (iii)  a certified copy of the resolutions of German American's Board of Directors and shareholder, as required for valid approval of the execution of this Agreement and the consummation of the Bank Merger; and

          (iv)  certificates of the Indiana Secretary of State, dated a recent date, stating that GABC and German American each is duly organized and exists under the IBCL and IFIA, respectively.

        (c)   At the Closing, GABC and Citizens First shall execute and/or deliver to one another such other documents and instruments, and take such other actions as shall be necessary or appropriate to consummate the Mergers, including the execution and the presentation of executed Articles of Merger (including the Holding Company Plan of Merger and/or Bank Plan of Merger with the blank provisions completed in accordance with the provisions of Article I of this Agreement) to the Indiana Secretary of State for filing under the IBCL and the IFIA, and the Kentucky Secretary of State for filing under the KBCA and KFIC accompanied by the appropriate fees.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF
CITIZENS FIRST AND CF BANK

        Citizens First and CF Bank hereby jointly and severally make the following representations and warranties to GABC and German American with respect to Citizens First, CF Bank and the Trust:

        Section 2.01.    Organization and Capital Stock.

        (a)   Citizens First is a corporation duly organized and validly existing under the KBCA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. Citizens First's only direct wholly-owned subsidiary is CF Bank. Except as set forth in Schedule 2.01(a) of the disclosure schedule that has been prepared by Citizens First and delivered by Citizens First to GABC in connection with the execution and delivery of this Agreement (the "Citizens First Disclosure Schedule"), Citizens First is not engaged in any activities that are financial in nature and only permissible for financial holding companies under 12 U.S.C. 1843(k).

        (b)   CF Bank is a Kentucky commercial bank duly organized and validly existing under the KBCA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the issued and outstanding capital stock of CF Bank is owned by Citizens First. CF Bank has no subsidiaries. CF Bank is subject to primary federal supervision and regulation by the Federal Deposit Insurance Corporation ("FDIC").

        (c)   The Trust is a statutory business trust duly organized and validly existing under the laws of the State of Delaware and has the trust power to own all of its assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the common securities of the Trust are owned by Citizens First. The Trust has no subsidiaries.

        (d)   Citizens First has authorized five million (5,000,000) shares of no par common stock ("Citizens First Common," as previously referenced) and five hundred (500) shares of preferred stock ("Citizens First Preferred"). As of the date of this Agreement, 2,537,605 shares of Citizens First Common are issued and outstanding. All such outstanding shares of Citizens First Common are duly and validly issued and outstanding, fully paid and non-assessable. None of the outstanding shares of Citizens First Common has been issued in violation of any preemptive rights of the current or past shareholders of Citizens First or in violation of any applicable federal or state securities laws or regulations. No shares of Citizens First Preferred are issued and outstanding. Citizens First has no capital stock authorized, issued or outstanding other than as described in this Section 2.01(d) and, except as set forth in Section 2.01(d) of the Citizens First Disclosure Schedule, Citizens First has no intention or obligation to authorize or issue additional shares of its capital stock.

        (e)   CF Bank has authorized common stock of two thousand (2,000) shares, no par value ("CF Bank Common"). As of the date of this Agreement, 2,000 shares of CF Bank Common are issued and outstanding. All of such shares of CF Bank Common are duly and validly issued and outstanding, are fully paid and nonassessable and are owned by Citizens First. None of the outstanding shares of CF Bank Common has been issued in violation of any preemptive rights of the current or past shareholders of CF Bank or in violation of any applicable federal or state securities laws or regulations. All of the shares of CF Bank Common are owned by Citizens First free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. CF Bank has no capital stock authorized, issued or outstanding other than as described in this Section 2.01(e) and has no intention or obligation to authorize or issue any other shares of capital stock.

        (f)    The Trust has 155 shares of common securities authorized and outstanding, $1,000 per share liquidation value, and 5,000 capital securities authorized and outstanding, $1,000 per share liquidation value. All of the common securities of the Trust are held beneficially and of record by Citizens First. Such issued and outstanding Trust securities have been duly and validly authorized by all necessary corporate action of the Trust, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Trust security holders. All of the issued and outstanding common securities of the Trust are owned by Citizens First free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. The Trust has no capital securities authorized, issued or outstanding other than as described in this Section 2.01(f) and has no intention or obligation to authorize or issue any other shares of capital securities.

        (g)   There are no shares of capital stock or other equity securities of Citizens First, CF Bank or the Trust authorized, issued or outstanding (except as set forth in this Section 2.01) and, except as set forth in Section 2.01 of the Citizens First Disclosure Schedule, there are no outstanding options, warrants, rights to subscribe for, calls, puts, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Citizens First, CF Bank or the Trust, or contracts, commitments, understandings or arrangements by which Citizens First, CF Bank or the Trust are or may be obligated to issue additional shares of its capital stock, other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or equity interests (and none will be created during the term of this Agreement).

        Section 2.02.    Authorization; No Defaults.

        (a)   All of the members of the Board of Directors of Citizens First entered into a Voting Agreement, dated as of the date of this Agreement, pursuant to which they agreed to vote their shares of Citizens First Common in favor of the Holding Company Merger. The Boards of Directors of Citizens First and CF Bank have, by all appropriate action, unanimously approved this Agreement and the Holding Company Merger or Bank Merger, as applicable and contemplated hereby, and have authorized the execution of this Agreement and the applicable Plan of Merger on Citizens First's or CF Bank's behalf by their respective duly authorized officers and the performance by Citizens First and CF Bank of their respective obligations hereunder. Prior to the execution of this Agreement, the Board of Directors of Citizens First received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Keefe, Bruyette & Woods, Inc. ("KBW") to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration (other than the 401(k) Cash Payment) is fair, from a financial point of view, to the holders of Citizens First Common (the "Citizens First Fairness Opinion"). Except as provided in the Citizens First Disclosure Schedule, nothing in the Articles of Incorporation or Bylaws of Citizens First, as amended, or the Articles of Incorporation or Bylaws of CF Bank, as amended, or in any material agreement or instrument, or any decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which Citizens First or CF Bank is bound or subject, would prohibit Citizens First or CF Bank from consummating, or would be violated or breached by Citizens First's or CF Bank's consummation of, this Agreement, the Holding Company Merger or the Bank Merger and other transactions contemplated herein on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Citizens First and CF Bank and constitutes a legal, valid and binding obligation of Citizens First and CF Bank, enforceable against Citizens First and CF Bank in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles. No corporate acts or proceedings, other than those already taken and the approval of the Holding Company Merger by the holders of a majority of the outstanding shares of Citizens First Common and the Bank Merger by Citizens First as sole shareholder of CF Bank, are required by law to be taken by Citizens First or CF Bank to authorize the execution, delivery and performance of this Agreement.

        (b)   Except as set forth in Section 2.02 of the Citizens First Disclosure Schedule, neither Citizens First nor CF Bank or the Trust is, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, Citizens First's, CF Bank's or the Trust's organizational documents, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.

        (c)   Except as set forth in Section 2.02 of the Citizens First Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of Citizens First, CF Bank or the Trust; (ii) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which Citizens First, CF Bank or the Trust is subject or bound, the result of which would have a Material Adverse Effect (as defined below); or (iii) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Citizens First, CF Bank or the Trust is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment. For the purpose of this Agreement, a "Material Adverse Effect" means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of Citizens First, CF Bank and the Trust taken as a whole, or GABC and German American taken as a whole, as applicable or (ii) would materially impair the ability of Citizens First or GABC, as applicable, to perform its obligations under this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Mergers or restructuring charges taken in connection with the Mergers, in each case in accordance with GAAP, (d) effects of any action taken with the prior written consent of the other party hereto, (e) changes in the general level of interest rates (including the impact on the securities portfolios of Citizens First and CF Bank, or GABC and German American, as applicable) or conditions or circumstances relating to or that affect either the United States economy, financial or securities markets or the banking industry, generally, (f) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated herein, including without limitation payment of any amounts due to, or the provision of any benefits to, any directors, officers or employees under agreements, plans or other arrangements in existence of or contemplated by this Agreement and disclosed to GABC, (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of Citizens First, CF Bank and the Trust, or GABC and German American, as applicable and (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the GABC Common Stock, by itself, be considered to constitute a Material Adverse Effect on GABC (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect).

        (d)   Other than the filing of Articles of Merger with the Indiana Secretary of State and the Kentucky Secretary of State for the Mergers and in connection or in compliance with the banking regulatory approvals contemplated by Section 5.01, federal and state securities laws and the rules and regulations promulgated thereunder and rules of NASDAQ, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by Citizens First or CF Bank of the transactions contemplated by this Agreement.

        (e)   Other than those filings, authorizations, consents and approvals referenced in Section 2.02(d) above and except as set forth in the Citizens First Disclosure Schedule, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by Citizens First or CF Bank of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

        Section 2.03.    Subsidiaries.    Except for the ownership of CF Bank and the Trust and other matters as disclosed in Section 2.03 of the Citizens First Disclosure Schedule, neither Citizens First nor CF Bank has (or has had at any time in the last five (5) years) any direct or indirect ownership interest in any corporation, partnership, limited liability company, joint venture or other business.

        Section 2.04.    Financial Information.

        (a)   The consolidated balance sheet of Citizens First and its subsidiaries as of December 31, 2017 and 2016 and related consolidated statements of income, changes in shareholders' equity and cash flows for the three (3) years ended December 31, 2017, together with the notes thereto, included in Citizens First's Annual Report on Form 10-K for the annual period then ended (the "10-K") and the consolidated balance sheets of Citizens First as of September 30, 2018, and related consolidated statements of income and cash flows included in Citizens First's Quarterly Report on Form 10-Q for the quarterly period then ended (the "10-Q") (together, the financial statements included in the 10-K and the 10-Q are referred to herein as the "Citizens First Financial Statements"), have been prepared in accordance with GAAP (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of Citizens First and its consolidated subsidiaries as of the dates and for the periods indicated.

        (b)   Neither Citizens First nor CF Bank has any material liability, fixed or contingent, except to the extent set forth in the Citizens First Financial Statements or incurred in the ordinary course of business since December 31, 2017.

        (c)   Citizens First does not engage in the lending business (except by and through CF Bank) or any other business or activity other than that which is incident to its direct ownership of all the capital stock of CF Bank and the common securities of the Trust, and does not own any investment securities.

        (d)   As of the date hereof, each of Citizens First and CF Bank is "well-capitalized" under applicable regulatory definitions.

        Section 2.05.    Absence of Changes.    Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the Citizens First Disclosure Schedule, since December 31, 2017, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the Citizens First Disclosure Schedule, between the period from December 31, 2017 to the date of this Agreement, Citizens First, CF Bank and the Trust have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby) and there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Citizens First Common (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock or equity interest of Citizens First,

CF Bank or the Trust or, with the exception of the issuance of shares in connection with the Performance Units, any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for Citizens First's, CF Bank's, or the Trust's securities.

        Section 2.06.    Absence of Agreements with Banking Authorities.    Except as set forth in Section 2.06 of the Citizens First Disclosure Schedule, Citizens First, CF Bank and the Trust are not subject to any order (other than orders applicable to bank holding companies or banks generally) and neither is a party to any agreement or memorandum of understanding with (or resolution of its Board of Directors adopted at the suggestion of) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation, the FDIC, the FRB and the Kentucky Department of Financial Institutions ("KDFI"), in each case that has been issued, executed or delivered on or after January 1, 2012.

        Section 2.07.    Tax Matters.

        (a)   Each of Citizens First, CF Bank and the Trust has timely filed all material Tax Returns (as defined below) that are required to be filed and all such Tax Returns are true, correct and complete in all material respects. All material Taxes that are due and payable by Citizens First, CF Bank or the Trust (whether or not shown on any Tax Return) have been paid. All material Taxes that were properly accruable as of any applicable balance sheet or call report date (but that were not then due and payable) are reflected as liabilities in the Citizens First Financial Statements as of that date (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income). Citizens First has delivered to GABC correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Citizens First, CF Bank or the Trust. There are no liens for Taxes upon the assets of Citizens First, CF Bank or the Trust except liens for current Taxes not yet due and payable.

        (b)   Citizens First, CF Bank and the Trust have not requested any extension of time within which to file any Tax Return which request is currently pending or has been granted and is in effect and Citizens First, CF Bank and the Trust have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax (as defined below) audit, review or other assessment or deficiency.

        (c)   No claim has ever been made by a Tax Authority (as defined below) in a jurisdiction wherein Citizens First, CF Bank or the Trust do not file Tax Returns that Citizens First, CF Bank or the Trust is or may be subject to taxation by that jurisdiction.

        (d)   Citizens First, CF Bank and the Trust have made all withholding of Taxes required to be made under all applicable laws, in connection with any compensation paid to any employee, independent contractor or creditor or other third-party except for such failures to withhold as would not reasonably be expected to have a Material Adverse Effect on Citizens First, CF Bank or the Trust, and the amounts of Tax withheld have been properly and timely paid over to the appropriate Tax Authorities.

        (e)   There is no Tax deficiency or claim assessed, proposed, pending or, to the knowledge of Citizens First, threatened (whether orally or in writing) against Citizens First, CF Bank or the Trust, except to the extent that adequate liabilities or reserves with respect thereto are accrued by Citizens First, CF Bank or the Trust in accordance with GAAP and set forth in the Citizens First Financial Statements or (i) such deficiency or claim is being contested in good faith by appropriate proceedings, (ii) no such accrual is required by GAAP and (iii) the nature and amount of the disputed Tax is set forth in Section 2.07(e) of the Citizens First Disclosure Schedule. Citizens First, CF Bank and the Trust do not have any income that was realized during a Tax period that began before the Closing Date that is or will be required to be included in a Tax Return of GABC or German American for a Tax period that begins on or after the Closing Date.

        (f)    Citizens First, CF Bank and the Trust do not have any requests for a ruling pending with any Tax Authority. Citizens First, CF Bank and the Trust have not agreed to, and are not required to make, any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by Citizens First, CF Bank or the Trust and neither the IRS nor any other Tax Authority has proposed any such adjustment or change in accounting method.

        (g)   All Tax sharing agreements or similar agreements with respect to or involving Citizens First, CF Bank or the Trust shall be terminated as of the Closing Date and, after the Closing Date, Citizens First, CF Bank and the Trust shall not be bound thereby or have any liability thereunder.

        (h)   Except as set forth in Section 2.07(h) of the Citizens First Disclosure Schedule, each of Citizens First, CF Bank and the Trust has not made any payments, is not obligated to make any payments, and is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or foreign Tax law).

        (i)    There are no excess loss accounts, deferred intercompany transactions, or other items of income, gain, loss, deduction or credit of Citizens First, CF Bank or the Trust under the federal consolidated return regulations or other comparable or similar provisions of law that must be recognized or may be triggered as a result of the consummation of the transactions contemplated by this Agreement.

        (j)    The following capitalized terms are defined for purposes of this Article II as follows:

            (i)  "Governmental Authority" shall mean any local, state, federal or foreign court, regulatory or administrative agency, department, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).

           (ii)  "Tax" or "Taxes" means and includes all federal, foreign, state, local or other income, net income, intangibles, tangible asset, alternative or add-on minimum, gross receipt, gains, capital stock, transfer, transactions, stock transfer, registration, payroll, value added, estimated, stamp, sales, use, ad valorem, franchise, profits, net worth, insurance, license, withholding, payroll, employment, unemployment, excise, severance, single business tax, processing, production, occupation, premium, property, real estate, occupancy, unclaimed property, environmental (including taxes under Section 59A of the Code), windfall profit, custom, duty and any other taxes, fees, imposts, levies, duties, impositions, assessments or charges of any kind whatsoever, together with any interest, penalties and additions imposed with respect to such amounts, imposed or charged by any Governmental Authority or Tax Authority, including any Social Security charges in any country.

          (iii)  "Tax Authority" means any national, federal, state, local or foreign governmental, regulatory or administrative authority, agency, department or arbitral body of any country or political subdivision thereof having responsibility for the imposition of any Tax.

          (iv)  "Tax Return" means and include all returns, statements, declarations, estimates, reports, information returns, schedules, forms, exhibits, coupons and any other documents (including all affiliated, consolidated, combined or unitary versions of the same) including all related or supporting information filed or required to be filed with any Governmental Authority or Tax Authority, in connection with the determination, assessment, reporting, payment, collection, or administration of any Taxes, and including any amendment thereof.

        Section 2.08.    Absence of Litigation.    Except as set forth in Section 2.08 of the Citizens First Disclosure Schedule, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or, to the knowledge of Citizens First, threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does Citizens First have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could reasonably be expected to have a Material Adverse Effect. To the knowledge of Citizens First, there are no material uncured violations, criticisms or exceptions, or violations with respect to which material refunds or restitutions may be required, cited in any report, correspondence or other communication to Citizens First, CF Bank or the Trust as a result of an examination by any regulatory agency or body.

        Section 2.09.    Employment Matters.

        (a)   Except as disclosed in Section 2.09(a) of the Citizens First Disclosure Schedule, each of Citizens First, CF Bank and the Trust, is not a party to or bound by any contract, arrangement or understanding (written or otherwise) for the employment, retention or engagement of any past or present officer or employee that, by its terms, is not terminable by Citizens First, CF Bank or the Trust, respectively, for any reason or for no reason, on thirty (30) days' written notice or less without the payment of any amount by reason of such termination.

        (b)   Citizens First, CF Bank and the Trust are and have been in material compliance with all applicable federal, state and local laws, regulations, ordinances and rulings respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) Citizens First, CF Bank and the Trust are not engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation of any federal, state or local law, regulation, ordinance or ruling, including without limitation those related to wages and hours under the Fair Labor Standards Act (FLSA); (ii) there is no unfair labor practice or employment-related complaint against Citizens First, CF Bank or the Trust pending or, to the knowledge of Citizens First, threatened before any state or federal court, the National Labor Relations Board, the Equal Employment Opportunity Commission (EEOC), the Kentucky Commission on Human Rights ("KCHR"), the Kentucky Labor Cabinet (or Kentucky OSH) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions; (iii) there is no labor dispute, strike, slowdown or stoppage, or union representation proceedings or organizing activity actually occurring, pending or, to the knowledge of Citizens First, threatened against or directly affecting Citizens First, CF Bank or the Trust; and (iv) neither Citizens First nor CF Bank or the Trust has experienced any material work stoppage or other material labor difficulty during the past five (5) years.

        (c)   Except as disclosed in Section 2.09(c) of the Citizens First Disclosure Schedule, neither the execution nor the delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of Citizens First, CF Bank or the Trust from any of such entities, (ii) increase any benefit otherwise payable under any of their respective employee plans or (iii) result in the acceleration of the time of payment of any such benefit. No amounts paid or payable by Citizens First, CF Bank or the Trust to or with respect to any employee or former employee of Citizens First, CF Bank or the Trust will fail to be deductible for federal income tax purposes by reason of Sections 162(m), 280G or 404 of the Code or otherwise.

        (d)   Except as set forth in Section 2.09(d) of the Citizens First Disclosure Schedule, all accrued obligations and liabilities of Citizens First, CF Bank or the Trust, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative)

with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by Citizens First, CF Bank or the Trust for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by Citizens First, CF Bank or the Trust in accordance with generally accepted accounting and actuarial principles. Except as set forth in Section 2.09(d) of the Citizens First Disclosure Schedule, all obligations and liabilities of Citizens First, CF Bank and the Trust, whether arising by operation of law, by contract, or by past custom, for all forms of compensation, including, without limitation, deferred compensation, which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefore have been and are being made in accordance with GAAP. All accruals and reserves referred to in this Section 2.09(d) are correctly and accurately reflected and accounted for in the books, statements and records of Citizens First, CF Bank and the Trust.

        Section 2.10.    Reports.    Since January 1, 2014, Citizens First, CF Bank and the Trust have timely filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that were required to be filed with (i) the Securities and Exchange Commission ("SEC"), (ii) the FRB, (iii) the FDIC, (iv) the KDFI, and (v) any other governmental authority with jurisdiction over Citizens First, CF Bank or the Trust. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. Except as set forth in Section 2.10 of the Citizens First Disclosure Schedule, there is no unresolved violation with respect to any report or statement filed by, or any examination of, Citizens First, CF Bank or the Trust.

        Section 2.11.    Investment Portfolio.    All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by CF Bank, as reflected in the CF Bank Call Reports, are carried on the books of CF Bank in accordance with GAAP. CF Bank does not engage in activities that would require that it establish a trading account under applicable regulatory guidelines and interpretations.

        Section 2.12.    Loan Portfolio.

        (a)   All loans and discounts shown in the CF Bank Call Reports, or which were entered into after December 31, 2017, but before the Closing Date, were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of CF Bank, in accordance in all material respects with CF Bank's lending policies and practices unless otherwise approved by CF Bank's Board of Directors, and are not subject to any material defenses, set offs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid, true and genuine. CF Bank has in all material respects complied and will through the Closing Date continue to comply in all material respects with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. Except as disclosed in Section 2.12(a) of the Citizens First Disclosure Schedule, CF Bank has not sold, purchased or entered into any loan participation arrangement except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. Citizens First has no knowledge that any condition of property in which CF Bank has an interest as collateral to secure a loan or that is held as an asset of any trust violates the Environmental Laws (as defined in Section 2.15) in any material respect or obligates Citizens First, or CF Bank, or the owner or operator of such property to remedy, stabilize, neutralize or otherwise alter the environmental condition of such property.

        (b)   Except as set forth in Section 2.12(b) of the Citizens First Disclosure Schedule, there is no loan of CF Bank in excess of One Hundred Thousand Dollars ($100,000) that has been classified by Citizens First, applying applicable regulatory examination standards, as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss," nor is there any loan of CF Bank in excess of One Hundred Thousand Dollars ($100,000) that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. CF Bank's report of classified assets and all loans in excess of One Hundred Thousand Dollars ($100,000) that the President and Chief Executive Officer and the Chief Financial Officer of Citizens First (collectively, "Citizens First's Management") have determined to be ninety (90) days or more past due with respect to principal or interest or have placed on nonaccrual status are set forth in the Section 2.12(b) of the Citizens First Disclosure Schedule.

        (c)   The reserves for loan and lease losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the Citizens First Financial Statements are adequate in the judgment of Citizens First's Management and consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.

        (d)   Except as set forth in Section 2.12(d) of the Citizens First Disclosure Schedule, none of the investments reflected in the Citizens First Financial Statements and none of the investments made by Citizens First, CF Bank or the Trust since December 31, 2017 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of Citizens First, CF Bank or the Trust to dispose freely of such investment at any time. Except as set forth in Section 2.12(d) of the Citizens First Disclosure Schedule, Citizens First, CF Bank and the Trust are not parties to any repurchase agreements with respect to securities.

        Section 2.13.    ERISA.

        (a)   Section 2.13 of the Citizens First Disclosure Schedule lists all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all pension retirement, stock, stock option, equity compensation, welfare benefit, savings, deferred compensation, incentive compensation, paid time off, severance pay, salary continuation, disability, fringe benefit and other employee benefit arrangements and plans maintained, established, participated in, sponsored, contributed to, or required to be contributed to by Citizens First, CF Bank or any ERISA Affiliate (as hereinafter defined) or under which any officer or employee of Citizens First or CF Bank or an ERISA Affiliate participates in his or her capacity as such an officer or employee, or with respect to which Citizens First, CF Bank or any ERISA Affiliate may have any liability or obligation (referred to individually as a "Plan" and collectively as the "Plans," unless otherwise specifically provided herein). For purposes of this Section 2.13, the term "ERISA Affiliate" means any person, entity, any trade or business (whether or not incorporated) that is treated as a single employer with Citizens First or CF Bank under Section 414 of the Code. Since December 31, 2016, neither Citizens First, CF Bank nor any ERISA Affiliate has maintained any "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA) or any "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) except for those Plans listed on the Disclosure Schedule. Neither Citizens First nor CF Bank has established, and does not maintain, participate in, sponsor, contribute to, and is not required to contribute to, any other employee benefit policies or practices, aside from the Plans listed in Section 2.13 of the Citizens First Disclosure Schedule.

        (b)   As applicable, with respect to each of the Plans, Citizens First has delivered to GABC true and complete copies of (i) all Plan documents (including all amendments and modifications thereof) and in the case of an unwritten Plan, a written description thereof, and in either case all material related agreements that are currently in force including the trust agreement and amendments thereto, insurance contracts, administrative services agreements, and investment management agreements; (ii) the last three (3) filed Form 5500 series and all schedules and financial statements attached thereto, if any, required under ERISA or the Code in connection with each such Plan; (iii) the current summary plan descriptions and all material modifications thereto, if any, required under ERISA in connection with each such Plan; (iv) the three (3) most recent actuarial reports, financial statements and trustee reports; (v) copies of all private letter rulings, requests and determination letters issued with respect to the Plans and filings, summaries of self-corrections or other corrections made under the Employee Plans Compliance Resolution System as set forth in Revenue Procedure 2018-52, and any predecessor or successor thereto ("EPCRS"), or the Voluntary Fiduciary Correction or the Delinquent Filer Voluntary Compliance programs with respect to the Plans within the past three (3) years; (vi) all material communications to any employee or employees of Citizens First or CF Bank relating to any such Plan and any proposed Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to Citizens First or the CF Bank, (vii) all correspondence to or from any governmental agency relating to any such Plan, (viii) all model COBRA (as hereinafter defined) forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each such Plan, (x) all non-discrimination or other testing results required under Code section with respect to each such Plan for the three (3) most recent plan years, (xi) if applicable, all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each such Plan, (xii) the form of all privacy notices and all business associate agreements to the extent required under the Health Insurance Portability and Accountability Act of 1996, as amended ("HIPAA"); and (xiii) the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Plan.

        (c)   Citizens First and CF Bank have performed all material obligations required to be performed by them under, are not in material default or material violation of, and neither Citizens First nor CF Bank has knowledge of any default or violation by any other party to, any Plan. All Plans listed on the Citizens First Disclosure Schedule comply in form and in operation in all material respects with all applicable requirements of law and regulation, including but not limited to the Code and ERISA. Except as listed on Section 2.13 of the Citizens First Disclosure Schedule, each "employee pension benefit plan," within the meaning of Section 3(2) of ERISA ("Pension Plan"), maintained or contributed to by Citizens First and CF Bank and which is intended to meet the qualification requirements of Section 401(a) of the Code has met such requirements at all times and has been and continues to be tax exempt under Section 501(a) of the Code, has been timely amended to comply with the provisions of recent legislation commonly referred to as "EGTRRA," the Pension Protection Act, commonly referred to as "PPA," and additional changes in law, has been timely submitted to the Internal Revenue Service (IRS) for a determination letter that takes amendments for EGTRRA, PPA and additional changes in law into account within the applicable remedial amendment period specified by Section 401(b) of the Code (or is entitled to rely on an opinion letter from the IRS), has received a determination letter from the IRS advising that such Plan is so qualified (or is entitled to rely on an opinion letter from the IRS), and nothing has occurred that could adversely affect the qualification of such Plan and no such determination letter (or an opinion letter from the IRS) received with respect to any Plan has been revoked, nor, to the knowledge of Citizens First, is it reasonably expected that any such letter would be revoked. Except as disclosed in Section 2.13 of the Citizens First Disclosure Schedule, neither Citizens First nor CF Bank has (i) become subject to any disallowance of deductions under Sections 419 or 419A of the Code; (ii) incurred any liability for excise tax under Sections 4972, 4975, or 4976 of the Code or any liability or penalty under ERISA; (iii) has engaged in any prohibited transaction; or (iv) breached any of the duties or failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I or ERISA.

        (d)   Except as disclosed in Section 2.13 of the Citizens First Disclosure Schedule, each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Citizens First or CF Bank (other than ordinary benefit claims and administration expenses). Neither Citizens First nor CF Bank would have any liability or contingent liability if any Plan (including without limitation the payment by Citizens First or CF Bank of premiums for health care coverage for active employees or retirees, or the spouses or other family members of such active employees or retirees) were terminated or if Citizens First or CF Bank were to cease its participation therein. Except as disclosed in the Citizens First Disclosure Schedule, neither Citizens First nor CF Bank nor any of their affiliates or persons acting on their behalf have made any written or oral promises or statements to employees or retirees or the spouses or other family members of such employees or retirees who are now living which might reasonably have been construed by them as promising "lifetime" or other vested rights to benefits under any Plan that cannot be unilaterally terminated or modified by Citizens First or CF Bank at their discretion at any time without further obligation.

        (e)   Except as disclosed in Section 2.13 of the Citizens First Disclosure Schedule, in the case of each Plan which is a defined benefit plan (within the meaning of Section 3(35) of ERISA), the net fair market value of the assets held to fund such Plan equals or exceeds the present value of all accrued benefits thereunder, both vested and nonvested, on a termination basis, as determined in accordance with an actuarial costs method acceptable under Section 3(31) of ERISA.

        (f)    On a timely basis, Citizens First and CF Bank have made all contributions or payments to or under each Plan as required pursuant to each such Plan, any collective bargaining agreements or other provision for reserves to meet contributions and payments under such Plans, which have not been made because they are not yet due.

        (g)   Except as provided in the Citizens First Disclosure Schedule, no Plan has ever acquired or held any "employer security" or "employer real property" (each as defined in Section 407(d) of ERISA).

        (h)   Neither Citizens First nor CF Bank has ever contributed to or is obligated to contribute under any "multiemployer plan" (as defined in Section 3(37) of ERISA). Except as disclosed in Section 2.13 of the Citizens First Disclosure Schedule, neither Citizens First nor CF Bank has ever maintained, established, sponsored, participated in, or contributed to, any pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. Except as set forth in Section 2.13 of the Citizens First Disclosure Schedule, none of the Plans is a multiple employer plan (as defined in Section 413(c) of the Code) and neither Citizens First nor CF Bank has participated in or been obligated to contribute to a multiple employer plan (as defined in Section 413(c) of the Code). None of the Plans is a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

        (i)    Citizens First and CF Bank have complied in all material respects with all requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), HIPAA, the Family and Medical Leave Act of 1993, as amended, the Women's Health and Cancer Rights Act of 1998, the Newborns' and Mothers' Health Protection Act of 1996 and any similar provisions of state law applicable to their employees, to the extent so required. To the extent required under HIPAA and the regulations issued thereunder, Citizens First and CF Bank have, prior to the Effective Time, performed all material obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Neither Citizens First nor CF Bank has unsatisfied material obligations to any employees or qualified beneficiaries pursuant to COBRA,

HIPAA or any state law governing health care coverage or extension. Except as listed in the Citizens First Disclosure Schedule, neither Citizens First nor CF Bank provides or is obligated to provide health or welfare benefits to any current or future retired or former employee, or the spouse or other family member of such retired or former employee, other than any benefits required to be provided under COBRA. Each Plan is in material compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable.

        (j)    There are no pending audits or investigations by any governmental agency involving the Plans, and to Citizens First's knowledge no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Plans), suits or proceedings involving any Plan, any fiduciary thereof or service provider thereto, nor to Citizens First's knowledge is there any reasonable basis for any such claim, suit or proceeding.

        (k)   Since January 1, 2016, there has been no amendment to, announcement by Citizens First or CF Bank relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year, except for increases directly resulting from an increase in the number of persons employed by Citizens First or CF Bank or promotions of existing employees in the ordinary course of business consistent with past practice.

        (l)    Except as disclosed in the Citizens First Disclosure Schedule, the Mergers will not result in the payment, vesting or acceleration of any benefit under any Plan sponsored or contributed to by Citizens First or CF Bank. Except as disclosed in Section 2.13 of the Citizens First Disclosure Schedule, no Plan provides for "parachute payments" within the meaning of Section 280G of the Code.

        Section 2.14.    Title to Properties; Insurance.    Each of Citizens First, CF Bank and the Trust own good, marketable and indefeasible fee simple title to all real properties reflected on the Citizens First Financial Statements as being owned by such entities and used by Citizens First, CF Bank or the Trust in their respective businesses (collectively, the "Fee Real Estate"), free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Citizens First Financial Statements and easements, rights-of-way, and other restrictions of record which would not materially interfere, prevent or frustrate the current use of the Fee Real Estate). A list and description of the locations of all Fee Real Estate are set forth in Section 2.14(i) of the Citizens First Disclosure Schedule. Except as otherwise disclosed to GABC, the Fee Real Estate is not subject to any lease, option to purchase, right of first refusal, purchase agreement or grant to any Person of any right relating to the purchase, use, occupancy or enjoyment of such property or any portion thereof. To the knowledge of Citizens First, no portion of the Fee Real Estate is operated as a nonconforming use under applicable zoning codes. To the knowledge of Citizens First, no portion of the Fee Real Estate is located in either a "Special Flood Hazard Area" pursuant to the Federal Insurance Rate Maps created by the Federal Emergency Management Agency or an area which is inundated by a "100 year" flood as provided by any Governmental Entity. All material leasehold interests used by Citizens First and CF Bank in their respective operations (collectively, the "Leased Real Estate" and, together with the Fee Real Estate, the "Real Estate") are held pursuant to lease agreements (collectively, the "Leases") which are valid and enforceable in accordance with their terms. True, complete and correct copies of the Leases have been provided to GABC, and a list of the Leases are set forth in Section 2.14(ii) of the Citizens First Disclosure Schedule. There is no breach or default in any material respect by any party under any Lease that is currently outstanding, and no party to any Lease has given notice (whether written or oral) of, or made a claim with respect to, any breach or default thereunder. None of the Leased Real Estate is subject to any sublease or grant to any Person of any right to the use, occupancy or enjoyment of the property or any portion thereof. Except as set forth in Section 2.14(iii) of the Citizens First Disclosure Schedule, no consent under any Lease is required in connection with the transactions contemplated by this Agreement. To the knowledge of Citizens First, the Real Estate complies in all material respects with all applicable private agreements, zoning codes, ordinances and requirements and other governmental laws and regulations relating thereto and there are no litigation or condemnation proceedings pending or, to the knowledge of Citizens First, threatened with respect to the Real Estate. All licenses and permits necessary for the occupancy and use of the Real Estate for the current use of the Real Estate have been obtained and are in full force and effect. All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the Real Estate are in good condition and repair, subject to normal wear and tear, and no condition exists which materially interferes with the economic value or use thereof. Citizens First, CF Bank and the Trust have valid title or other ownership or use rights under licenses to all material intangible personal or intellectual property used by Citizens First, CF Bank or the Trust in their respective businesses free and clear of any claim, defense or right of any other person or entity that is material to Citizens First's, CF Bank's or the Trust's ownership or use rights to such property, subject only to rights of the licensor pursuant to applicable license agreements, which rights do not materially adversely interfere with the use or enjoyment of such property. All insurable properties owned or held by Citizens First, CF Bank or the Trust are insured in such amounts, and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with companies of the same size and in the same business.

        Section 2.15.    Environmental Matters.

        (a)   As used in this Agreement, "Environmental Laws" means all local, state and federal environmental laws and regulations in all jurisdictions in which Citizens First, CF Bank or the Trust has done business or owned property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act and the Federal Toxic Substances Control Act.

        (b)   To the knowledge of Citizens First and CF Bank, neither (i) the conduct by Citizens First, CF Bank or the Trust of operations at any property, whether currently or previously owned or leased, nor (ii) any condition of any property currently or previously owned or leased by Citizens First, CF Bank or the Trust nor, (iii) the condition of any property currently or previously held by Citizens First, CF Bank or the Trust, violates or violated Environmental Laws in any material respect, and no condition or event has occurred with respect to any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) Citizens First, CF Bank or the Trust to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Citizens First, CF Bank and the Trust have not received any written notice from any person or entity that Citizens First, CF Bank or the Trust, or the operation of any facilities or any property currently or previously owned or leased by any of them, or currently or previously held as a trust asset, are or were in violation of any Environmental Laws or that any of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

        Section 2.16.    Compliance with Law.    Citizens First, CF Bank and the Trust have not engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of Citizens First's Management, could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect on Citizens First. Citizens First, CF Bank and the Trust each have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations. The offer and sale by Citizens First of shares of Citizens First Common that are issued and outstanding, and the issuance of Citizens First Common to holders of Performance Units that have occurred or may occur prior to the Closing Date, have been and will be either registered or qualified under the Securities Act of 1933, as amended (the "1933 Act"), and the securities laws of all states or other jurisdictions that may be applicable, or have been or will be exempt from such registration and qualification requirements. Citizens First, CF Bank and the Trust are not subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of Citizens First, CF Bank or the Trust. CF Bank has not received any notice of enforcement actions or criticisms since January 1, 2015 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. Citizens First has not received any notice of enforcement actions or criticisms since January 1, 2015, from any regulatory agency or government authority relating to its compliance with any securities laws applicable to Citizens First. CF Bank received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act. To the knowledge of Citizens First and CF Bank, there is no fact or circumstance or set of facts or circumstances that would cause CF Bank to fail to comply with such provisions or cause the CRA rating of CF Bank to fall below satisfactory.

        Section 2.17.    Brokerage.    Except for Citizens First's and CF Bank's arrangement with KBW, there are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders' fees or similar compensation in connection with the Holding Company Merger and the Bank Merger payable by Citizens First or CF Bank.

        Section 2.18.    Material Contracts.    Except as set forth in Section 2.18 of the Citizens First Disclosure Schedule, each of Citizens First, CF Bank or the Trust is not a party to or bound by any oral or written (i) material agreement, contract or indenture under which it has borrowed or will borrow money (not including federal funds and money deposited, including without limitation, checking and savings accounts and certificates of deposit and borrowings from the Federal Home Loan Bank Board (FHLBB) and the FRB); (ii) material guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and guarantees made in the ordinary course of business and letters of credit issued in the ordinary course of business; (iii) material contract, arrangement or understanding with any present or former officer, director or shareholder (except for deposit or loan agreements entered into in the ordinary course of business); (iv) material license, whether as licensor or licensee; (v) contract or commitment for the purchase of materials, supplies or other real or personal property in an amount in excess of One Hundred Thousand Dollars ($100,000) annually, or for the performance of services over a period of more than thirty (30) days and involving an amount in excess of One Hundred Thousand Dollars ($100,000) annually; (vi) joint venture or partnership agreement or arrangement; (vii) contract, arrangement or understanding with any present or former agent, consultant, representative, broker, adviser, finder, or business intermediary that, by its terms, is not terminable by Citizens First, CF Bank or the Trust, respectively, for any reason or for no reason, (A) in the case of such a person who has (or at the time of the entry into such a binding commitment had) no material relationship with any past or present officer, employee, shareholder, or director of Citizens First, CF Bank or the Trust, without the payment of any amount greater than Twenty-Five Thousand Dollars ($25,000) (in any one instance) or Fifty Thousand Dollars ($50,000) (in the aggregate), or (B) in the case of such a person who has or had such a material relationship, without the payment by reason of such termination of any amount; or (viii) material contract, agreement or other commitment not made in the ordinary course of business.

        Section 2.19.    Compliance with Americans with Disabilities Act.    (a) To the best of Citizens First's knowledge, Citizens First, CF Bank and the Trust and their respective properties (including those held by any of them in a fiduciary capacity) are in compliance with all applicable provisions of the Americans with Disabilities Act (the "ADA"), and (b) except as set forth in Section 2.19 of the Citizens First Disclosure Schedule, no action under the ADA against Citizens First, CF Bank or the

Trust, or any of their properties, has been initiated nor, to the best of Citizens First's knowledge, has been threatened or contemplated.

        Section 2.20.    Absence of Undisclosed Liabilities.    Except as set forth in Section 2.20 of the Citizens First Disclosure Schedule, Citizens First, CF Bank and the Trust do not have any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Citizens First Financial Statements, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than Fifty Thousand Dollars ($50,000) per year and which may be terminated within one year from the date of this Agreement, (c) liabilities incurred since December 31, 2017 in the ordinary course of business consistent with past practice that either alone or when considered with all similar liabilities, have not had or would not reasonably be expected have a Material Adverse Effect on Citizens First, (d) liabilities incurred for reasonable legal, accounting, financial advising fees and out-of-pocket expenses or fees in connection with the transactions contemplated by this Agreement, and (e) unfunded loan commitments made in the ordinary course of the CF Bank's business consistent with past practices.

        Section 2.21.    Deposit Insurance.    The deposits of CF Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and CF Bank has paid all premiums and assessments with respect to such deposit insurance.

        Section 2.22.    Absence of Defaults.    Citizens First, CF Bank and the Trust are not in violation of its respective organizational documents or to the knowledge of Citizens First in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to Citizens First's Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults which would not have a Material Adverse Effect.

        Section 2.23.    Tax and Regulatory Matters.    Each of Citizens First, CF Bank and the Trust has not taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

        Section 2.24.    Securities Law Compliance.    Shares of Citizens First Common are traded on the NASDAQ Global Market under the symbol "CZFC." Citizens First has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating thereto. Citizens First represents that the preceding sentence also applies to shares of Citizens First Common held in the CFB 401(k) Plan (as defined in Section 4.11). Since January 1, 2017, Citizens First has filed all reports and other documents required to be filed by it under the Securities and Exchange Act of 1934 (the "1934 Act") and the 1933 Act, including Citizens First's Annual Report on Form 10-K for the year ended December 31, 2017, copies of which have previously been delivered to GABC. Since January 1, 2017, all such SEC filings were true, accurate and complete in all material respects as of the dates of the filings (except for information included therein as of a certain date, which shall have been true and correct as of such date), and no such filings, at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, at the time and in the light of the circumstances under which they were made, not false or misleading.

        Section 2.25.    Shareholder Rights Plan.    Other than any provisions in its Articles of Incorporation and Bylaws which may be deemed to have an anti-takeover effect, Citizens First does not have a shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of Citizens First or CF Bank or which may be considered an anti-takeover mechanism.

        Section 2.26.    Indemnification Agreements.    Except as set forth in Section 2.26 of the Citizens First Disclosure Schedule, Citizens First, CF Bank or the Trust is not a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against any liability or hold the same harmless from liability other than as expressly provided in the organizational documents of Citizens First, CF Bank or the Trust.

        Section 2.27.    Statements True and Correct.    To the best of the knowledge of Citizens First, none of the information supplied or to be supplied by Citizens First or CF Bank for inclusion in any documents to be filed with the FRB, the KDFI, the Indiana Department of Financial Institutions ("IDFI"), the FDIC, the SEC or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

        Section 2.28.    Citizens First's Knowledge.    With respect to representations and warranties herein that are made or qualified as being made "to the knowledge of Citizens First" or words of similar import, it is understood and agreed that matters within the knowledge of any of the directors or executive officers of Citizens First, CF Bank or the Trust shall be considered to be within the knowledge of Citizens First.

        Section 2.29.    Nonsurvival of Representations and Warranties.    The representations and warranties contained in this Article II shall expire on the Closing Date or the earlier termination of this Agreement, and, thereafter, Citizens First, CF Bank and the Trust and all directors and officers of Citizens First, CF Bank and the Trust shall have no further liability with respect thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
GABC AND GERMAN AMERICAN

        GABC and German American hereby jointly and severally make the following representations and warranties to Citizens First and CF Bank:

        Section 3.01.    Organization and Capital Stock.

        (a)   GABC is a corporation duly incorporated and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

        (b)   German American is a corporation duly incorporated and validly existing under the IFIA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the capital stock of German American is owned by GABC.

        (c)   GABC has authorized capital stock of (i) 45,000,000 shares of GABC Common, no par value, of which, as of November 1, 2018, 24,959,106 shares were issued and outstanding, and (ii) 750,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding, and there has been no material change in such capitalization or issued or outstanding shares since November 1, 2018 (other than issuances of restricted shares to officers and directors in the ordinary course of business). All of the issued and outstanding shares of GABC Common are duly and validly issued and outstanding, fully paid and non-assessable.

        (d)   The shares of GABC Common that are to be issued to the holders of Citizens First Common pursuant to the Holding Company Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and non-assessable.

        Section 3.02.    Authorization.    The Boards of Directors of GABC and German American and the sole shareholder of German American have, by all appropriate action, approved this Agreement and the Mergers and authorized the execution hereof on GABC's and German American's behalf, as applicable, by their respective duly authorized officers and the performance by each such entity of its obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of GABC or German American, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either of them or any of their subsidiaries is bound or subject would prohibit GABC or German American from entering into and consummating this Agreement and the Mergers on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by GABC and German American and constitutes a legal, valid and binding obligation enforceable against them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors' rights or by general equitable principles. No other corporate acts or proceedings are required by law to be taken by GABC or German American to authorize the execution, delivery and performance of this Agreement. Except for any requisite approvals of the FRB, FDIC, the KDFI and the IDFI, and the SEC's order declaring effective GABC's registration statement under the 1933 Act with respect to the Holding Company Merger, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority is necessary for the execution and delivery of this Agreement or the consummation of the Mergers by GABC or German American. Neither GABC nor German American is, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, its articles of incorporation or bylaws, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.

        Section 3.03.    Subsidiaries.    Each of GABC's subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

        Section 3.04.    Financial Information.

        (a)   The consolidated balance sheet of GABC and its subsidiaries as of December 31, 2017 and 2016 and related consolidated statements of income, changes in shareholders' equity and cash flows for the three years ended December 31, 2017, together with the notes thereto, included in GABC's Annual Report on Form 10-K for the annual period then ended (the "10-K") and the consolidated balance sheets of GABC as of September 30, 2018, and related consolidated statements of income and cash flows included in GABC's Quarterly Report on Form 10-Q for the quarterly period then ended (the "10-Q") (together, the financial statements included in the 10-K and the 10-Q are referred to herein as the "GABC Financial Statements") have been prepared in accordance with GAAP (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of GABC and its consolidated subsidiaries as of the dates and for the periods indicated.

        (b)   Neither GABC nor German American has any material liability, fixed or contingent, except to the extent set forth in the GABC Financial Statements or incurred in the ordinary course of business since December 31, 2017.

        Section 3.05.    Absence of Changes.    Since December 31, 2017, there has not been any material adverse change in the consolidated financial condition or the consolidated results of operations or the business of GABC and its subsidiaries, taken as a whole.

        Section 3.06.    Reports.

        (a)   Since January 1, 2014, GABC and each of its subsidiaries have filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) the FRB, (iii) the FDIC, (iv) the IDFI, (v) any applicable state securities or banking authorities, and (vi) any other governmental authority with jurisdiction over GABC or any of its subsidiaries. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.

        (b)   GABC has filed all reports and other documents required to be filed under the 1933 Act and the 1934 Act, required to be filed by it (collectively, the "SEC Reports"). All such SEC Reports were true, accurate and complete in all material respects as of the dates of the SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. GABC has made available to Citizens First copies of all comment letters received by GABC from the SEC since January 1, 2014 relating to the SEC Reports, together with all written responses of GABC thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by GABC, and to the knowledge of GABC, none of the SEC Reports is the subject of any ongoing review by the SEC.

        Section 3.07.    Absence of Litigation.    There is no material litigation, claim or other proceeding pending or, to the knowledge of GABC, threatened, before any judicial, administrative or regulatory agency or tribunal against GABC or any of its subsidiaries, or to which the property of GABC or any of its subsidiaries is subject, which is required to be disclosed in SEC reports under Item 103 of Regulation S-K, and which has not been so disclosed.

        Section 3.08.    Absence of Agreements with Banking Authorities.    Except as set forth in Section 3.08 of the disclosure schedule that has been prepared by GABC and delivered by GABC to Citizens First in connection with the execution and delivery of this Agreement (the "GABC Disclosure Schedules"), neither GABC nor any of its subsidiaries is subject to any order (other than orders applicable to bank holding companies or banks generally), or is a party to any agreement or memorandum of understanding with (or any resolution of its board of directors suggested by) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including, without limitation the FDIC, the IDFI, and the FRB, in each case that has been issued, executed or delivered on or after January 1, 2015.

        Section 3.09.    Environmental Matters.    Except as set forth on Section 3.09 of the GABC Disclosure Schedules, to the knowledge of GABC and German American, neither (i) the conduct by GABC or German American or their subsidiaries of operations at any property, whether currently or previously owned or leased, nor (ii) any condition of any property currently or previously owned or leased by GABC or German American or their subsidiaries, nor (iii) the condition of any property currently or previously held by GABC or German American or their subsidiaries as a trust asset, violates or violated Environmental Laws in any respect, and no condition or event has occurred with respect to any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) GABC or German American or their subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. GABC and German American have not received any notice from any person or entity that GABC or German American or their subsidiaries or the operation of any facilities or any property currently or previously owned or leased by any of them, or currently or previously held as a trust asset, are or were in violation of any Environmental Laws or that any of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

        Section 3.10.    Compliance with Law.    GABC and its subsidiaries have not engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of GABC and German American, could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect on GABC. GABC and its subsidiaries each have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations. GABC and its subsidiaries are not subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of GABC and its subsidiaries. Except as set forth on Section 3.10 of the GABC Disclosure Schedules, German American has not received any notice of enforcement actions or criticisms since January 1, 2015 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. GABC has not received any notice of enforcement actions or criticisms since January 1, 2015, from any regulatory agency or government authority relating to its compliance with any securities laws applicable to GABC. German American received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act. To the knowledge of GABC and German American, there is no fact or circumstance or set of facts or circumstances that would cause German American to fail to comply with such provisions or cause the CRA rating of German American to fall below satisfactory.

        Section 3.11.    Brokerage.    Other than GABC's engagement of Sandler O'Neill & Partners, L.P., there are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders' fees or similar compensation in connection with the Holding Company Merger or the Bank Merger payable by GABC and its subsidiaries or German American.

        Section 3.12.    Sufficient Financial Resources.    GABC will have at the Closing sufficient financial resources to pay the aggregate cash portion of the Merger Consideration and to pay any other amounts payable by it pursuant to this Agreement. As of the date hereof, each of GABC and German American is "well-capitalized" under applicable regulatory definitions.

        Section 3.13.    Tax and Regulatory Matters.    Each of GABC and German American has not taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) prevent GABC from consummating the transactions contemplated by this Agreement or materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

        Section 3.14.    Securities Law Compliance.    Shares of GABC Common are traded on the NASDAQ Global Market under the symbol of "GABC." GABC has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating thereto.

        Section 3.15.    Statements True and Correct.    To the best of the knowledge of GABC, none of the information supplied or to be supplied by GABC and its subsidiaries for inclusion in any documents to be filed with the FRB, the KDFI, the IDFI, the FDIC, the SEC or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

        Section 3.16.    GABC's Knowledge.    With respect to representations and warranties herein that are made or qualified as being made "to the knowledge of GABC" or words of similar import, it is understood and agreed that matters within the knowledge of any of the directors or executive officers of GABC or German American shall be considered to be within the knowledge of GABC.

        Section 3.17.    Nonsurvival of Representations and Warranties.    The representations and warranties contained in this Article III shall expire on the Closing Date or the earlier termination of this Agreement, and thereafter GABC and German American and all directors and officers of GABC and German American shall have no further liability with respect thereto.

ARTICLE IV

COVENANTS OF CITIZENS FIRST AND CF BANK

        Section 4.01.    Conduct of Business.

        (a)   From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or as required under applicable law in Citizens First's Management's reasonable judgment (provided that Citizens First gives GABC prompt notice that it has determined that such is required under applicable law), Citizens First, CF Bank and the Trust shall continue to carry on their respective businesses, and shall discharge or incur obligations and liabilities only in the ordinary course of business as heretofore conducted. By way of amplification and not limitation with respect to the foregoing obligation, except as otherwise provided in this Agreement or as set forth on Section 4.01 of the Citizens First Disclosure Schedule, Citizens First, CF Bank and the Trust will not, without the prior written consent of GABC (which will not be unreasonably withheld, conditioned, or delayed with respect to the following subparagraphs (vi), (vii), (viii), (x), (xi), (xii), (xiii), (xiv), (xv), (xviii), (xix), (xx), and (xxi)):

            (i)  declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, except Citizens First's quarterly cash dividend in an amount not to exceed $0.07 per share; provided, however, Citizens First and GABC shall coordinate Citizens First's dividend schedule for the quarter in which the Closing occurs so that Citizens First's shareholders receive dividends for one but not both GABC Common and Citizens First Common for the same calendar quarter; or

           (ii)  issue (or agree to issue) any common, other capital stock or equity, or trust preferred securities or any options, warrants or other rights to subscribe for or purchase common or any other capital stock or any securities convertible into or exchangeable for any such instruments; or

          (iii)  directly or indirectly redeem, purchase or otherwise acquire (or agree to redeem, purchase or acquire) any of the common or any other capital stock of Citizens First, CF Bank or the Trust; or

          (iv)  effect a split, reverse split, reclassification, or other similar change in, or of, any common or other capital stock or otherwise reorganize or recapitalize; or

           (v)  change the organizational documents of Citizens First, CF Bank or the Trust; or

          (vi)  except as contemplated by this Agreement, pay or agree to pay, conditionally or otherwise, any bonus, additional compensation (other than ordinary and normal bonuses and salary increases consistent with past practices) or severance benefit or otherwise make any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees of Citizens First, CF Bank or the Trust or, except as required by law or as contemplated by this Agreement, adopt, terminate, or make any change in any Plan or other arrangement or payment made to, for or with any consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees; provided, however, that Citizens First and CF Bank may pay the fees, expenses and other compensation of consultants, advisors, investment bankers, brokers, attorneys and accountants when, if, and as earned or payable in accordance with the terms of the contracts, arrangements or understandings of Citizens First, CF Bank or the Trust entered into in the ordinary course of business; or

         (vii)  borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit; or

        (viii)  make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a "Loan" and collectively, "Loans") to any one borrower, or group of affiliated or associated borrowers, if the Loan is an existing credit on the books of CF Bank or any subsidiary of CF Bank and classified or graded as "Other Loans Especially Mentioned," "Substandard," "Doubtful" or "Loss" in an amount in excess of Four Hundred Twenty-Five Thousand Dollars ($425,000) without the prior written consent of GABC, which consent shall be deemed received unless GABC shall object thereto within three (3) business days after receipt of written notice from CF Bank. CF Bank also, in respect of any one borrower or group of affiliated or associated borrowers, shall not, without the prior written consent of GABC, make, renew, modify, amend, or extend the maturity of (1) any commercial Loan in excess of Five Hundred Thousand Dollars ($500,000), (2) any 1- to-4-family, residential mortgage Loan with a loan to value ratio in excess of eighty-five percent (85%) (unless private mortgage insurance is obtained) or any other 1- to-4-family, residential mortgage Loan in excess of Four Hundred Twenty-Five Thousand Dollars ($425,000), (3) any consumer Loan in excess of Seventy-Five Thousand Dollars ($75,000); (4) any home equity Loan or line of credit in excess of One Hundred Thousand Dollars ($100,000), (5) any credit card account in excess of Ten Thousand Dollars ($10,000); or (6) any Loan participation; provided, that CF Bank may take any such action in respect of any such Loan or Loans if the Chief Credit Officer of German American (or his or her designee) shall be provided with notice of the proposed action in writing at least three (3) business days prior thereto (or one (1) business day prior thereto in the case of a consumer Loan) and does not object; or

          (ix)  other than U.S. Treasury obligations or asset-backed securities issued or guaranteed by United States governmental agencies or financial institution certificates of deposit insured by the FDIC, in either case having an average remaining life of five (5) years or less (except that maturities may extend to seven (7) years on variable-rate securities), purchase or otherwise acquire any investment security for the accounts of Citizens First, CF Bank or the Trust or sell any investment security owned by either of them which is designated as held-to-maturity, or engage in any activity that would require the establishment of a trading account for investment securities; or

           (x)  increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner consistent with market conditions and pursuant to policies consistent with past practices; or

          (xi)  enter into or amend any material lease, agreement, contract or commitment out of the ordinary course of business or amend any Lease; or

         (xii)  except in the ordinary course of business, place on any of the assets or properties of Citizens First, CF Bank or the Trust, any mortgage, pledge, lien, charge, or other encumbrance; or

        (xiii)  except in the ordinary course of business, cancel, release, compromise or accelerate any material indebtedness owing to Citizens First, CF Bank or the Trust, or any claims which either of them may possess, or voluntarily waive any material rights with respect thereto; or

        (xiv)  sell or otherwise dispose of any loan, loan participation, real property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness to Citizens First, CF Bank or the Trust, or encumber any real property by mortgage, lease, easement, or otherwise; or

         (xv)  foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon, prepared by a reliable and qualified environmental professional reasonably acceptable to GABC, which does not indicate the presence of material or reportable quantities of pollutants, contaminants or hazardous or toxic waste materials or any recognized environmental conditions at the property; provided, however, that each of Citizens First, CF Bank or the Trust shall not be required to obtain such a report with respect to single family, non-agricultural residential property of five (5) acres or less to be foreclosed upon unless it has reason to believe that such property might contain such materials or otherwise might be contaminated or subject to a recognized environmental condition; or

        (xvi)  commit any act or fail to do any act which will cause a material breach of any material lease, agreement, contract or commitment; or

       (xvii)  violate any law, statute, rule, governmental regulation or order, which violation might have a Material Adverse Effect on its business, financial condition, or earnings; or

      (xviii)  purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of Fifty Thousand Dollars ($50,000) individually, or One Hundred Fifty Thousand Dollars ($150,000) in the aggregate for all such purchases, other than purchases of property made in the ordinary course of business in connection with loan collection activities or foreclosure sales in connection with any of CF Bank's loans; or

        (xix)  issue certificate(s) for shares of Citizens First Common to any Citizens First shareholder in replacement of certificate(s) claimed to have been lost or destroyed without first obtaining from such shareholder(s), at the expense of such holder(s), a surety bond from a recognized insurance company in an amount that would indemnify Citizens First (and its successors) against lost certificate(s) (but in an amount not less than one hundred fifty percent (150%) of the estimated per share value of the Merger Consideration under this Agreement), and obtaining a usual and customary affidavit of loss and indemnity agreement from such shareholder(s); or

         (xx)  make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Citizens First, CF Bank or the Trust, surrender right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Citizens First, CF Bank or the Trust, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, except as required by law; or

        (xxi)  merge, combine, or consolidate with or, other than in the ordinary course of business consistent with past practice, sell the assets or the securities of Citizens First, CF Bank or the Trust to any other person, corporation, or entity, effect a share exchange or enter into any other transaction not in the ordinary course; or

       (xxii)  fail to maintain CF Bank's reserves for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; or

      (xxiii)  agree in writing to take any of the foregoing actions.

        (b)   Citizens First shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Citizens First Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Citizens First Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Citizens First contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the Citizens First Disclosure Schedule unless GABC shall have first consented in writing with respect thereto.

        (c)   Citizens First shall promptly notify GABC in writing of the occurrence of any matter or event known to Citizens First that is, or is likely to have, a Material Adverse Effect on the business, operations, properties, assets or condition (financial or otherwise) of Citizens First, CF Bank or the Trust.

        (d)   On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, and except with the prior written approval of GABC, Citizens First shall neither permit nor authorize its directors, officers, employees, agents or representatives (or those of CF Bank or the Trust) to, directly or indirectly, initiate, solicit or knowingly encourage, or except to the extent required under such circumstances by applicable fiduciary duties of Citizens First's Board of Directors as determined by the members of Citizens First's Board of Directors in good faith after advice to that effect given by counsel experienced in mergers and acquisitions under Kentucky law (in which case GABC's prior written approval shall not be required), provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to Citizens First (each, an "Acquisition Transaction"), CF Bank or the Trust, to which Citizens First, CF Bank or the Trust or their respective shareholders or members may become a party.

        (e)   Citizens First shall promptly communicate to GABC the terms of any inquiry, proposal, indication of interest, or offer which Citizens First, CF Bank or the Trust may receive with respect to an Acquisition Transaction, including the fact that information has been shared pursuant to the fiduciary duty exception set forth in subparagraph (d) above, and the identity of the person or entity making such inquiry or proposal or receiving such information. Citizens First shall also keep GABC reasonably informed of the status and details (including amendments or proposed amendments) of any such inquiry, proposal, indication of interest or offer. This subsection (e) shall not authorize Citizens First, CF Bank or the Trust, or any of their directors, officers, employees, agents or representatives, to initiate any discussions or negotiations with respect to an Acquisition Transaction with a third party or (except as permitted by subsection (d) hereof) to furnish information to any third party or to cooperate in any way with the making of a proposal, indication of interest, or offer with respect to an Acquisition Transaction.

        (f)    Citizens First, CF Bank and the Trust shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses.

        Section 4.02.    Subsequent Discovery of Events or Conditions.    Citizens First shall, in the event Citizens First, CF Bank or the Trust obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to GABC and German American under Article II had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to Citizens First, CF Bank or the Trust) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article IV of this Agreement, give prompt notice thereof to GABC.

        Section 4.03.    Shareholder and Other Approvals; Cooperation.

        (a)   Citizens First shall submit this Agreement to its shareholders for approval and adoption at a special meeting (or, if timely, its annual meeting) (the "Citizens First Shareholder Meeting") to be called and held in accordance with applicable law and the Articles of Incorporation and Bylaws of Citizens First as promptly as practicable (but in no event later than forty-five (45) days following the time when the Registration Statement becomes effective). Unless precluded by applicable fiduciary duties of Citizens First's Board of Directors under Kentucky law as determined by the members thereof in good faith after advice to that effect given by counsel experienced in mergers and acquisitions under Kentucky law, the Board of Directors of Citizens First, acting unanimously, shall recommend to Citizens First's shareholders that such shareholders approve and adopt this Agreement and the Holding Company Plan of Merger and the Holding Company Merger contemplated hereby and thereby. Citizens First shall use its best efforts to perform and fulfill all other conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and provisions hereof. Citizens First shall furnish (or cause CF Bank or the Trust, as applicable, to furnish) to GABC in a timely manner all information, data and documents in the possession of Citizens First, CF Bank or the Trust requested by GABC as may be required to obtain any necessary regulatory or other approvals of the Mergers (all of which shall be true, accurate and complete, to the best of the knowledge of their respective management) and shall otherwise cooperate fully with GABC to carry out the purpose and intent of this Agreement. Citizens First, CF Bank and the Trust shall not (a) knowingly take any action that would, or is reasonably likely to, prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.

        (b)   CF Bank shall submit the Bank Merger Agreement to Citizens First, as its sole shareholder, for approval by unanimous written consent without a meeting in accordance with applicable law and the Articles of Incorporation and By-laws of CF Bank at a date reasonably in advance of the filing of applications for regulatory approval of the Bank Merger. The Board of Directors of CF Bank shall recommend approval of the Bank Merger Agreement and the Bank Merger to Citizens First, as the sole shareholder of CF Bank, and Citizens First, as sole shareholder of CF Bank, shall approve the Bank Merger Agreement and the Bank Merger.

        (c)   Promptly after the date of this Agreement, CF Bank shall confirm whether Kentucky Trust Company, as the trustee of the CFB 401(k) Plan (as defined in Section 4.11), is willing to oversee, for the shares of Citizens First Common held in the CFB 401(k) Plan, to be voted at the Citizens First Shareholder Meeting in accordance with directions provided by each participant or beneficiary in the CFB 401(k) Plan with respect to any shares of Citizens First Common allocated to the account of such participant or beneficiary in the CFB 401(k) Plan, and to vote any shares of Citizens First Common held in the CFB 401(k) Plan that are not directed by participants or beneficiaries in the CFB 401(k) Plan. If Kentucky Trust Company is not willing to do these things, CF Bank and/or Citizens First shall take steps, promptly after the date of this Agreement, to locate and engage (provided that commercially reasonable terms for such engagement can be obtained) a qualified independent person or entity to do these things with respect to the shares of Citizens First Common held in the CFB 401(k) Plan.

        Section 4.04.    SEC Registration Matters.    Citizens First shall cooperate with GABC in the preparation and filing of the Registration Statement described by Section 5.01, and Citizens First and CF Bank shall use their reasonable best efforts in the taking of any other action required to be taken under any applicable federal or state securities laws in connection with the Mergers and shall furnish all information concerning it and its management and directors and the holders of its capital stock as may be reasonably requested in connection with any such action.

        Section 4.05.    Environmental Reports.    Citizens First shall cooperate with an environmental professional designated by GABC that is reasonably acceptable to Citizens First (the "Designated Environmental Consultant") to conduct a Phase I Environmental Site Assessment (ESA) and, if necessary, based on the identification of recognized environmental conditions, controlled recognized environmental conditions and/or historical recognized environmental conditions (collectively, "RECs") and/or data gaps in such Phase I ESA, a Phase II environmental investigation (Phase II) on all real property owned or leased (other than in connection with the operation of ATMs located on leased real estate) by Citizens First, CF Bank or the Trust as of the date of this Agreement, and (except as otherwise provided in Section 4.01.(a)(xv)) any real property acquired or leased (other than in connection with the operation of ATMs located on leased real estate) by Citizens First, CF Bank or the Trust after the date of this Agreement (collectively, the "Citizens First Property"). German American shall be responsible for the costs of the Phase I's and German American and CF Bank shall each be responsible for fifty percent (50%) of the costs of any Phase II's.

        The Designated Environmental Consultant shall prepare a DRAFT Phase I ESA report(s) identifying RECs in connection with any Citizens First Property, in compliance with ASTM Standard E 1527-13 (Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process). GABC shall furnish to Citizens First the draft Phase I ESA report(s) that it receives with respect to any Citizens First Property promptly upon GABC's receipt of such draft report, but in no event later than five (5) business days after its receipt thereof. Citizens First shall provide to GABC any comments or concerns in connection with the draft Phase I ESA report(s) within five (5) business days following its receipt of the draft report from GABC, and GABC shall provide Citizens First's comments to the Designated Environmental Consultant. GABC and the Designated Environmental Consultant shall consult with Citizens First as reasonably necessary to resolve any questions or disagreements regarding the content of the draft Phase I ESA report(s). GABC shall furnish the Final Phase I ESA report(s), which will reflect Citizens First's input to the extent independently determined reasonable to include by the Designated Environmental Consultant, promptly upon GABC's receipt of such report, but in no event later than five (5) business days after its receipt thereof.

        The Designated Environmental Consultant shall provide any proposed recommendations in connection with the Final Phase I ESA in a separate letter. Any conclusions in the Final Phase I ESA shall be consistent with the requirements of ASTM Standard E1527-13 and any recommendations in such letter shall be consistent with the findings, conclusions, opinions, and data gaps described in the Final Phase I ESA report(s). GABC shall furnish a copy of the proposed recommendations promptly upon GABC's receipt, but in no event later than five (5) business days after its receipt thereof. Citizens First shall provide any comments or concerns in connection with the proposed recommendations within five (5) business days after its receipt of such recommendations from GABC, and GABC shall provide Citizens First's comments to the Designated Environmental Consultant. If GABC reasonably determines after collaborating with and considering any comments from Citizens First that a Phase II environmental investigation is required as to any Citizens First Property based on the Final Phase I ESA report(s) and recommendation letter(s) prepared by the Designated Environmental Consultant, and should GABC order the Designated Environmental Consultant to perform such further investigatory procedures, Citizens First, CF Bank and the Trust shall cooperate with such further investigatory procedures.

        Should GABC, on the basis of the results of any Phase II Report(s) prepared by the Designated Environmental Consultant, reasonably determine that (A) the aggregate costs of taking all remedial and corrective actions and measures recommended by the Designated Environmental Consultant based upon the findings of the Phase II Report(s), in the aggregate (including the aggregate costs of the taking of the further investigative procedures and the obtaining of the Phase II Report(s) of the results thereof), would exceed the sum of One Million Dollars ($1,000,000), or (B) that the sum of such costs identified in clause (A) cannot be reasonably estimated with any degree of certainty but could reasonably exceed the sum of One Million Dollars ($1,000,000) in the aggregate, then GABC shall have the right pursuant to Section 7.04 hereof to terminate this Agreement immediately by giving Citizens First notice of termination, specifying the basis under this Section 4.05 for doing so, without further obligation. The Effective Time Book Value (as calculated in accordance with Section 1.03(c)) shall be reduced by the costs of taking reasonable remedial and corrective actions and measures identified through the assessments and reports discussed above in this Section 4.05 in excess of One Hundred Thousand Dollars ($100,000). If such costs exceed the sum of One Million Dollars ($1,000,000) in the aggregate, then Citizens First shall have the right pursuant to Section 7.04 hereof to terminate this Agreement by giving GABC notice of termination, specifying the basis under this Section 4.05 for doing so; provided, however, Citizens First's termination right under this Section 4.05 shall cease to exist if GABC agrees, within three (3) days of receiving Citizens First's notice of termination pursuant to this Section 4.05, that such costs will not reduce the Effective Time Book Value by greater than Nine Hundred Thousand Dollars ($900,000).

        Section 4.06.    Access to Information.

        (a)   Citizens First, CF Bank and the Trust shall permit GABC and its consultants reasonable access to their properties to perform any investigations, tests, and surveys reasonably required by GABC and shall disclose and make available to GABC all books, documents, papers and records relating to their assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including general ledgers), tax records, minute books of directors', managers' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, trust files, investments files, filings with any regulatory authority, accountants' workpapers, litigation files, plans affecting employees, and any other business activities or prospects in which GABC may have a direct or an indirect interest in light of the transactions contemplated by this Agreement; provided that such access or investigation shall not interfere unnecessarily with the operations of Citizens First, CF Bank and the Trust. GABC may cause to be hired, at its expense, a mutually-agreeable third party consultant to perform cybersecurity system testing and reasonable monitoring (based on a mutually-agreeable project scope) on CF Bank's information technology systems in order to confirm that such systems are free of security breaches as defined in the project scope and, if necessary, provide remediation and notices related thereto. Citizens First and GABC will each receive the results of the testing and reasonably coordinate their efforts on any potential remediation and notices.

        (b)   During the period from the date of this Agreement to the Effective Time or the date this Agreement is terminated pursuant to Article VII, Citizens First will cause one or more of its or CF Bank's designated representatives to confer on a regular basis with the Chief Executive Officer of GABC, or any other person designated in a written notice given to Citizens First by GABC pursuant to this Agreement, to report the general status of the ongoing operations of Citizens First, CF Bank and the Trust. Citizens First will promptly notify GABC of any material change in the normal course of the operation of its business or properties, of any regulatory complaints, investigations or hearings (or communications indicating that the same may be contemplated), of any data or security breach, or the institution or the threat of litigation involving Citizens First, CF Bank or the Trust and will keep GABC fully informed of such events. Notwithstanding the foregoing, Citizens First and CF Bank shall not be required to provide access to or to disclose information where such access or disclosure would violate the rights of CF Bank's customers, jeopardize the attorney-client privilege of the entity in possession or control of the information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

        Section 4.07.    Title to Real Estate.    Citizens First shall provide copies of all existing title policies with respect to any parcel of Fee Real Estate to GABC and any other title information reasonably requested by GABC. GABC shall have the right (at GABC's expense) to obtain updated title insurance commitments with respect to any parcel of Fee Real Estate from a national title company selected by GABC (the "Title Company"), showing the condition of title to any parcel of the Fee Real Estate. GABC may also (at GABC's expense) obtain surveys of any parcel of the Fee Real Estate prepared in accordance with ALTA Minimum Standard Detail Requirements. If GABC becomes aware of any material defect, whether disclosed by a title commitment, survey or otherwise, that GABC reasonably deems unacceptable other than Standard Permitted Exceptions, GABC may notify Citizens First of such defect prior to the Closing Date. The term "Standard Permitted Exceptions" shall include (i) liens for real estate taxes and assessments not yet delinquent; and (ii) utility, access and other easements, rights of way, restrictions and exceptions existing on the Fee Real Estate as shown in the title commitments or surveys, none of which impair such real property for the use and business being conducted thereon in any material respect. Citizens First shall have ten (10) days after receipt of GABC's notice to cure or remove any such unacceptable defects. If Citizens First does not cure or remove such defects within said period, and the defects would require more than One Million Dollars ($1,000,000) to cure or remove, GABC may either (i) terminate this Agreement pursuant to Section 7.04 hereof immediately by giving Citizens First notice of termination, specifying the basis under this Section 4.07 for doing so, without further obligation, or (ii) waive such defects and continue the transactions contemplated by this Agreement. The Effective Time Book Value (as calculated in accordance with Section 1.03(c)) shall be reduced by the costs to cure or remove any material defects, whether disclosed by a title commitment, survey or otherwise, that GABC reasonably deems unacceptable other than Standard Permitted Exceptions. If such costs exceed the sum of One Million Dollars ($1,000,000) in the aggregate, then Citizens First shall have the right pursuant to Section 7.04 hereof to terminate this Agreement by giving GABC notice of termination, specifying the basis under this Section 4.07 for doing so; provided, however, Citizens First's termination right under this Section 4.07 shall cease to exist if GABC agrees, within three (3) days of receiving Citizens First's notice of termination pursuant to this Section 4.07, that such costs will not reduce the Effective Time Book Value by greater than One Million Dollars ($1,000,000). At the Closing and as a condition thereto, GABC shall receive the following evidence of title with respect to any parcels of the Fee Real Estate reasonably deemed necessary by GABC (collectively, the "Title Policies"): (i) owner's policies of title insurance (or signed marked-up proforma policies or commitments binding coverage) issued by the Title Company, in amounts reasonably designated by GABC, showing a good and marketable title in the Fee Real Estate, subject only to Standard Permitted Exceptions and other exceptions reasonably acceptable to GABC, including any endorsements reasonably required by GABC and dated no earlier than the Closing Date, or (ii) such endorsements to existing title policies held by Citizens First, CF Bank or the Trust reasonably required by GABC, including, without limitation, date-down endorsements and non-imputation endorsements.

        Section 4.08.    Confidentiality.    Citizens First and CF Bank shall continue to be bound by the NDA (as defined in Section 8.07) pursuant to the terms of the NDA. Citizens First, CF Bank and the

Trust shall ensure that their respective officers, employees, and authorized representatives are subject to confidentiality duties and obligations to GABC and German American with respect to Confidential Information (as defined in the NDA) that are no less restrictive than the terms and conditions applicable to Citizens First and CF Bank under the NDA.

        Section 4.09.    Fairness Opinion.    Subject to the prior review and consent of KBW, the Citizens First Fairness Opinion shall be included in the Proxy Statement/Prospectus included as part of the Registration Statement described by Section 5.01.

        Section 4.10.    Additional Financial Information.    Citizens First shall furnish to GABC prior to the Closing the consolidated balance sheets of Citizens First as of the end of the month immediately preceding the month which immediately precedes the month in which the Effective Time occurs (e.g., if the Effective Time occurs on May 1, 2019, the consolidated balance sheets of Citizens First shall be as of March 31, 2019) and related consolidated statements of income and cash flows and changes of shareholders' equity for the same period (without footnotes), prepared in accordance with GAAP, that fairly present the consolidated financial position and the consolidated results of operations of Citizens First in all material respects as of the dates and for the periods indicated. Citizens First shall provide GABC with an opportunity to discuss such financial statements with Citizens First and Crowe Horwath LLP prior to the Closing.

        Section 4.11.    Citizens First Bank 401(k) Profit Sharing Plan.    As to the Citizens First Bank 401(k) Profit Sharing Plan (the "CFB 401(k) Plan"):

        (a)   Citizens First and CF Bank shall continue to make all contributions which either or both are required to make to the CFB 401(k) Plan, including elective deferral contributions of those CFB 401(k) Plan participants who are employed by Citizens First or CF Bank, as well as an employer matching contribution of no more than 4% of the salary of each CFB 401(k) Plan participant, which may need to be made post-Closing under the terms of the CFB 401(k) Plan.

        (b)   Citizens First and CF Bank, as applicable, shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to Citizens First and/or CF Bank as described in ERISA Section 412; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the CFB 401(k) Plan.

        (c)   Prior to the Closing Date, and effective as of a date that is prior to the Closing Date, CF Bank and/or Citizens First agree to amend and restate the CFB 401(k) Plan, which is in a "standardized" preapproved prototype format effective as of January 1, 2016, into a "non-standardized" preapproved prototype format (or a preapproved volume submitter format) and to provide for the following in the amendment and restatement of the CFB 401(k) Plan in a non-standardized preapproved prototype format (or a preapproved volume submitter) format: (i) that Citizens First is a participating employer in the CFB 401(k) Plan; and (ii) if directed by GABC, and contingent and effective upon the Effective Time, that: (A) GABC shall become the sponsor and administrator of the CFB 401(k) Plan; (B) participation in the CFB 401(k) Plan shall be limited to persons whose primary place of work was, is or will be at a location previously owned or operated by Citizens First and/or CF Bank; (C) cash generated by the 401(k) Cash Payment for the benefit of a participant or beneficiary shall be invested in accordance with the investment election in effect for the participant or beneficiary's remaining CFB 401(k) Plan account balance; and (D) service with Citizens First and/or CF Bank shall be counted for purposes of eligibility and vesting under the CFB 401(k) Plan.

        (d)   At its discretion, GABC shall either (i) assume sponsorship of the CFB 401(k) Plan effective as of the Effective Time and, at the time determined by GABC, cause the CFB 401(k) Plan to be merged with and into the German American Bancorp, Inc. 401(k) Savings Plan (the "GABC 401(k) Plan"); or (ii) direct Citizens First and CF Bank to take steps to terminate the CFB 401(k) Plan, with a plan termination date that is immediately prior to the Effective Time (which Citizens First and

CF Bank hereby agree to take), with eligible employees at locations previously owned or operated by Citizens First and/or CF Bank being offered the opportunity to participate in the GABC 401(k) Plan subject to and pursuant to the terms thereof, and, in which case, GABC agrees that any outstanding participant loans under the CFB 401(k) Plan may be rolled over to the GABC 401(k) Plan so that participants can continue to repay outstanding loans via payroll deduction, if permitted under the terms of the respective plans.

        (e)   Citizens First and CF Bank shall undertake all such actions directed by GABC as may be necessary or appropriate, including, without limitation, notifying and signing documents requested by service providers for the CFB 401(k) Plan, in order to effectuate the actions set forth in this Section 4.11.

        Section 4.12.    Termination of Certain Arrangements.    If asked to do so by GABC prior to the Effective Time, Citizens First and/or CF Bank agree to terminate the Fiduciary Service Agreement by and between CF Bank and Kentucky Trust Company dated October 27, 1999, with such termination to be effective not later than ten days before the Citizens First Shareholder Meeting.

ARTICLE V
COVENANTS OF GABC AND GERMAN AMERICAN

        Section 5.01.    Regulatory Approvals and Registration Statement.

        (a)   GABC shall as promptly as practicable (but in no event later than forty-five (45) days after the date of this Agreement) file or cooperate with Citizens First and CF Bank in filing all regulatory applications required in order to consummate the Mergers, including all necessary applications or notices for the prior approvals of the FRB, the KDFI, the IDFI and the FDIC. GABC shall keep Citizens First reasonably informed as to the status of such applications or notices and promptly send or deliver complete copies of such applications or notices, and of any supplementally filed materials, to counsel for Citizens First.

        (b)   GABC shall prepare, in consultation with Citizens First, mutually acceptable proxy material that shall constitute the Proxy Statement/Prospectus relating to the matters to be submitted to the Citizens First shareholders at the Citizens First Shareholder Meeting and GABC shall file as promptly as practicable (but in no event later than forty-five (45) days after the date of this Agreement) with the SEC the registration statement relating to the shares of GABC Common to be issued to the shareholders of Citizens First pursuant to this Agreement (the "Registration Statement"), and shall use its best efforts to cause it to become effective as soon as practicable and thereafter, until the date of the Citizens First Shareholder Meeting, or termination of this Agreement, to keep the same effective. At the time the Registration Statement becomes effective, the form of the Registration Statement shall comply in all material respects with the provisions of the 1933 Act and the published rules and regulations thereunder, and shall (to the best of the knowledge of GABC) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading. GABC shall use commercially reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement. GABC shall promptly notify Citizens First upon the receipt of any comments from the SEC or its staff or any requirements from the SEC or its staff for amendments or supplements to the Registration Statement or the Proxy Statement/Prospectus and shall promptly provide Citizens First with copies of all correspondence between GABC and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or filing or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, GABC (i) shall provide Citizens First with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Citizens First, and (iii) shall not file or mail such document or respond to the SEC prior to receiving Citizens First's approval, which approval shall not be withheld, conditioned or delayed unreasonably. GABC shall advise Citizens First, promptly after GABC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of GABC Common for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. At the time of the mailing thereof to the shareholders and at the time of any shareholders meeting, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall (to the best of the knowledge of GABC) not contain any untrue statement of a material fact or omit to state any material fact regarding GABC, German American or the Holding Company Merger necessary to make the statements therein not false or misleading. GABC shall promptly and properly prepare and file any other filings required under the 1934 Act relating to the Mergers, or otherwise required of it under the 1934 Act prior to the Effective Time.

        Section 5.02.    Subsequent Discovery of Events or Conditions.    GABC shall, in the event it or German American obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to Citizens First under Article III had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to GABC or German American) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article V of this Agreement, give prompt notice thereof to Citizens First.

        Section 5.03.    Consummation of Agreement.    GABC shall use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and conditions of this Agreement. GABC and any of its subsidiaries shall not (a) knowingly take any action that would, or is reasonably likely to, prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.

        Section 5.04.    Preservation of Business.    GABC shall: (a) conduct its business substantially in the manner as is presently being conducted and in the ordinary course of business and not amend its articles of incorporation in any manner that requires the approval of shareholders of GABC under the IBCL; (b) file, and cause its subsidiaries to file, all required reports with applicable regulatory authorities; (c) comply with all laws, statutes, ordinances, rules or regulations applicable to it and to the conduct of its business, the noncompliance with which results or could result in a Material Adverse Effect on the financial condition, results of operation, business, assets or capitalization of GABC on a consolidated basis; and (d) comply in all material respects with each contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party by which it is or may be subject or bound, the breach of which could result in a Material Adverse Effect on the financial condition, results of operations, business, assets or capitalization of GABC on a consolidated basis. GABC shall promptly notify Citizens First in writing of the occurrence of any matter or event known to GABC that is, or is likely to have a Material Adverse Effect on the businesses, operations, properties, assets or condition (financial or otherwise) of GABC and its subsidiaries on a consolidated basis.

        Section 5.05.    Representation on GABC Board and German American Regional Advisory Board.

        (a)   GABC shall cause one (1) person who is currently a member of the Citizens First Board of Directors (who shall be chosen by GABC in accordance with GABC's policies and requirements after consultation with Citizens First) to be appointed to the GABC Board of Directors following the Effective Time. The appointment shall occur promptly following the Effective Time, and no later than sixty (60) days after the Effective Time. The person appointed will then be nominated for election to serve for a term of three (3) years at the first annual meeting of the shareholders of GABC for which nominations remain open following the person's appointment.

        (b)   GABC shall cause all independent directors who are currently members of the CF Bank Board of Directors, other than the director appointed to GABC's Board of Directors pursuant to Section 5.05(a) hereof, to be appointed to a newly-created Regional Advisory Board of German American, as soon as practicable after the Effective Time, and in no event later than sixty (60) days after the Effective Time.

        Section 5.06.    Employee Benefit Plans and Employee Payments.

        (a)   GABC and GABC's subsidiaries, as applicable, shall provide compensation and benefits to the officers and employees of Citizens First, CF Bank and the Trust who continue as employees of GABC or any of GABC's subsidiaries after the Effective Time ("Continuing Employees") that are generally comparable to those provided to similarly situated employees of GABC and GABC's subsidiaries.

        (b)   GABC and GABC's subsidiaries, as applicable, shall cause Continuing Employees to receive credit for prior service with Citizens First, CF Bank or the Trust for purposes of eligibility and vesting under those GABC and German American employee benefit plans (in effect as of the Effective Time) that are made available to such Continuing Employees; provided, however, that in no event will any credit be given to the extent it would result in the duplication of benefits for the same period of service. Except as otherwise provided herein and subject to the consent of applicable insurance carriers and service providers, GABC may determine to keep one or more of Citizens First's or CF Bank's separate benefit plans in effect for the Continuing Employees through the last day of 2019, or thereafter, even if the Effective Time occurs prior to the last day of 2019, if permitted by applicable law and the provisions of such plans; provided, however, that, to the extent that GABC determines, in its sole discretion, that one or more of Citizens First or CF Bank's employee benefit plans should be terminated, either as of the Effective Time or such later time as GABC may determine is appropriate, Continuing Employees shall become eligible to participate in one or more similar type(s) of employee benefit plan(s) of GABC or German American, if any, (for example, 401(k) to 401(k) or life insurance to life insurance) immediately upon such termination, subject to the terms and conditions of such plan(s), with no gap in coverage except as may be required by the timing of pay dates with respect to 401(k) deferrals. To the extent that the initial period of coverage for Continuing Employees under any GABC or German American health and dental plan is not a full twelve (12) month period of coverage, such benefit plans shall provide credit for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding and comparable Citizens First or CF Bank plan during the balance of such twelve (12) month period of coverage provided that GABC can obtain, in a manner reasonably satisfactory to GABC, the necessary data.

        (c)   After the Effective Time, Citizens First's and CF Bank's paid time-off policies shall terminate and all Continuing Employees shall be subject to GABC's paid-time-off policy. Notwithstanding the foregoing, all accrued and unpaid paid time-off of Continuing Employees at the Effective Time, up to but not beyond two hundred (200) hours per Continuing Employee, shall be carried over to GABC's paid-time-off policy.

        (d)   Until the Effective Time, Citizens First, CF Bank and the Trust, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and

Sections 601 through 609 of ERISA ("COBRA") for eligible employees who incur a qualifying event before the Effective Time. GABC or a GABC subsidiary, whichever is applicable, shall after the Effective Time be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of Citizens First, CF Bank or the Trust who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of Citizens First, CF Bank or the Trust who incurs a qualifying event before the Effective Time.

        (e)   GABC or German American intends to retain substantially all of the employees of Citizens First, CF Bank or the Trust after the Effective Time. Except for those employees entitled to the benefits set forth in Section 5.06(e) of the Citizens First Disclosure Schedule, those employees of Citizens First, CF Bank or the Trust, as of the Effective Time (i) who GABC or its subsidiaries elect not to employ after the Effective Time or who become Continuing Employees but are terminated by German American (or a subsidiary of German American) other than for cause within twelve (12) months after the Closing Date, and (ii) who sign and deliver a Termination and Release Agreement in the form attached hereto as Exhibit 5.06(e), shall be entitled to a severance payment (payable, net of deductions, in a lump-sum payment promptly upon termination of employment and provided that they have satisfied the applicable conditions for such payment) equal to two (2) weeks of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with Citizens First, CF Bank or the Trust and their successors, with a minimum of twelve (12) weeks and a maximum of twenty-six (26) weeks. In addition, any such terminated employees shall be entitled to their accrued paid-time-off and to continuation coverage under German American's group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by such terminated employees.

        (f)    Nothing in this Section shall be deemed to apply to employees other than those described in this Section, or to limit or modify GABC's or German American's at-will employment policy or any employee's at-will employment status. It is understood and agreed between the parties that all provisions contained in this Agreement with respect to employment, employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other Person, including, but not limited to, any Continuing Employee, any participant in any benefit or compensation plan or any beneficiary thereof. Nothing in this Agreement shall be deemed to constitute an amendment of any employee benefit plan of GABC or German American, nor shall it limit the right of Citizens First, CF Bank, GABC or German American from amending or terminating their respective employee benefit plans from time to time.

        (g)   As to Citizens First's and/or CF Bank's welfare benefit plans:

            (i)  To the extent allowable under the plans and subject to the consent of applicable insurance carriers and service providers, all fully insured welfare benefit plans (including, but not limited to, health, dental/vision, life/AD&D, LTD) currently sponsored by Citizens First and/or CF Bank, shall continue as separate plans after the Effective Time, until such time as GABC determines, in its sole discretion, that it will terminate any or all of such plans.

           (ii)  As of the Effective Time, Citizens First and/or CF Bank shall take, or cause to be taken, all actions necessary to assign any and all applicable group insurance policies to GABC and to provide GABC all necessary financial, enrollment, eligibility, contractual and other information related to these welfare benefit plans to assist GABC in the administration of such plans.

          (iii)  From the date of this Agreement through the Effective Time, Citizens First and/or CF Bank shall continue to pay the applicable insurance premiums necessary to continue the benefits under Citizens First's and/or CF Bank's fully insured welfare benefit plans.

        (h)   From and after the date of this Agreement, Citizens First shall not award any additional equity grants or awards of any kind under the Citizens First Incentive Plan. Prior to the Effective Time, Citizens First shall use its best efforts, including using its best efforts to obtain any necessary consents from grantees of Performance Units under the Citizens First Incentive Plan to permit the vesting and exchange for the Performance Unit Cash Payment as provided in Section 1.03(d). Citizens First shall take action prior to the Effective Time to cause the termination of the Citizens First Incentive Plan as of the Effective Time.

        Section 5.07.    Indemnification and Insurance.

        (a)   GABC shall indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director, manager and officer of Citizens First, CF Bank and the Trust (each, an "Indemnified Party") following the Effective Time, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such Indemnified Party would have been indemnified (or entitled to advancement of expenses) as a director, manager or officer of Citizens First, CF Bank or the Trust (including without limitation service as a trustee or in any similar capacity with respect to any Citizens First Plan), under applicable Kentucky or Indiana law or any organizational documents of Citizens First, CF Bank or the Trust, as in effect as of the date of this Agreement.

        (b)   GABC shall cause the persons serving as officers, managers and directors of Citizens First, CF Bank and the Trust immediately prior to the Effective Time to be covered for a period of six (6) years after the Effective Time by the directors' and officers' liability insurance policy currently maintained by Citizens First and CF Bank (the "Existing Policy") or by a comparable or better policy (the "Replacement Policy"). Prior to the Effective Time, as instructed by GABC, CF Bank shall cause the applicable broker of record for its Existing Policy to be assigned to GABC's designee. Such assignment in favor of GABC's designee shall be executed by CF Bank with sufficient time to allow GABC and its designee to place the insurance required by this Section. The Existing Policy or Replacement Policy, subject to policy terms and conditions, shall provide coverage with respect to covered acts or omissions occurring prior to the Effective Time; provided, however, that GABC shall not be required to pay annual premiums for the Existing Policy (or for any Replacement Policy) in excess of one hundred fifty percent (150%) of the annual premium for the current annual term of the Existing Policy (the "Maximum Amount"); and, provided, further, however, that, if notwithstanding the use of reasonable efforts to do so, GABC is unable to maintain or obtain the insurance called for by this Section 5.07(b), GABC shall obtain as much comparable insurance as is available for the Maximum Amount. GABC's obligations within this Section 5.07(b) apply solely and exclusively to the Existing Policy at current limits of insurance, as well as its other terms, conditions, exclusions and annual premium as of the date of this Agreement, and which must be continuously maintained in force by CF Bank without interruption, cancellation or amendment until the Effective Time or GABC's obligations within this Section shall cease.

        (c)   The provisions of this Section 5.07 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        (d)   In the event that either GABC or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of GABC shall assume the obligations set forth in this Section 5.07.

        Section 5.08.    Confidentiality.    GABC and German American shall continue to be bound by the NDA (as defined in Section 8.07) pursuant to the terms of the NDA. GABC and German American shall ensure that each of their subsidiaries and their respective officers, employees, and authorized representatives are subject to confidentiality duties and obligations to Citizens First and CF Bank with respect to Confidential Information (as defined in the NDA) that are no less restrictive than the terms and conditions applicable to GABC and German American under the NDA.

        Section 5.09.    Updated GABC Disclosure Schedules.    GABC shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the GABC Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the GABC Disclosure Schedules or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of GABC contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the GABC Disclosure Schedules unless Citizens First shall have first consented in writing with respect thereto.

        Section 5.10.    Trust Preferred Securities.    Upon the Effective Time, GABC shall assume the due and punctual performance and observance of the covenants and conditions to be performed by Citizens First under the Indenture dated as of October 16, 2006 (the "Indenture") between Citizens First and Wilmington Trust Company, as trustee, relating to the capital securities issued thereunder (the "Capital Securities") and the due and punctual payments of the principal of and premium, if any, and interest on the Capital Securities, as required by Article III of the Indenture. In connection therewith, GABC shall execute and deliver any supplemental indentures, and the parties hereto shall provide any opinion of counsel to the trustee thereof, required to make such assumptions effective.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

        Section 6.01.    Conditions of GABC's and German American's Obligations.    The obligations of GABC and German American to effect the Mergers shall be subject to the satisfaction (or waiver by GABC and German American) prior to or on the Closing Date of the following conditions:

        (a)   The representations and warranties made by Citizens First and CF Bank in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of Citizens First, except for those included in Sections 2.01, 2.02 and 2.06, inclusive, hereof, shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Citizens First or CF Bank, has had or would result in a Material Adverse Effect on Citizens First, CF Bank or the Trust.

        (b)   Citizens First, CF Bank and the Trust shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement.

        (c)   The shareholders of Citizens First shall have approved and adopted this Agreement and the Holding Company Plan of Merger as required by applicable law and its Articles of Incorporation.

        (d)   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal.

        (e)   All necessary regulatory approvals, consents, authorizations and other approvals required by law or stock market requirements for consummation of the Mergers shall have been obtained and shall remain in full force and effect, and all statutory or regulatory waiting periods in respect thereof shall have expired, and no such approvals shall contain any burdensome conditions, stipulations, restrictions or requirements which GABC reasonably determines in good faith would materially adversely affect the consolidated financial condition, earnings, business, properties or operations of Citizens First, CF Bank or the Trust.

        (f)    GABC shall have received the environmental reports required by Section 4.05 and 4.01(a)(xv) hereof and this Agreement shall not have been terminated and canceled pursuant to Section 4.05 hereof.

        (g)   GABC shall have received from Citizens First on or prior to the Closing the items and documents, in form and content reasonably satisfactory to GABC, set forth in Section 1.09(a) hereof.

        (h)   The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.

        (i)    GABC shall have obtained an opinion of Bingham Greenebaum Doll LLP, in form and substance reasonably acceptable to the parties, dated on or about the date the Proxy Statement/Prospectus is delivered to the Citizens First shareholders to the effect that the Mergers effected pursuant to this Agreement shall constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinion shall be based upon factual representations received by counsel from Citizens First and GABC, which representations may take the form of written certifications.

        (j)    The Title Company shall have agreed to issue the Title Policies at the Closing.

        (k)   Less than twenty percent (20%) of the outstanding shares of Citizens First Common have become and remain Dissenting Shares as described in Section 1.03 of this Agreement.

        Section 6.02.    Conditions of Citizens First's and CF Bank's Obligations.    Citizens First's and CF Bank's obligations to effect the Mergers shall be subject to the satisfaction (or waiver by Citizens First and CF Bank) prior to or on the Closing Date of the following conditions:

        (a)   The representations and warranties made by GABC and German American in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of GABC shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of GABC, has had or would result in a Material Adverse Effect on GABC.

        (b)   GABC and German American shall each have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement.

        (c)   The shareholders of Citizens First shall have approved and adopted this Agreement and the Holding Company Plan of Merger as required by applicable law and its Articles of Incorporation.

        (d)   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, other governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal.

        (e)   All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Mergers shall have been obtained and all waiting periods required by law shall have expired.

        (f)    Citizens First shall have received from GABC at the Closing the items and documents, in form and content reasonably satisfactory to Citizens First, listed in Section 1.09(b) hereof.

        (g)   The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.

        (h)   Citizens First shall have obtained an opinion of Bingham Greenebaum Doll LLP, in form and substance reasonably acceptable to the parties, dated on or about the date the Proxy Statement/Prospectus is delivered to the Citizens First shareholders to the effect that the Mergers effected pursuant to this Agreement shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by shareholders of Citizens First to the extent they receive shares of GABC Common in the Holding Company Merger in exchange for their shares of Citizens First Common, except that gain or loss will be recognized with respect to any cash received. Such opinion shall be based upon factual representations received by counsel from Citizens First and GABC, which representations may take the form of written certifications.

        (i)    The shares of GABC Common issued in the Holding Company Merger shall be eligible for trading on the NASDAQ Global Market.

ARTICLE VII
TERMINATION OR ABANDONMENT

        Section 7.01.    Mutual Agreement.    This Agreement may be terminated by the mutual written agreement of Citizens First and GABC, approved by their respective Boards of Directors, at any time prior to the Effective Time, regardless of whether shareholder approval of this Agreement and the Mergers by the shareholders of Citizens First shall have been previously obtained.

        Section 7.02.    By Unilateral Action.    Either party may, in addition to any other remedies to which such party may be entitled, terminate this Agreement at any time prior to the Effective Time and abandon the Mergers, if such party's Board of Directors determines that:

        (a)   either

            (i)  the other party has breached any representation or warranty contained herein (other than those breaches that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the other party), which breach cannot be cured, or has not been cured within thirty (30) days after the giving of written notice to such party of such breach; or

           (ii)  the other party has breached in any material respect any of the covenants or agreements contained herein, which breach cannot be cured, or has not been cured within thirty (30) days after the giving of written notice to the other party of such breach; or

        (b)   any of the conditions to the obligations of such party are not satisfied or waived on or prior to the Closing Date and are not capable of being satisfied by October 1, 2019, immediately upon delivery of written notice thereof to the other party on the Closing Date.

        Section 7.03.    Shareholder Approval Denial; Dissenting Shareholders.

        (a)   If this Agreement and consummation of the Mergers are not approved by the required vote of the Citizens First Common shares outstanding on the record date for the meeting (including any adjournments) of Citizens First Common shareholders at which the proposal for the approval of this Agreement and consummation of the Mergers is submitted to them for a vote, then either party (subject to Section 7.09(b)) may terminate this Agreement by giving written notice thereof to the other party.

        (b)   GABC may terminate this Agreement by giving written notice to Citizens First if greater than twenty percent (20%) of the outstanding shares of Citizens First Common have become and remain Dissenting Shares as described in Section 1.03 of this Agreement.

        Section 7.04.    Adverse Environmental Reports; Title Defects.    GABC and Citizens First each may terminate this Agreement under the circumstances, and by providing to the other the written notices, specified in Section 4.05 or Section 4.07, subject to the limitations set forth in Section 4.05 and Section 4.07, respectively.

        Section 7.05.    Termination Upon Adverse Regulatory Determination.    In connection with the filings that GABC, German American, Citizens First and/or CF Bank may be required to make in connection with the Mergers with banking and antitrust regulatory agencies ("Agencies"), each party shall use its best efforts to obtain all necessary approvals of, or clearances from, the Agencies, and shall cause its respective agents and advisors to cooperate and use their best efforts in connection therewith. GABC (or its subsidiaries) shall be responsible for making the required filings for the Mergers (except to the limited extent that the applicable law, regulations, or forms specify that Citizens First or CF Bank is the appropriate filing party) with the Agencies, and for discussing such filings with the Agencies and responding to comments thereon. If any required filing is disapproved by any of the Agencies, or any determination is made by any of the Agencies that either of the Mergers cannot be consummated except on terms and conditions that are materially adverse to GABC (an "Adverse Determination"), then GABC shall promptly advise Citizens First of such Adverse Determination and GABC's intended course of action with respect thereto. In the event that GABC in its sole reasonable discretion determines to seek a judicial or regulatory appeal or review (formal or informal) of the Adverse Determination, Citizens First and CF Bank (and their agents and advisors) shall continue to cooperate with such appeal and review procedure and use its best efforts to assist in connection with obtaining reversal or modification of such Adverse Determination. In the event that (i) GABC in its sole reasonable discretion elects not to seek an appeal or review of the Adverse Determination or elects in its sole reasonable discretion at any time after seeking such an appeal or review to discontinue that effort, or (ii) GABC seeks such an appeal or review but all avenues for such appeal or review are exhausted without the Adverse Determination having been vacated or overruled or modified in such a manner that the Adverse Determination is no longer materially adverse, then either GABC or Citizens First may terminate this Agreement without obligation to the other on account of the Adverse Determination.

        Section 7.06.    Regulatory Enforcement Matters.    In the event that Citizens First or CF Bank, on the one hand, or GABC or German American, on the other hand, should become a party or subject to any cease and desist order imposed by any federal or state agency charged with the supervision or regulation of banks or their holding companies after the date of this Agreement, then the party that is not (and whose affiliate is not) subject to such regulatory enforcement may terminate this Agreement by giving written notice thereof to the other party.

        Section 7.07.    Lapse of Time.    If the Closing Date does not occur on or prior to October 1, 2019, then this Agreement may be terminated by the Board of Directors of either Citizens First or GABC by giving written notice thereof to the other party.

        Section 7.08.    Lack of Exclusivity.    In the event (a) Citizens First breaches its notice obligations under Section 4.01(e) related to an Acquisition Transaction, or (b) Citizens First does not terminate all discussions, negotiations and information exchanges related to such inquiry, proposal, indication of interest or offer related to an Acquisition Transaction within forty-five (45) days after the first communication between Citizens First or CF Bank and the third party and provide GABC with written notice of such termination, or (c) the Citizens First Board fails to include its unanimous recommendation in favor of the Holding Company Merger in the proxy statement delivered to shareholders of Citizens First with regard to the Citizens First Shareholder Meeting, or the withdrawal by the Citizens First Board of such recommendation following the submission by any other person or entity not a party to this Agreement of an indication of interest to Citizens First or CF Bank contemplating a merger, consolidation, plan of stock exchange, sale of all or substantially all assets, or other business combination with Citizens First or CF Bank, GABC may terminate this Agreement by written notice to Citizens First.

        Section 7.09.    Effect of Termination.

        (a)   Upon termination, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on future activities on the part of either party or their respective directors, officers, employees, agents and shareholders, except as provided in compliance with: (i) the obligations of the parties to pay their expenses pursuant to Section 8.02, and (ii) the obligation of Citizens First to pay certain termination fees under the circumstances described by subsection (b) of this Section 7.09; provided, however, that termination shall not in any way release a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

        (b)   Notwithstanding the foregoing, in the event that this Agreement is terminated by GABC pursuant to Section 7.08, then in addition to whatever legal rights or remedies GABC may be entitled to assert against any third party, Citizens First shall, upon GABC's demand and not later than the second business day after the making of such demand, pay to GABC a termination fee of Two Million Five Hundred Thousand Dollars ($2,500,000). If Citizens First should fail or refuse to pay any amount demanded by GABC pursuant to the preceding sentence and GABC recovers such disputed amount pursuant to a legal proceeding, Citizens First shall, in addition thereto, pay to GABC all costs, charges, expenses (including, without limitation the fees and expenses of counsel) and other amounts expended by GABC in connection with or arising out of such legal proceeding. The termination fee payable by Citizens First constitutes liquidated damages and not a penalty for termination under Section 7.08 of this Agreement.

ARTICLE VIII
MISCELLANEOUS

        Section 8.01.    Liabilities.    In the event that this Agreement is terminated or the Mergers abandoned pursuant to the provisions of Article VII hereof, no party and no officer, director, manager, or employee of any party hereto shall have any liability to any other party for costs, expenses, damages, termination fees, or otherwise except to the extent specifically set forth in Section 7.09.

        Section 8.02.    Expenses.    Except as otherwise provided in Section 4.05 hereof, Citizens First shall pay all expenses of Citizens First, CF Bank and the Trust, and their respective shareholders, officers, managers and directors incidental to the Mergers contemplated hereby, and GABC shall pay all expenses of GABC and its subsidiaries and their respective shareholders, officers and directors incidental to the Mergers contemplated hereby.

        Section 8.03.    Notices.    Any notice or other communication hereunder shall be in writing and shall be deemed to have been given or made (a) on the date of delivery, in the case of hand delivery, (b) the next business day if timely deposited the prior business day for shipping with a recognized overnight courier delivery service, with all shipping fees for next business day delivery prepaid or billed to shipper, and (c) three (3) business days after deposit in the United States Registered or Certified Mail, with mailing receipt postmarked by the Postal Service to show date of mailing, postage prepaid; addressed (in any case) as follows:

  (a)
  If to GABC:
  German American Bancorp, Inc.
  711 Main Street
  Box 810
  Jasper, Indiana 47546
  Attn: Mark A. Schroeder, Chairman and Chief Executive Officer

  with a copy to:
  Bingham Greenebaum Doll LLP
  2700 Market Tower
  10 W. Market Street
  Indianapolis, Indiana 46204
  Attn: Jeremy E. Hill, Esq.

  (b)
  If to Citizens First:
  Citizens First Corporation
  1065 Ashley Street
  Bowling Green, Kentucky 42103
  Attn: M. Todd Kanipe, President and Chief Executive Officer

  with a copy to:
  Wyatt, Tarrant & Combs, LLP
  250 West Main Street, Suite 1600
  Lexington, Kentucky 40507
  Attn: Caryn F. Price, Esq.

or to such other address as any party may from time to time designate by notice to the others.

        Section 8.04.    Non-survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including, without limitation those included in Section 5.07) that by their terms apply or are to be performed in whole or in part after the Effective Time.

        Section 8.05.    Representations Not Affected by Review.    The reliability and binding effect of any representation or warranty made by any party in this Agreement shall not be diminished or limited in any way by any review, or by the opportunity to conduct any review, by or on behalf of the intended beneficiary of the subject matter of the representation or warranty, whether before or after the date of this Agreement, unless and to the extent that the reviewing party and the other party expressly agree otherwise in writing.

        Section 8.06.    Press Releases.    GABC and Citizens First shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

        Section 8.07.    Entire Agreement.    Except for that certain Mutual Confidentiality and Non-Disclosure Agreement dated December 11, 2018 (which superseded and replaced that certain confidentiality letter dated May 24, 2016), and accepted by or on behalf of the parties thereto as of that date (the "NDA"), this Agreement and the exhibits, schedules, appendices, and agreements contemplated hereunder constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreements between the parties relating to the subject matter hereof.

        Section 8.08.    Headings and Captions.    The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

        Section 8.09.    Waiver, Amendment or Modification.    The conditions of this Agreement that may be waived may only be waived by written notice specifically waiving such condition addressed to the party claiming the benefit of the waiver. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

        Section 8.10.    Rules of Construction.    Unless the context otherwise requires (a) a term used herein has the meaning assigned to it, and (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

        Section 8.11.    Counterparts/Facsimiles.    This Agreement may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. A telecopy, facsimile, or email transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

        Section 8.12.    Successors.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, estates, heirs, personal representatives, and executors. Except for the persons intended to be benefited by (and to the extent provided by) Section 5.07, there shall be no third party beneficiaries hereof.

        Section 8.13.    Governing Law; Assignment; Specific Performance.    This Agreement shall be governed by the laws of the State of Indiana. This Agreement may not be assigned by any of the parties hereto. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court with jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        Section 8.14.    Securityholder Litigation.    Each party shall notify the other parties hereto in writing of any litigation related to this Agreement, the Mergers or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of such party, threatened in writing, against it and/or the members of its Board of Directors (any such litigation and/or the executive officers or members of the Board of Directors of a party (a "Transaction Litigation")), and shall keep the other parties reasonably informed with respect to the status thereof. Each party shall give the other parties the opportunity to participate in the defense or settlement of any Transaction Litigation, and, except to the extent required by applicable law, no party shall settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of the other parties (which shall not be unreasonably withheld, conditioned or delayed).

[Signature Page Immediately Follows]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GERMAN AMERICAN BANCORP, INC.
By:	/s/ MARK A. SCHROEDER Mark A. Schroeder Chairman and Chief Executive Officer
GERMAN AMERICAN BANK
By:	/s/ MARK A. SCHROEDER Mark A. Schroeder Chairman and Chief Executive Officer
CITIZENS FIRST CORPORATION
By:	/s/ M. TODD KANIPE M. Todd Kanipe President and Chief Executive Officer
CITIZENS FIRST BANK, INC.
By:	/s/ M. TODD KANIPE M. Todd Kanipe President and Chief Executive Officer

EXHIBIT 1.01

PLAN OF MERGER

        The following constitutes a Plan of Merger within the meaning of the Indiana Business Corporation Law (Indiana Code 23-1-40-1) ("IBCL") and the Kentucky Business Corporation Act (Kentucky Revised Statutes 271B.11-010) ("KBCA"):

          1.     The names of each corporation planning to merge (the "Merger") are:

          German American Bancorp, Inc., an Indiana corporation (the "Surviving Corporation")

          Citizens First Corporation, a Kentucky corporation (the "Merging Corporation")

          2.     The corporation surviving the Merger is German American Bancorp, Inc., the name of which is not changed pursuant to this Plan of Merger.

          3.     At the time of filing with the Indiana Secretary of State and the Kentucky Secretary of State of appropriate Articles of Merger with respect to the Merger or at such later time as shall be specified by such Articles of Merger (the "Effective Time"), each of the shares of common stock, without par value, of the Merging Corporation ("Merging Corporation Stock") that shall then be issued and outstanding (other than shares with respect to which holders have properly exercised, and not withdrawn or waived, appraisal rights in accordance with the KBCA) shall be converted into the right to receive, without interest, a cash payment of Five and 80/100 Dollars ($5.80) per share and 0.6629 (the "Exchange Ratio") of a newly-issued share of common stock of the Surviving Corporation, all subject to and in accordance with the terms and provisions of Article I of the Agreement and Plan of Reorganization among the Surviving Corporation, the Merging Corporation and certain of their subsidiaries dated February 21, 2019 (the "Agreement"). At the Effective Time, the issued and outstanding shares of Merging Corporation Stock held in the Citizens First Bank 401(k) Profit Sharing Plan shall be converted into the right to receive, without interest, a cash payment equal to Five and 80/100 Dollars ($5.80) plus the Exchange Ratio multiplied by the Average GABC Closing Price (as defined in Section 1.03(f) of the Agreement) per share, all subject to and in accordance with the terms and provisions of Article I of the Agreement.

          4.     The shares of Surviving Corporation stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of Surviving Corporation stock.

          5.     The Articles of Incorporation and the Bylaws of the Surviving Corporation (each as amended immediately prior to the effective time of the merger) shall not change as a result of the Merger.

          6.     No fractional shares of the Surviving Corporation Stock shall be issued in the Merger and, in lieu thereof, holders of shares of Merging Corporation Stock who would otherwise be entitled to a fractional share interest (after taking into account all shares of Merging Corporation Stock held by such holder) in stock of the Surviving Corporation shall be paid an amount in cash equal to the product of multiplying such fractional share by $            .

          7.     From time to time on and after the Effective Time, the last acting officers of the Merging Corporation or the corresponding officers of the Surviving Corporation may, in the name of the Surviving Corporation, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other actions as the Surviving Corporation, or its successors or assigns, may deem necessary or desirable in order to vest in, perfect or confirm to the Surviving Corporation and its successors and assigns, title to and possession of all of the property, rights, privileges, powers and franchises of the Merger Corporation and otherwise to carry out the intent and purposes of this Plan of Merger.

EXHIBIT 1.05

AGREEMENT AND PLAN OF BANK MERGER

Between

GERMAN AMERICAN BANK

And

CITIZENS FIRST BANK, INC.

        THIS AGREEMENT AND PLAN OF BANK MERGER (this "Agreement"), made between GERMAN AMERICAN BANK (hereinafter referred to as "German American"), a bank organized under the laws of the State of Indiana, being located at 711 Main Street, Jasper, County of Dubois, in the State of Indiana, and CITIZENS FIRST BANK, INC. (hereinafter referred to as "CF Bank"), a bank organized under the laws of the Commonwealth of Kentucky, being located at 1065 Ashley Street, Bowling Green, County of Warren, in the Commonwealth of Kentucky, each acting pursuant to a resolution of its board of directors adopted by the vote of at least a majority of its directors, witnesses as follows:

        SECTION 1.

        CF Bank shall be merged with and into German American under the charter of the latter (the "Merger"), subject to and effective in accordance with the terms and conditions of this Agreement. The Articles of Incorporation and Bylaws of German American, as in effect immediately prior to the effective time of the Merger, shall continue, unchanged, as the Articles of Incorporation and Bylaws of the surviving bank from and after the effective time of the Merger.

        SECTION 2.

        The name of the surviving bank shall be "German American Bank."

        SECTION 3.

        The business of the surviving bank shall be that business that is authorized to be conducted by a bank organized under the laws of the State of Indiana. The business of banking of the surviving bank shall be conducted by the surviving bank at its main office, which shall be located at 711 Main Street, Jasper, Indiana, and at its legally established branches.

        SECTION 4.

        The Merger shall have all of the effects provided by the Indiana Financial Institutions Act, as amended, and the Kentucky Financial Services Code, as amended. All assets of CF Bank as they exist at the effective time of the Merger shall pass to and vest in the surviving bank without any conveyance or other transfer. The surviving bank shall be responsible for all of the liabilities of every kind and description of CF Bank existing as of the effective time of the Merger.

        SECTION 5.

        At the effective time of the Merger, the shares of capital stock of German American that were issued and outstanding immediately prior to the Merger shall continue to be issued and outstanding, and the shares of capital stock of CF Bank that were issued and outstanding immediately prior to the Merger shall be canceled.

        SECTION 6.

        The members of the board of directors of German American immediately prior to the effective time of the Merger shall continue to serve as members of the Board of Directors of the surviving bank at and after the effective time of the Merger until the next annual meeting or until such time as their successors have been elected and have qualified. The officers of German American immediately prior to the effective time of the Merger shall continue to serve as officers of the surviving bank at and after the effective time of the Merger until they are removed or resign their offices.

        SECTION 7.

        This Agreement may be terminated by the mutual consent of the boards of directors of German American and CF Bank at any time prior to the effective time of the Merger. Notwithstanding the foregoing, in the event that that certain Agreement and Plan of Reorganization dated February 21, 2019, by and among German American Bancorp, Inc., Citizens First Corporation, German American Bank and Citizens First Bank, Inc. ("Master Agreement") is terminated without the transactions contemplated thereby being consummated as provided therein, then this Agreement shall also be terminated and shall be of no further force and effect.

        SECTION 8.

        This Agreement shall be approved by the sole shareholder of each of the merging banks as required by law. Subject to Section 9 of this Agreement, the Merger shall become effective at the time specified in the Articles of Merger filed with the Department of Financial Institutions of the State of Indiana, the Department of Financial Institutions of the Commonwealth of Kentucky, the Secretary of State of the State of Indiana and the Secretary of State of the Commonwealth of Kentucky (the "Effective Time").

        SECTION 9.

        Anything herein to the contrary notwithstanding, the obligations of the merging banks under this Agreement are subject to and expressly conditioned upon the consummation of the merger of German American Bancorp, Inc., and Citizens First Corporation as described in the Master Agreement.

        SECTION 10.

        From time to time on and after the Effective Time, the last acting officers of CF Bank or the corresponding officers, shareholder, or agents of German American may, in the name of the surviving bank, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other actions as the surviving bank, or its successors or assigns, may deem necessary or desirable in order to vest in, perfect or confirm to the surviving bank and its successors and assigns, title to and possession of all of the property, rights, privileges, powers and franchises of CF Bank and otherwise to carry out the intent and purposes of this Agreement.

        WITNESS, the signatures of said merging banks this        day of                        , 2019, each set by its Chairman or President and attested to by its Cashier or Secretary, pursuant to a resolution of its board of directors, acting by a majority of its members.

GERMAN AMERICAN BANK
Attest:
Secretary	By:	Mark A. Schroeder Chairman and Chief Executive Officer
CITIZENS FIRST BANK, INC.
Attest:
Secretary	By:	M. Todd Kanipe President and Chief Executive Officer

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EXHIBIT 5.06(e)

TERMINATION AND RELEASE AGREEMENT

        THIS TERMINATION AND RELEASE AGREEMENT ("Agreement") is voluntarily entered into as of the date(s) set forth below by and between                                    ("Employee") and German American Bank ("German American").

        WHEREAS, German American has either elected not to employ Employee or has terminated Employee's employment within twelve (12) months of the effective date of the merger of Citizens First Bank, Inc. ("Citizens First") into German American Bank; with such election or termination being effective as of                                    , 201     (the "Separation Date");

        NOW THEREFORE, German American and Employee desire to fully and completely settle and dispose of any and all claims of any kind or nature which Employee may now or hereafter have against German American. German American and Employee also desire that Employee keeps this Agreement confidential. In consideration of the foregoing, and the mutual promises and covenants to be performed as herein set forth, the parties hereto agree as follows:

        1.    Definition.    The term "German American," as used in this Agreement, shall be deemed to include, in addition to German American Bank, its affiliates and German American Bancorp, Inc. German American and any such affiliate(s) shall be entitled to enforce this Agreement as if a party to this Agreement. The term "Citizens First," as used in this Agreement, shall be deemed to include, in addition to Citizens First Bank, Inc., Citizens First Corporation immediately prior to the effective time of the merger of Citizens First Corporation with and into German American Bancorp, Inc.

        2.    Separation of Employment.    Effective as of the Separation Date, Employee's employment with German American shall be terminated. Employee acknowledges that German American does not have any obligation, contractual or otherwise, to rehire, reemploy, recall, or hire Employee in the future.

        3.    Severance Payment.    In exchange for the promises and covenants contained herein, German American shall pay Employee a "Severance Payment" equal to $            , consisting of two (2) weeks of pay, at Employee's base rate of pay in effect as of the Separation Date, for each full year of Employee's continuous service with Citizens First, or any of its subsidiaries or affiliates, and/or German American (as applicable), with a minimum of twelve (12) weeks and a maximum of twenty-six (26) weeks. The Severance Payment shall be paid in lump sum (less all applicable taxes, including Federal, State and local taxes, and FICA) within ten (10) days following Employee's execution of this Agreement, and reported on a form W-2; provided, however, that if the Review Period and Revocation Period described in Section 6, along with the ten (10) day period within which payment is to be made span two calendar years, the Severance Payment will be made in the second calendar year. In addition, Employee shall be entitled to his or her accrued paid-time-off and to continuation coverage under any applicable Citizens First or German American group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by Employee. Apart from the Severance Payment, German American has paid Employee any and all other compensation owed to Employee by German American.

        4.    Employee's Release.    In exchange for the promises and covenants herein, including the payment of the Severance Payment, Employee, Employee's heirs, next of kin, personal representatives, assigns and successors in interest, hereby irrevocably, unconditionally and generally releases, acquits and forever discharges to the fullest extent permitted by law German American, its owners, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, insurance carriers, benefit plans and all other persons acting by, through, under or in concert with any of them ("Released Parties"), from any and all grievances, charges, complaints, liabilities, damages, lawsuits, actions, causes of action, rights, demands, costs, losses, debts, reinstatement, instatement, engagement, employment, bonuses, commissions, fees, back pay, front pay, lost wages, liquidated, compensatory and/or punitive damages, benefits, obligations, promises, agreements, controversies, attorney's fees, costs, and rights of any kind or nature whatsoever, in law or in equity, whether known or unknown, which arise out of Employee's employment and/or the separation of Employee's employment.

        By way of specification and not by way of limitation, Employee specifically waives, releases, and agrees to forego any rights or claims that Employee may now have, may have heretofore had, or may at any time hereafter have against the Released Parties on matters arising prior to and up to the date of this Agreement under tort, contract, statute, or other law of the United States or any of its individual states, including, but not limited to, claims arising out of allegations of wrongful, retaliatory or constructive discharge, breach of contract, breach of implied covenant of good faith and fair dealing, tortious interference with contract, misrepresentation, fraud, promissory estoppel, slander, libel, defamation, emotional pain and suffering and intentional infliction of emotional distress or any claim under Title VII, the Civil Rights Act of 1991, the ADA, the ADEA, the FMLA, or under any other laws, ordinances, executive orders, rules, regulations or administrative or judicial case law arising under the statutory or common laws of the United States or any of its individual states, or any political subdivision thereof.

        5.    Exclusions from Release.    Employee understands that he does not waive future claims. Also, Employee further understands that nothing in this Agreement shall in any way adversely affect whatever vested rights Employee may have to benefits under any retirement or other employee benefit plan. In addition, Employee acknowledges that this Agreement is not intended to (a) prevent Employee from filing a charge or complaint including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission ("EEOC"); (b) prevent Employee from participating in any investigation or proceeding conducted by the EEOC; or (c) establish a condition precedent or other barrier to exercising these rights. While Employee has the right to participate in an investigation, Employee understands that he is waiving his right to any monetary recovery arising from any investigation or pursuit of claim. Employee acknowledges that he has the right to file a charge alleging a violation of the ADEA with any administrative agency and/or to challenge the validity of the waiver and release of any claim Employee might have under the ADEA without either: (a) repaying to German American the amounts paid by it to him or on my behalf under this Agreement; or (b) paying to German American any other monetary amounts (such as attorney's fees and/or damages).

        6.    Waiver of Rights and Claims under the Age Discrimination in Employment Act.    In the event Employee is at least forty (40) years of age, Employee is covered by the provisions of the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. In conformance with these acts, Employee acknowledges that on                                    , 201            , German American delivered this Agreement to Employee and advised Employee of Employee's right to consult with an attorney prior to executing this Agreement. Employee is also advised that as of the date this Agreement was delivered to Employee, Employee has a period of forty-five (45) days in which to review and execute this Agreement ("Review Period"). Employee is also advised that, after executing this Agreement, Employee has an additional seven (7) days in which to revoke this Agreement ("Revocation Period"). Employee's signature shall constitute and be considered a waiver of any prospective days remaining in the Review Period. The terms of this Agreement will become effective upon the expiration of the Revocation Period. Employee understands that if Employee revokes this Agreement, all consideration agreed to by German American, including but not limited to the Severance Payment, will be forfeited and this Agreement will become null and void and unenforceable by any party.

        7.    Confidentiality.    Employee acknowledges and agrees that he will keep the terms and amounts paid pursuant to this Agreement completely confidential, except as to his attorney, tax advisor, and/or spouse and as required by law or in order to effectuate the terms of this Agreement.

        8.    Miscellaneous Representations and Warranties.    In consideration of German American's willingness to enter into this Agreement, Employee hereby makes the following representations and

2

warranties to German American: Employee is aware, by signing this Agreement, that Employee is giving up the right to initiate a lawsuit or pursue other legal proceedings; Employee agrees to abide by the agreements and covenants contained herein; there are no other promises or representations which have been made to Employee related to the matters covered herein, except those contained in this Agreement; and this Agreement should be construed in accordance with and governed by the laws of the State of Indiana, regardless of the place of execution or performance.

        9.    Section 409A.    This Agreement is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and administered in accordance with Code Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Code Section 409A.

        Employee acknowledges that Employee has carefully read and reviewed the foregoing Agreement, acknowledges its contents, and agrees to be bound by its terms. Employee further acknowledges that Employee has had the opportunity to consult with an attorney and has been provided reasonable time to consider this Agreement.

SIGNATURE PAGE TO FOLLOW

3

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement, by their duly authorized representatives.

EMPLOYEE
Date:

Printed Name:

Signature:

GERMAN AMERICAN BANK
By:
Mark A. Schroeder, Chairman and CEO

Date:

4

Annex B

February 21, 2019

The Board of Directors
Citizens First Corporation
1065 Ashley Street
Bowling Green, Kentucky 42103

Members of the Board:

        You have requested the opinion of Keefe, Bruyette & Woods, Inc. ("KBW" or "we") as investment bankers as to the fairness, from a financial point of view, to common shareholders of Citizens First Corporation ("Citizens First") of the Merger Consideration (as defined below) to be received by such shareholders in the proposed merger (the "Merger") of Citizens First with and into German American Bancorp, Inc. ("German American"), pursuant to the Agreement and Plan of Reorganization (the "Agreement") to be entered into by and among Citizens First, Citizens First Bank, Inc. ("Citizens First Bank"), a wholly-owned subsidiary of Citizens First, German American and German American Bank, a wholly-owned subsidiary of German American. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), each share of common stock, no par value per share, of Citizens First ("Citizens First Common Stock") that, immediately prior to the Effective Time, is issued and outstanding (except for (i) Dissenting Shares (as defined in the Agreement) and (ii) shares of Citizens First Common Stock held in the CFB 401(k) Plan (as defined in the Agreement) (such shares, "401(K) Plan Shares")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive: (i) $5.80 in cash (the "Cash Consideration"), subject to downward adjustment as set forth in the Agreement (as to which we express no opinion), and (ii) 0.6629 of a share of common stock, no par value, of German American ("German American Common Stock," and such fraction of a share of German American Common Stock, the "Stock Consideration"). The Cash Consideration and the Stock Consideration, taken together, are referred to herein as the "Merger Consideration." The terms and conditions of the Merger are more fully set forth in the Agreement.

        The Agreement further provides that Citizens First Bank and Citizens First shall take all action necessary and appropriate, including entering into a separate agreement and plan of merger, to cause Citizens First Bank to merge with and into German American Bank, effective immediately after the Effective Time after the consummation of the Merger (such transaction, the "Bank Merger").

        KBW has acted as financial advisor to Citizens First and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. Further to certain existing sales and trading relationships of a certain KBW broker-dealer affiliate with both of Citizens First and German American, and otherwise in the ordinary course of our and their broker-dealer businesses, KBW and its

Keefe, Bruyette & Woods, A Stifel Company     •    787 Seventh Avenue     •    New York, New York 10019
212-887-7777    •    www.kbw.com

affiliates may from time to time purchase securities from, and sell securities to, Citizens First and German American. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Citizens First and German American for our and their own accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of Citizens First (the "Board") in rendering this opinion and will receive a fee from Citizens First for our services. A portion of our fee is payable upon the rendering of this opinion and a significant portion is contingent upon the successful completion of the Merger. In addition, Citizens First has agreed to indemnify us for certain liabilities arising out of our engagement.

        Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to Citizens First. In the past two years, KBW has not provided investment banking and financial advisory services to German American. We may in the future provide investment banking and financial advisory services to Citizens First or German American and receive compensation for such services.

        In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Citizens First and German American and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated February 20, 2019 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2017 of Citizens First; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 of Citizens First; (iv) certain draft and unaudited quarterly and fiscal year-end financial results for the period ended December 31, 2018 of Citizens First (provided by Citizens First); (v) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2017 of German American; (vi) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 of German American (vii) certain regulatory filings of Citizens First and German American and their respective subsidiaries, including the quarterly reports on Form Y-9C and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2018; (viii) certain other interim reports and other communications of Citizens First and German American provided to their respective shareholders; and (ix) other financial information concerning the businesses and operations of Citizens First and German American that was furnished to us by Citizens First and German American or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Citizens First and German American; (ii) the assets and liabilities of Citizens First and German American; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for German American and Citizens First with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of Citizens First that were prepared by, and provided to us and discussed with us by, Citizens First management and that were used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus "street estimates" of German American, as well as assumed German American long-term growth rates that were provided to us by German American management, all of which information was discussed with us by such management and used and relied upon by us based on such discussions, at the direction of Citizens First management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on German American (including, without limitation, the cost savings and related expenses expected to result from or be derived from the Merger) that were prepared by, and provided to and discussed with us by, German American management, and used and relied upon by us based on such discussions, at the direction of Citizens First management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held with the respective managements of Citizens First and German American regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by Citizens First, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with Citizens First.

        In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Citizens First as to the reasonableness and achievability of the financial and operating forecasts and projections of Citizens First referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections were reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of Citizens First, upon German American management as to the reasonableness and achievability of the publicly available consensus "street estimates" of German American, the assumed German American long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on German American (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such forecasts, projections and estimates), and we have assumed that all such information was reasonably prepared and represents, or in the case of the German American "street estimates" referred to above that such estimates are consistent with, the best currently available estimates and judgments of German American management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

        It is understood that the portion of the foregoing financial information of Citizens First and German American that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information (including the publicly available consensus "street estimates" of German American referred to above) is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Citizens First and German American and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

        We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Citizens First or German American since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for Citizens First and German American are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Citizens First or German American, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Citizens First or German American under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

        We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above), with no adjustments to the Merger Consideration and no other consideration or payments in respect of Citizens First Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Citizens First, German American or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Citizens First that Citizens First has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Citizens First, German American, the Merger and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters. We have assumed, at the direction of Citizens First and without independent verification, that the Citizens First's Effective Time Book Value (as defined in the Agreement) will not be less than the Target Book Value (as defined in the Agreement).

        This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to holders of Citizens First Common Stock of the Merger Consideration to be received by such holders in the Merger, without regard to the 401(K) Cash Payment (as defined in the Agreement) for 401(K) Plan Shares. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger (including the form of the Merger Consideration, the allocation thereof between cash and stock or the disparate treatment of 401(K) Plan Shares) or any such related transaction, any consequences of the Merger or any such related transaction to Citizens First, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder, escrow or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Citizens First to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Citizens First or the Board, (iii) the fairness of the amount or nature of any compensation to any of Citizens First's officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Citizens First Common Stock, (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Citizens First (other than the holders of Citizens First Common Stock, solely with respect to the Merger Consideration (as described herein) and not relative to the 401(K) Cash Payment or the consideration to be received by holders of any other class of securities) or holders of any class of securities of German American or any other party to any transaction contemplated by the Agreement, (v) any adjustment (as provided in the Agreement) to the Merger Consideration (including to the cash or stock components thereof) assumed to be paid in the Merger for purposes of our opinion; (vi) whether German American has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Cash Consideration to the holders of Citizens First Common Stock at the closing of the Merger, (vii) the actual value of German American Common Stock to be issued in the Merger, (viii) the prices, trading range or volume at which German American Common Stock or Citizens First Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which German American Common Stock will trade following the consummation of the Merger, (ix) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (x) any legal, regulatory, accounting, tax or similar matters relating to Citizens First, German American, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

        This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Citizens First Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders', or affiliates' agreement with respect to the Merger or exercise any dissenters' or appraisal rights that may be available to such shareholder.

        This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of Citizens First Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Annex C

Subtitle 13 of the Kentucky Business Corporation Act, Dissenters' Rights

Right to Dissent and Obtain Payment for Shares

271B.13-010.    Definitions for subtitle.

        As used in this subtitle:

        (1)   "Corporation" means the issuer of the shares held by a dissenter, except that in the case of a merger where the issuing corporation is not the surviving corporation, then, after consummation of the merger, "corporation" shall mean the surviving corporation.

        (2)   "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

        (3)   "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

        (4)   "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        (5)   "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (6)   "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (7)   "Shareholder" means the record shareholder or the beneficial shareholder.

271B.13-020.    Right to dissent.

        (1)   A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (a)   Consummation of a plan of merger to which the corporation is a party:

            1.     If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

            2.     If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

          (b)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c)   Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

          (d)   Consummation of a plan of conversion of the corporation into a limited liability company or statutory trust;

          (e)   An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

            1.     Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

            2.     Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

            3.     Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

            4.     Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share so created is to be acquired for cash under KRS 271B.6-040; or

            5.     In a public benefit corporation, changes the public benefit provisions;

          (f)    Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2);

          (g)   Any election by a corporation to become a public benefit corporation or pursuant to the merger of a corporation with and into a public benefit corporation; or

          (h)   Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (2)   A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement except by an application for injunctive relief prior to the consummation of the corporate action.

271B.13-030.    Dissent by nominees and beneficial owners.

        (1)   A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

        (2)   A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (a)   He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b)   He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

Procedure for Exercise of Dissenters' Rights

271B.13-200.    Notice of dissenters' rights.

        (1)   If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

        (2)   If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220.

271B.13-210.    Notice of intent to demand payment.

        (1)   If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (a)   Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (b)   Shall not vote his shares in favor of the proposed action.

        (2)   A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

271B.13-220.    Dissenters' notice.

        (1)   If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

        (2)   The dissenters' notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

          (a)   State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (b)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c)   Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (d)   Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

          (e)   Be accompanied by a copy of this subtitle.

271B.13-230.    Duty to demand payment.

        (1)   A shareholder who is sent a dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

        (2)   The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

        (3)   A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle.

271B.13-240.    Share restrictions.

        (1)   The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

        (2)   The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

271B.13-250.    Payment.

        (1)   Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

        (2)   The payment shall be accompanied by:

          (a)   The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (b)   A statement of the corporation's estimate of the fair value of the shares;

          (c)   An explanation of how the interest was calculated; and

          (d)   A statement of the dissenter's right to demand payment under KRS 271B.13-280.

271B.13-260.    Failure to take action.

        (1)   If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (2)   If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure.

271B.13-270.    After-acquired shares.

        (1)   A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

        (2)   To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under KRS 271B.13-280.

271B.13-280.    Procedure if shareholder dissatisfied with payment or offer.

        (1)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

          (a)   The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (b)   The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

          (c)   The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

        (2)   A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

Judicial Appraisal of Shares

271B.13-300.    Court action.

        (1)   If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (2)   The corporation shall commence the proceeding in the Circuit Court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (3)   The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        (4)   The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

        (5)   Each dissenter made a party to the proceeding shall be entitled to judgment:

          (a)   For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

          (b)   For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

271B.13-310.    Court costs and counsel fees.

        (1)   The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

        (2)   The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a)   Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

          (b)   Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

        (3)   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Officers and Directors.

        The Indiana Business Corporation Law ("IBCL"), the provisions of which govern German American, empowers an Indiana corporation to indemnify present and former directors, officers, employees or agents or any person who may have served at the request of the corporation as a director, officer, employee or agent of another corporation ("Eligible Persons") against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, (b) if the challenged action was taken other than in the individual's official capacity as an officer, director, employee or agent, the individual's conduct was at least not opposed to the corporation's best interests, or (c) if a criminal proceeding, either the individual had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful.

        The IBCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim including counsel fees, and, unless limited by its Articles of Incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he or she is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation's Articles of Incorporation otherwise provide, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to indemnification in view of all the relevant circumstances without regard to whether his or her actions satisfied the appropriate standard of conduct.

        Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the IBCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine that indemnification is permissible in the specific circumstances because an Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the board of directors or such a committee, or by the shareholders of the corporation.

        In addition to the foregoing, the IBCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the Articles of Incorporation, bylaws, resolution or other authorization adopted, after notice by a majority vote of all the voting shares then issued and outstanding. The IBCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him or her in any capacity as such, or arising out of his or her status as such, whether or not the corporation would have had the power to indemnify him or her against such liability.

        The Restated Bylaws of German American contain provisions pursuant to which the officers and directors of German American are entitled to indemnification as a matter of right against expenses and liabilities incurred by them by reason of their having acted in such capacities if such person has been wholly successful in the defense of such claims or acted in good faith in what he or she reasonably believed to be in or not opposed to the best interests of German American. Such rights are not exclusive of any other rights of indemnification to which such persons may be entitled by contract or a matter of law.

        German American maintains directors' and officers' liability insurance, the effect of which is to indemnify the directors and officers of German American and its subsidiaries against certain losses caused by errors, misleading statements, wrongful acts, omissions, neglect or breach of duty by them of any matter claimed against them in their capacities as directors or officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling German American pursuant to the foregoing provisions, German American has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

        The merger agreement filed as Exhibit 2.1 to this Registration Statement provides for indemnification of the past and present officers and directors of Citizens First and its subsidiaries, for acts or omissions occurring at or prior to the completion of the merger, to the same extent as these individuals had rights of indemnification prior to the completion of the merger.

Item 21.    Exhibits and Financial Statement Schedules.

(a)
Exhibits:

Number	Description
2.1	Agreement and Plan of Reorganization by and among the Registrant, Citizens First Corporation, Citizens First Bank, Inc., and German American Bank, dated February 21, 2019, is included as Annex A to the proxy statement/prospectus included in this registration statement.
3.1
Restatement of the Articles of Incorporation of the Registrant is incorporated by reference from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed May 9, 2017.
3.2	Restated Bylaws of German American Bancorp, Inc., as amended and restated July 27, 2009, is incorporated by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-K filed March 9, 2015.
4.1	Specimen Certificate of the Registrant's Common Shares is incorporated by reference from Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed October 21, 2010.
4.2
Terms of Common Shares and Preferred Shares of the Registrant (included in Restatement of Articles of Incorporation) are incorporated by reference from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed May 9, 2017.
4.3
No long-term debt instrument issued by the Registrant exceeds 10% of consolidated total assets or is registered. In accordance with paragraph 4 (iii) of Item 601(b) of Regulation S-K, the Registrant will furnish the Securities and Exchange Commission copies of long-term debt instruments and related agreements upon request.
5.1	Opinion of Bingham Greenebaum Doll LLP regarding the validity of the securities registered hereunder.†
8.1	Opinion of Bingham Greenebaum Doll LLP regarding certain tax matters.†
10.1
Voting Agreement, dated as of February 21, 2019, among the Registrant and each member of the Board of Directors of Citizens First Corporation is incorporated by reference from Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed February 21, 2019.

Number	Description
21.1	Subsidiaries of the Registrant is incorporated by reference from Exhibit 21 to the Registrant's Annual Report on Form 10-K for its year ended December 31, 2018.
23.1	Consent of Crowe LLP (with respect to German American).†
23.2	Consent of Crowe LLP (with respect to Citizens First).†
23.3	Consent of Bingham Greenebaum Doll LLP (validity) (included in Exhibit 5.1).
23.4	Consent of Bingham Greenebaum Doll LLP (tax matters) (included in Exhibit 8.1).
24.1	Power of Attorney.†
99.1	Form of Citizens First Corporation proxy card.
99.2	Consent of Keefe, Bruyette & Woods, Inc.†

†
Previously filed.

(b)
Financial Statement Schedules:

        All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere or incorporated by reference in the registration statement.

Item 22.    Undertakings.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6)   That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

          (9)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jasper, State of Indiana, on April 29, 2019.

GERMAN AMERICAN BANCORP, INC.
By:	/s/ MARK A. SCHROEDER Mark A. Schroeder Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below in the City of Jasper, State of Indiana, on April 29, 2019.

Name		Capacity	Signature

Mark A. Schroeder		Principal Executive Officer; Director	/s/ MARK A. SCHROEDER
Bradley M. Rust		Principal Financial and Accounting Officer	/s/ BRADLEY M. RUST
Zachary W. Bawel		Director	*
Lonnie D. Collins		Director	*
Christina M. Ernst		Director	*
Marc D. Fine		Director	*
Jason M. Kelly		Director	*
U. Butch Klem		Director	*
J. David Lett		Director	*
Lee A. Mitchell		Director	*
Chris A. Ramsey		Director	*
M. Darren Root		Director	*
Thomas W. Seger		Director	*
Raymond W. Snowden		Director	*
*By:	/s/ MARK A. SCHROEDER Mark A. Schroeder Attorney-in-fact April 29, 2019